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Exhibit 22.1

ARRANGEMENT
involving
MAGNA INTERNATIONAL INC.
and
OPEN JOINT STOCK COMPANY RUSSIAN MACHINES, THE STRONACH TRUST AND THE OTHER PARTIES NAMED IN THE PLAN OF ARRANGEMENT

NOTICE OF SPECIAL MEETING OF HOLDERS OF
CLASS A SUBORDINATE VOTING SHARES AND CLASS B SHARES OF
MAGNA INTERNATIONAL INC.
TO BE HELD ON AUGUST 28, 2007

MANAGEMENT INFORMATION CIRCULAR/
PROXY STATEMENT

July 25, 2007

These materials are important and require your immediate attention. They require Shareholders to make important decisions. If you are in doubt as to how to make such decisions, please contact your financial, legal or other professional advisors. If you have any questions or require more information with regard to voting your Class A Subordinate Voting Shares or Class B Shares, please contact Georgeson, toll free, at 1-888-605-7630.

Magna International Inc. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-7164

July 25, 2007

Dear Shareholder:

On behalf of both our Board of Directors and Management, we are pleased to invite you to attend a Special Meeting of Shareholders (the "Special Meeting") of Magna International Inc. The Special Meeting will be held at 9:30 a.m. (Toronto time) on August 28, 2007 at:

The Design Exchange 234 Bay Street Toronto, Ontario Canada

At the Special Meeting, you will be asked to approve a plan of arrangement under the Business Corporations Act (Ontario) (the "Arrangement"). If the Arrangement is approved, among other things:

  •
  Magna will issue from treasury 20 million Class A Subordinate Voting Shares for U.S.$76.83 per share to a newly-formed corporation funded by a subsidiary of Open Joint Stock Company Russian Machines ("Russian Machines") for total proceeds of U.S.$1,536,600,000 to Magna; and

  •
  subject to the approval by a simple majority of the "minority" holders of Class B Shares, Magna will purchase for cancellation all the outstanding Class B Shares, other than those indirectly controlled by the Stronach Trust, for Cdn.$114.00 in cash per Class B Share (the "Class B Share Acquisition") and the number of votes attached to the remaining Class B Shares will be reduced from 500 to 300 votes per share.

If the Arrangement is approved, the Stronach Trust and certain members of our executive management will effectively combine their respective shareholdings in Magna (in the case of executive management, a portion of their shareholdings), together with the 20 million Class A Subordinate Voting Shares to be issued as part of the Arrangement, which will effectively allow the Stronach Trust and those members of our executive management to share in the dividends from, and, in certain circumstances, 50% of any capital appreciation in, the 20 million Class A Subordinate Voting Shares to be issued in the Arrangement. The combined holdings will be voted so that Russian Machines and the Stronach Trust will each be entitled to nominate six directors (including, in each case, four independent directors), and so that our two current co-chief executive officers will also be directors.

We believe that the investment by Russian Machines in Magna will allow us to accelerate our strategic efforts to capitalize on the significant growth opportunities in the growing Russian automotive market, as well as in other emerging markets. In targeting the Russian market, we believe that the best way to minimize risk and maximize return is by working together with an established industrial partner. We believe that having Russian Machines, its controlling shareholder, Basic Element, and its ultimate controller, Mr. Oleg Deripaska, as our strategic partner for Russia will assist Magna in carrying out its expansion strategy in Russia and other emerging markets. Basic Element Limited, the parent of Russian Machines, is one of the largest, privately held industrial conglomerates operating in Russia. Russian Machines holds a majority interest in GAZ Group, Russia's second largest automotive company.

The proposed investment by, and strategic alliance with, Russian Machines is also designed to advance our broader strategic objective to reduce our current geographic and customer concentration by expanding in emerging markets. Further, our proposed strategic alliance with Russian Machines is designed to preserve the culture, business philosophies and operating principles that have been the cornerstone of Magna's success, including the Magna Corporate Constitution, employee profit sharing and the Employee Charter.

We also believe that approval and implementation of the Arrangement will achieve a greater alignment of the interests of the Stronach Trust, Russian Machines and our executive management with other Magna shareholders, while creating "checks and balances" on the exercise of the Stronach Trust's controlling interest in Magna by virtue of Russian Machines' nominees being represented on our Board.

In connection with the Arrangement, Stronach & Co., which provides consulting, business development and other services to Magna and its affiliates located in Europe (other than in Austria), and Russian Machines have entered into certain arrangements pursuant to which, at closing of the Arrangement, Russian Machines will indirectly invest a net outlay of U.S.$150 million in consideration for a 50% interest in an affiliate of Stronach & Co. As a result of this investment, Russian Machines will indirectly be entitled to receive a 50% share of the net profits from the consulting and business development fees paid by Magna and its affiliates pursuant to existing consulting and business development contracts with Mr. Stronach, Stronach & Co. and their associates. The closing of this transaction is conditional on the closing of the Arrangement and the completion of the Arrangement is conditional on the closing of this transaction.

On May 9, 2007, our Board of Directors approved the Transaction Agreement providing for the Arrangement. This approval followed the unanimous recommendation of a special committee (the "Special Committee") of independent directors, which received independent legal and financial advice with regard to the transactions contemplated by the Arrangement. Among other things, the Special Committee relied upon the Fairness Opinion of CIBC World Markets Inc., the Special Committee's independent financial advisor, with regard to the fairness, from a financial point of view, of the cash consideration to be received by our Class B "minority" shareholders under the proposed Class B Share Acquisition in the Arrangement. On July 25, 2007, following the further recommendations of the Special Committee, the independent directors on our Board unanimously approved the Arrangement and the entering into of certain transaction agreements, all as more particularly set out in the accompanying Circular.

Accompanying this letter are the Notice of Special Meeting of Shareholders, the Management Information Circular/Proxy Statement (the "Circular") and form(s) of proxy or Voting Instruction Form(s) for the Special Meeting (depending on whether you are a registered or beneficial owner of Class A Subordinate Voting Shares and/or Class B Shares). If you are a registered holder of Class B Shares, you will also receive a Letter of Transmittal to be used in connection with the Class B Share Acquisition. The Circular contains important information about the Arrangement, including summaries of the definitive agreements, a summary and a complete copy of the Fairness Opinion, a description of the required Court, shareholder and regulatory approvals, a discussion of the interests of the Stronach Trust, Stronach & Co. and certain members of our executive management in the Arrangement that are different from those of other Shareholders and a discussion of certain income tax considerations.

In order to proceed, the Arrangement must be approved at the Special Meeting by:

  •
  at least two-thirds of the votes cast by the holders of our Class A Subordinate Voting Shares and Class B Shares, voting together as a single class;

  •
  at least two-thirds of the votes cast by the holders of our Class B Shares, voting separately as a class;

  •
  at least a simple majority of the votes cast by the holders of our Class A Subordinate Voting Shares and Class B Shares, excluding shares held by certain "insiders" (as defined in the Toronto Stock Exchange Company Manual), voting together as a single class;

  •
  at least a simple majority of the votes cast by the "minority" holders of our Class A Subordinate Voting Shares, voting separately as a class; and

  •
  with respect only to the Class B Share Acquisition, at least a simple majority of the votes cast by the "minority" holders (as defined under applicable securities laws) of our Class B Shares, voting separately as a class.

With regard to the Class B Share Acquisition, if the Class B Share Acquisition is not approved by the "minority" holders of our Class B Shares, but the Arrangement is otherwise approved by the four other requisite votes of Shareholders listed above, then the Arrangement (excluding the Class B Share Acquisition and the reduction in the number of votes per Class B Share from 500 to 300 per share) will proceed, subject to the satisfaction or waiver of all other conditions.

If you are not a registered shareholder, but instead hold your Class A Subordinate Voting Shares or Class B Shares through an intermediary, such as a securities dealer, broker, bank, trust company or other nominee, you will receive a Voting Instruction Form regarding how to vote your shares. Please carefully follow the instructions set out in any communication provided by your intermediary.

If you are an employee who participates in one of our deferred profit sharing plans, you will receive separate instructions from your plan trustee, or an intermediary on its behalf, regarding how to vote the Class A Subordinate Voting Shares and/or Class B Shares representing your beneficial interest in such plan. Please carefully follow the instructions provided by the plan trustee or the intermediary.

If you are a registered shareholder and are unable to attend the Special Meeting in person, we encourage you to vote by completing and returning the enclosed form(s) of proxy in accordance with the instructions in the Circular and the proxy.

The Arrangement is an extremely important matter for the future of Magna and all of us as shareholders and we look forward to seeing you at the Special Meeting.

Sincerely,

(Signed) Frank Stronach Chairman of the Board	(Signed) Michael D. Harris Lead Director and Chairman of the Special Committee

MAGNA INTERNATIONAL INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the "Meeting") of the shareholders of Magna International Inc. ("Magna") will be held at The Design Exchange, 234 Bay Street, Toronto, Ontario on August 28, 2007 commencing at the hour of 9:30 a.m. (Toronto time) for the following purposes:

  1.
  to consider, pursuant to an interim order of the Ontario Superior Court of Justice dated July 30, 2007 (the "Interim Order"), and, if deemed advisable, to pass, with or without variation, a special resolution (the "Arrangement Resolution") to approve an arrangement (the "Arrangement") under section 182 of the Business Corporations Act (Ontario) involving Magna, its shareholders, Open Joint Stock Company Russian Machines, Veleron Holding B.V., the Stronach Trust, 445327 Ontario Limited, 446 Holdings Inc., 447 Holdings Inc., MPMAG Holdings Inc., DWMAG Inc., VGMAG Inc., JPMAG Inc., WSA Beteiligungs GmbH, Makrist Beteiligungen GmbH, M Unicar Inc., 2143453 Ontario Inc. and 2143455 Ontario Inc., the full text of which is set forth in Appendix A to the accompanying Management Information Circular/Proxy Statement (the "Circular"); and

  2.
  to transact such other business as may properly be brought before the Meeting and any postponement(s) or adjournment(s) thereof.

The Board of Directors of Magna unanimously (with Messrs. Stronach, Walker and Wolf, the interested directors, declaring their interests and abstaining from voting) recommends that holders of Class A Subordinate Voting Shares and Class B Shares (the "Shareholders") vote FOR the resolution approving the Arrangement. Shareholders of record at the close of business on July 16, 2007, the record date for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any postponement(s) or adjournment(s) thereof.

The full text of the plan of arrangement (the "Plan of Arrangement") implementing the Arrangement and the Interim Order are attached as Appendix C and Appendix D, respectively, to the Circular.

Pursuant to the Interim Order and the Plan of Arrangement, disinterested registered holders of Class B Shares have the right to dissent in respect of the proposed acquisition of all the Class B Shares (other than the Class B Shares indirectly controlled by the Stronach Trust) for Cdn.$114.00 in cash per Class B Share pursuant to the Arrangement, and to be paid the fair value of their Class B Shares. This dissent right, and the procedures for its exercise, are described in the Circular under the heading "Dissenting Shareholders' Rights", in the Interim Order and in Appendix F to the Circular. Only disinterested registered holders of Class B Shares are entitled to exercise rights of dissent. Failure to comply strictly with the dissent procedures described in the Interim Order and in Appendix F to the Circular will result in the loss or unavailability of any right of dissent.

Whether or not you plan to attend the Meeting in person, please complete, date, sign and return (in the postage prepaid envelope provided for that purpose) the accompanying form(s) of proxy for use at the Meeting. To be used at the Meeting, proxies must be received by Magna's Transfer Agent, Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, Canada M5J 2Y1, Attention: Proxy Department, before 5:00 p.m. (Toronto time) on August 24, 2007 (or prior to 5:00 p.m. (Toronto time) on the second last business day in Toronto, Ontario preceding any adjournment or postponement of the Meeting).

If you have any questions or need assistance regarding the completion and delivery of your proxy or letter of transmittal, please call our proxy solicitor, Georgeson, toll-free, at 1-888-605-7630.

By Order of the Board of Directors.

(Signed) J. BRIAN COLBURN Secretary
July 25, 2007 Aurora, Ontario

Expenses	42
TRANSACTION DOCUMENTS	43
Investors Agreement	44
Newco II Shareholders Agreement	45
Exit Agreement	46
446 Call Option Agreement	50
Principals Holdco Call Option Agreements	50
Exchange Agreement	51
Principals Agreement	52
Principals Exchange Agreement	54
Registration Rights Agreement	54
European Transaction Agreement	55
PRINCIPAL LEGAL MATTERS	56
Court Approval of the Arrangement	56
Regulatory Matters	56
Canadian Securities Law Matters	57
Judicial Developments	58
Stock Exchange Matters	58
INFORMATION CONCERNING MAGNA	58
Principal Shareholders	58
Auditors, Transfer Agent and Registrar	59
Description of Share Capital	59
Class A Subordinate Voting Shares	59
Class B Shares	60
Stock Dividends	60
Preference Shares	60
Amendments to Share Provisions and Other Matters	60
Corporate Constitution	61
Ratings	63
Dividend Policy	63
Previous Purchases and Sales of Securities	64
Magna Market Price and Trading Volume Data	64
PROPOSED SUBSTANTIAL ISSUER BID	65
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	65
INFORMATION CONCERNING RUSSIAN MACHINES, RM SUB, THE STRONACH TRUST, 445, 446, THE PRINCIPALS, NEWCO, NEWCO I.5 AND NEWCO II	66
Russian Machines	66
Veleron Holding B.V.	66
The Stronach Trust	67
445327 Ontario Limited	67
446 Holdings Inc.	67
The Principals	67
Newco, Newco I.5 and Newco II	67
CERTAIN INCOME TAX CONSIDERATIONS FOR SHAREHOLDERS	67
Certain Canadian Federal Income Tax Considerations for Canadian Holders	67
Certain Canadian Federal Income Tax Considerations for Non-Canadian Holders	70
Certain United States Federal Income Tax Considerations	72
DISSENTING SHAREHOLDERS' RIGHTS	74
RISK FACTORS	76
OTHER INFORMATION AND MATTERS	80
DOCUMENTS INCORPORATED BY REFERENCE	80
EXECUTIVE COMPENSATION	81
PROXY SOLICITATION AND DEPOSITARY	82
LEGAL MATTERS	82
ADDITIONAL INFORMATION	83
QUESTIONS AND FURTHER ASSISTANCE	83
APPROVAL OF MAGNA	83
CONSENT OF CIBC WORLD MARKETS INC	84
CONSENT OF OSLER, HOSKIN & HARCOURT LLP	85
APPENDIX A — SPECIAL RESOLUTION	A-1
APPENDIX B — FAIRNESS OPINION OF CIBC WORLD MARKETS INC.	B-1
APPENDIX C — PLAN OF ARRANGEMENT	C-1
APPENDIX D — INTERIM ORDER	D-1
APPENDIX E — NOTICE OF APPLICATION FOR THE FINAL ORDER	E-1
APPENDIX F — SECTION 185 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)	F-1

MAGNA INTERNATIONAL INC.
MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT

        This Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of Magna International Inc. The accompanying form(s) of proxy is for use at the Meeting and at any adjournment(s) or postponement(s) of the Meeting and for the purposes set forth in the accompanying Notice of Meeting. A glossary of certain terms used in this Circular can be found on pages iv to x of this Circular. In this Circular, references to Magna are to Magna International Inc. and references to the Magna Group are to Magna and its Subsidiaries. See "Summary" starting on page 1.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        Magna is a corporation existing under the laws of the Province of Ontario, Canada. The solicitation of proxies and the transactions contemplated in this Circular involve securities of a Canadian issuer and are being effected in accordance with Canadian corporate and securities laws. The proxy solicitation rules under the United States Securities Exchange Act of 1934 are not applicable to Magna or this solicitation and, accordingly, this solicitation is not being effected in accordance with such rules. Shareholders should be aware that disclosure requirements under Canadian laws may be different from such requirements under U.S. securities laws. Shareholders should also be aware that requirements under Canadian laws may differ from requirements under U.S. corporate and securities laws relating to U.S. corporations.

        The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the facts that Magna exists under the laws of the Province of Ontario, that some or all of its officers and directors are not residents of the United States and that all or a substantial portion of its assets may be located outside the United States. You may not be able to sue an Ontario corporation or its respective officers or directors in a Canadian court for violations of U.S. securities laws. It may be difficult to compel an Ontario corporation and its affiliates to subject themselves to a judgment by a U.S. court.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

        Certain information concerning the income tax consequences of the Arrangement to Shareholders is set forth in "Certain Income Tax Considerations for Shareholders". Shareholders should be aware that the transactions contemplated in this Circular may have tax consequences in Canada and in any other jurisdiction in which a Shareholder is subject to income taxation. Such consequences may not be described fully in this Circular.

NOTICE TO PARTICIPANTS IN MAGNA'S CANADIAN AND U.S. DPSPs

        Pursuant to the Interim Order, participants in Magna's Canadian DPSP and U.S. DPSP will be entitled to vote the Class A Subordinate Voting Shares and/or Class B Shares held on their behalf in such plans. Accordingly, the Chairman of Magna will irrevocably direct Sun Life Financial Trust Inc., the trustee of the Canadian DPSP, and Delaware Charter Guarantee & Trust (conducting business under the trade name Principal Trust Company), the trustee of the U.S. DPSP, to vote the Class A Subordinate Voting Shares and Class B Shares held in the Canadian DPSP and the U.S. DPSP, respectively, in accordance with the voting instructions of the participants in such plans. If you are a participant in the Canadian DPSP, you will receive a Voting Instruction Form from the Transfer Agent. If you are a participant in the U.S. DPSP, you will receive a Voting Instruction Form from Broadridge. To ensure that the Class A Subordinate Voting Shares and/or Class B Shares held on your behalf by the Canadian DPSP or U.S. DPSP, as the case may be, are voted in accordance with your instructions, your completed, signed and dated Voting Instruction Form must be received by the Transfer Agent or Broadridge, as the case may be, in accordance with procedures set out in the Voting Instruction Form. If you have any questions or require assistance in completing your Voting Instruction Form, contact the Transfer Agent or Broadridge, as applicable and as specified in the Voting Instruction Form sent to you.

i

NOTICE TO PARTICIPANTS IN MAGNA'S U.K., AUSTRIAN AND GERMAN PLANS

        Pursuant to the Interim Order, participants in Magna's U.K. DPSP, U.K. SIP, Austrian DPSP and German DPSP will be entitled to vote the Class A Subordinate Voting Shares held on their behalf in such plans. If you are a participant in the U.K. DPSP, U.K. SIP, Austrian DPSP or German DPSP, you will receive voting instructions from Towers Perrin. To ensure the Class A Subordinate Voting Shares held on your behalf by the U.K. DPSP, U.K. SIP, Austrian DPSP or German DPSP, as the case may be, are voted in accordance with your instructions, you must follow the procedures set out in the forms provided to you by Towers Perrin. If you have any questions or require assistance in completing your Voting Instruction Form, contact Towers Perrin as indicated on such Form.

CURRENCY

        Except where otherwise indicated, all dollar amounts set forth in this Circular are expressed in U.S. dollars and "$" and "U.S.$" shall mean U.S. dollars. The following table sets forth (a) the noon rates for the Canadian dollar, expressed in Canadian dollars (Cdn.$) per U.S. dollar, in effect at the end of the periods indicated, (b) the average noon rates for such periods and (c) the high and low noon rates during such periods, in each case based on the rates quoted by the Bank of Canada.

		Year Ended December 31,
Canadian Dollar per U.S. Dollar	January 1, 2007 through July 25, 2007
		2006	2005	2004
Noon rate at end of period	1.0425	1.1653	1.1659	1.2036
Average noon rate for period	1.1246	1.1341	1.2116	1.3015
High noon rate for period	1.1853	1.1726	1.2704	1.3968
Low noon rate for period	1.0372	1.1099	1.1507	1.1774

        On July 25, 2007, the rate of exchange was Cdn.$1.04 equals $1.00, based on the noon rate as quoted by the Bank of Canada.

FORWARD LOOKING STATEMENTS

        This Circular may contain statements that, to the extent that they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of applicable securities legislation. Forward-looking statements may include financial and other projections, as well as statements regarding Magna's future plans, objectives or economic performance, or the assumptions underlying any of the foregoing. Magna uses words such as "may", "would", "could", "will", "likely", "expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate" and similar expressions to identify forward-looking statements. Any such forward-looking statements are based on assumptions and analyses made by Magna in light of Magna's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors Magna believes are appropriate in the circumstances. However, whether actual results and developments will conform with Magna's expectations and predictions is subject to several risks, assumptions and uncertainties. These risks, assumptions and uncertainties include, without limitation, those related to the strategic alliance with Russian Machines, including: the risk that the benefits, growth prospects and strategic objectives expected to be realized from the investment by, and strategic alliance with, Russian Machines may not be fully realized, realized at all or may take longer to realize than expected; Magna will be governed by a board of directors on which the Stronach Trust and Russian Machines each, indirectly, have the right to designate an equal number of nominees, in addition to the current co-chief executive officers, with the result that Magna may be considered to be effectively controlled, indirectly, by the Stronach Trust and Russian Machines for so long as the governance arrangements remain in place between them; Magna's Russian strategy involves making investments and carrying on business and operations in Russia, which will expose it to the political, economic and regulatory risks and uncertainties of that country; the possibility that Russian Machines may exercise its right to withdraw its investment in Newco and Newco II and exit from the governance arrangements in connection with the Arrangement at any time after two years; the possibility that the Stronach Trust may exercise its right to require Russian Machines to withdraw its investment in Newco and Newco II and exit from such arrangements at any time after three years; the possibility that Russian Machines' lender may require Russian Machines to withdraw its investment in Newco and Newco II and exit from such arrangements at any time if such lender is entitled to realize on its loan to Russian Machines; the conditions precedent to completion of the Arrangement may not be satisfied or, if satisfied, the timing of such satisfaction may be delayed; and the occurrence of any event, change or other circumstances that could give rise to the termination of the Transaction Agreement, the delay of the completion of the Arrangement or failure to complete the Arrangement for any other reason. In addition to the risks, assumptions and uncertainties related to the proposed strategic alliance, there are additional risks and uncertainties relating generally to Magna and its business and affairs, including the impact of: declining production volumes and changes in consumer demand for vehicles; a reduction in the production volumes of certain vehicles, such as certain light trucks; the termination or non-renewal by Magna's customers of any material contracts; Magna's ability to offset increases in the cost of commodities, such as steel and resins, as well as energy prices; fluctuations in relative currency values; Magna's ability to offset price concessions demanded by its customers; Magna's dependence on outsourcing by its customers; Magna's ability to compete with suppliers with operations in low cost countries; changes in Magna's mix of earnings between jurisdictions with lower tax rates and those with higher tax rates, as well as Magna's ability to fully benefit tax losses; other potential tax exposures; the financial distress of some of Magna's suppliers and customers; the inability of Magna's customers to meet their financial obligations to Magna; Magna's ability to fully recover pre-production expenses; warranty and recall costs; product liability claims in excess of Magna's insurance coverage; expenses related to the restructuring and rationalization of some of Magna's operations; impairment charges; Magna's ability to successfully identify, complete and integrate acquisitions; risks associated with new program launches; legal claims against Magna; risks of conducting business in foreign countries; labour union activities at Magna's facilities; work stoppages and labour relations disputes; changes in laws and governmental regulations; costs associated with compliance with environmental laws and regulations; potential conflicts of interest involving Magna's controlling shareholder, the Stronach Trust; and other factors set out in Magna's Annual Information Form filed with securities regulatory authorities in the provinces and territories of Canada and Magna's Annual Report on Form 40-F filed with the SEC, and subsequent filings. In evaluating forward-looking statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements. Unless otherwise required by applicable securities laws, Magna does not intend, nor does Magna undertake any obligation, to update or revise any forward-looking statements to reflect subsequent information, events, results or circumstances or otherwise. See also "Risk Factors" in the Circular.

INFORMATION CONTAINED IN THIS CIRCULAR

        No person has been authorized to give information or to make any representations in connection with the Arrangement other than those contained or incorporated by reference in this Circular and, if given or made, any such information or representations should not be relied upon in making a decision as to how to vote on the Arrangement Resolution or be considered to have been authorized by Magna or any of Russian Machines, RM Sub, 445, 446, 447, Principals Holdco, the Stronach Trust, Newco, Newco I.5, Newco II or any of the Principals or Personal Holdcos.

        All information relating to any of Russian Machines, RM Sub, 445, 446, 447, Principals Holdco, the Stronach Trust, Newco, Newco I.5, Newco II or any of the Principals or Personal Holdcos or any of their respective affiliates (other than Magna and its subsidiaries) contained in this Circular has been provided to Magna by each of those respective parties. The Board has relied upon this information without having made independent inquiries as to the accuracy or completeness thereof; however, it has no reason to believe that any such information is misleading or inaccurate.

        This Circular does not constitute an offer to buy, or a solicitation of an offer to sell, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

        Shareholders should not construe the contents of this Circular as legal, tax or financial advice and should consult with their own professional advisors in considering the relevant legal, tax, financial and other matters contained in this Circular.

GLOSSARY OF TERMS

        The following glossary of terms used in this Circular, including the Summary, but not including the Appendices, is provided for ease of reference:

"445" means 445327 Ontario Limited, a corporation existing under the OBCA, a majority of the voting shares of which are owned by the Stronach Trust and which holds, immediately prior to the Effective Time, 726,829 Class B Shares, and its successors;

"446" means 446 Holdings Inc., a corporation existing under the OBCA and a wholly-owned subsidiary of 445, and its successors;

"446 Call Option" means the right of 446 to purchase from 447 in certain circumstances all, but not less than all, the Class B Shares owned by 447 on the terms and conditions set out in the 446 Call Option Agreement;

"446 Call Option Agreement" means the call option agreement to be entered into on the Effective Date between 446, 447 and Newco;

"447" means 447 Holdings Inc., a corporation existing under the OBCA and a wholly-owned subsidiary of 446, and its successors;

"Alternative Proposal" means any bona fide proposal by a third party to (a) enter into a strategic investment in excess of $1 billion in Magna through a direct or indirect acquisition of treasury shares issued by Magna, (b) acquire a controlling interest in Magna or (c) acquire a direct or indirect ownership or other interest (other than a de minimus interest) in Class B Shares held by 445 prior to the Effective Time, in each case excluding the transactions contemplated by the Arrangement;

"AMF" means the Autorité des marchés financiers du Québec;

"ARC" means an advance ruling certificate issued by the Commissioner pursuant to the Competition Act;

"Arrangement" means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Transaction Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

"Arrangement Resolution" means the special resolution of the holders of Class A Subordinate Voting Shares and Class B Shares in respect of the Plan of Arrangement to be considered at the Meeting, substantially in the form of Appendix A to this Circular;

"Articles of Arrangement" means the articles of arrangement of Magna in respect of the Arrangement that are filed with the Director after the Final Order is made in order for the Arrangement to become effective;

"Austrian DPSP" means the Magna International Austrian Employees' Share Award Plan;

"Basic Element" means Basic Element Limited, a company existing under the laws of the Bailiwick of Jersey (Channel Islands) and the parent company of Russian Machines;

"Board" means the board of directors of Magna;

"Broadridge" means Broadridge Financial Solutions, Inc.;

"Business Day" means any day of the year, other than a Saturday, Sunday or day observed as a statutory holiday in Toronto, Ontario;

"Canadian DPSP" means the Deferred Profit Sharing Plan for Canadian Employees of Magna International;

"Certificate of Arrangement" means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement;

"CIBC World Markets" means CIBC World Markets Inc., the independent financial advisor to the Special Committee;

"Circular" means this Management Information Circular/Proxy Statement of Magna, including the Notice of Meeting and all schedules, appendices and exhibits and all documents incorporated by reference in this Circular;

"CIS" means the Commonwealth of Independent States;

"Class A Subordinate Voting Share" means a Class A Subordinate Voting Share in the capital of Magna;

"Class B Share" means a Class B Share in the capital of Magna;

"Class B Share Acquisition" means the acquisition of Class B Shares more particularly set out in sections 3.1(x) and 3.1(y) of the Plan of Arrangement;

"Class B Share Consideration" means the aggregate consideration payable to holders of Class B Shares in connection with the Class B Share Acquisition pursuant to the Plan of Arrangement;

"Class B Share Vote Reduction" means the reduction of the number of votes attached to each Class B Share more particularly set out in section 3.1(aa) of the Plan of Arrangement;

"Code" means the United States Internal Revenue Code of 1986, as amended;

"Commissioner" means the Commissioner of Competition appointed pursuant to the Competition Act;

"Competition Act" means the Competition Act (Canada);

"Court" means the Superior Court of Justice (Ontario);

"CRA" means Canada Revenue Agency;

"Depositary" means Computershare Investor Services Inc. or such other person as is appointed to act as depositary for the purposes of the Arrangement by Magna, acting reasonably;

"Director" means the Director appointed pursuant to Section 278 of the OBCA;

"Dissent Notice" has the meaning ascribed to it under "Dissenting Shareholders' Rights";

"Dissent Rights" means the rights of dissent of the Registered Minority Class B Shareholders described in Appendix F to this Circular and granted pursuant to the Interim Order and the Plan of Arrangement;

"Dissenting Shareholder" means a Registered Minority Class B Shareholder who properly dissents in respect of the Arrangement in strict compliance with the procedures for exercising Dissent Rights and does not withdraw such dissent prior to the Effective Time;

"DPSPs" means, collectively, the Canadian DPSP, U.S. DPSP, U.K. DPSP, U.K. SIP, Austrian DPSP and German DPSP;

"DWMAG" means DWMAG Inc., a corporation existing under the Business Corporations Act (Alberta), and its successors;

"EC Merger Regulation" means Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings, as amended;

"Effective Date" means the date shown on the Certificate of Arrangement;

"Effective Time" means 12:01 a.m. (Eastern Time) on the Effective Date;

"European Transaction Agreement" means the European transaction agreement dated May 10, 2007 between RM Sub and certain associates of Mr. Frank Stronach, including Stronach & Co.;

"Exchange Act" means the United States Securities Exchange Act of 1934 and the regulations made thereunder, as promulgated or amended from time to time;

"Exchange Agreement" means the exchange agreement to be entered into on the Effective Date among Magna, Russian Machines, 445, 446, RM Sub, Newco I.5, Newco II and Russian Machines' lender;

"Exchange Rate" means the Bank of Canada's published rate of exchange of Canadian dollars for United States dollars at the noon spot rate on the date (excluding a Saturday, Sunday or day observed as a

v

statutory holiday in Toronto, Ontario, New York, New York or Moscow, Russia) immediately prior to the Effective Date;

"Exit Agreement" means the exit agreement to be entered into on the Effective Date among 445, 446, Russian Machines, RM Sub, Newco, Newco I.5, Newco II and Russian Machines' lender;

"Exit Notice" means the formal notice to be provided by RM Sub or 446, as the case may be, to each of the parties to the Exit Agreement in connection with an exercise of its respective exit rights pursuant to the Exit Agreement;

"Fairness Opinion" means the opinion letter of CIBC World Markets, a copy of which is attached as Appendix B to this Circular, dated as of May 9, 2007 and addressed to the Special Committee, which concluded that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications set forth therein, the cash consideration of Cdn.$114.00 per Class B Share to be received by the Minority Class B Shareholders pursuant to the Class B Share Acquisition is fair, from a financial point of view, to the Minority Class B Shareholders;

"Final Order" means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

"Galifi Holdco" means VG Holdco Inc., a corporation existing under the OBCA and, immediately prior to the Effective Time, a wholly-owned subsidiary of Principals Holdco that holds 35,000 Class A Subordinate Voting Shares, and its successors;

"Georgeson" means Georgeson Shareholder Communications Canada Inc., Magna's proxy solicitation agent;

"German DPSP" means The Deferred Profit Sharing Plan for German Employees of Magna;

"GKP Holdco" means GKP Holdings Inc., a corporation existing under the OBCA and, immediately prior to the Effective Time, wholly-owned by VGMAG, PKMAG and JPMAG, and its successors;

"Governmental Entity" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitrator or arbitral body, commission, board, bureau or agency, domestic or foreign, including the Ontario Securities Commission, the AMF and the SEC, (b) self-regulatory organization or stock exchange, including the TSX and the NYSE, (c) subdivision, agent, commission, board or authority of any of the foregoing, or (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"holders" means registered or non-registered holders of Class A Subordinate Voting Shares and/or Class B Shares;

"insiders" means holders of Class A Subordinate Voting Shares and/or Class B Shares participating in the Arrangement who are insiders of Magna within the meaning of the TSX Company Manual and, for greater certainty, such insiders include 445, the Principals, 865714 Ontario Inc., the MIC Trust and the MAG Trust, and their respective related parties, but do not include the DPSPs;

"Interim Order" means the interim order of the Court in respect of the Arrangement, a copy of which is attached as Appendix D to this Circular, made on July 30, 2007 and providing for, among other things, the calling and holding of the Meeting, as the same may be amended by the Court;

"Intermediary" means an intermediary with which a non-registered holder may deal, including banks, trust companies, securities dealers or brokers and trustees or administrators of self-directed trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans (in each case, as defined in the Tax Act) and similar plans, and their nominees;

"Investors Agreement" means the investors agreement relating to Newco to be entered into on the Effective Date between 446 and RM Sub;

"JPMAG" means JPMAG Inc., a corporation existing under the OBCA, and its successors;

"Koob Holdco" means PK Holdco Inc., a corporation existing under the OBCA and, immediately prior to the Effective Time, a wholly-owned subsidiary of Principals Holdco that holds 35,000 Class A Subordinate Voting Shares, and its successors;

"Letter of Transmittal" means the letter of transmittal to be sent by Magna to registered holders of Class B Shares for use in connection with the Class B Share Acquisition pursuant to the Arrangement;

"Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, deemed trust, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Personal Property Security Act (Ontario) or comparable notice filing under the law of any other jurisdiction or any option, warrant, right or privilege capable of becoming a transfer (other than Liens or forfeiture provisions created pursuant to any long-term retention (restricted share) award agreement between Magna and a Principal);

"MAG Trust" means The MAG Trust organized under the laws of Ontario, Canada;

"Magna" means Magna International Inc., a corporation existing under the OBCA, and its successors;

"Magna Group" means Magna and its subsidiaries, taken as a whole;

"Meeting" means the special meeting of Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

"Meeting Date" means the date of the Meeting;

"MIC Trust" means the MIC Trust organized under the laws of Ontario, Canada;

"Minority Class A Shareholders" means the holders of Class A Subordinate Voting Shares, other than (i) 445, the Principals, 865714 Ontario Inc., the MIC Trust and the MAG Trust, (ii) any related party of 445, the Principals, 865714 Ontario Inc., the MIC Trust or the MAG Trust within the meaning of Rule 61-501 and Regulation Q-27, subject to the exceptions set out therein, (iii) any other interested party to the Arrangement within the meaning of Rule 61-501 and Regulation Q-27 and (iv) any person that is a joint actor with any of the foregoing for the purposes of Rule 61-501 and Regulation Q-27 and, for greater certainty, includes the DPSPs;

"Minority Class B Shareholders" means the holders of Class B Shares, other than (i) 445, the Principals, 865714 Ontario Inc., the MIC Trust and the MAG Trust, (ii) any related party of 445, the Principals, 865714 Ontario Inc., the MIC Trust or the MAG Trust within the meaning of Rule 61-501 and Regulation Q-27, subject to the exceptions set out therein, (iii) any other interested party to the Arrangement within the meaning of Rule 61-501 and Regulation Q-27 and (iv) any person that is a joint actor with any of the foregoing for the purposes of Rule 61-501 and Regulation Q-27 and, for greater certainty, includes the Canadian DPSP;

"MJDS" means the Multijurisdictional Disclosure System implemented in Canada and the United States;

"Newco" means M Unicar Inc., a corporation existing under the OBCA and, immediately prior to the Effective Time, a wholly-owned subsidiary of 446, and its successors;

"Newco I.5" means 2143453 Ontario Inc., a corporation existing under the OBCA and, immediately prior to the Effective Time, a wholly-owned subsidiary of Newco, and its successors;

"Newco II" means 2143455 Ontario Inc., a corporation existing under the OBCA and, immediately prior to the Effective Time, a wholly-owned subsidiary of Newco I.5, and its successors;

"Newco II Loan" means the loan, denominated in Canadian dollars, in a principal amount equal to the equivalent in Canadian dollars of $1,459,770,000 (converted to Canadian dollars at the Exchange Rate) to be made by RM Sub to Newco II pursuant to the Plan of Arrangement;

"Newco II Loan Note" means the promissory note dated the Effective Date to be issued to RM Sub by Newco II to evidence the Newco II Loan, including the ancillary agreements and documents relating to the security therefor;

"Newco II Shareholders Agreement" means the unanimous shareholders agreement relating to Newco I.5 and Newco II to be entered into on the Effective Date among 446, RM Sub, Principals Holdco, Newco, Newco I.5 and Newco II;

"Non-Registered Minority Class B Shareholder" means a Minority Class B Shareholder whose Class B Shares are held through an Intermediary;

"Notice of Meeting" means the Notice of Special Meeting of Shareholders accompanying this Circular;

"NYSE" means the New York Stock Exchange, and its successors;

"OBCA" means the Business Corporations Act (Ontario) and the regulations made thereunder, all as amended, re-enacted or replaced from time to time;

"Out of the Ordinary Course Transaction" means, in respect of the Magna Group, a commitment or agreement to: (i) incur or assume any indebtedness for borrowed money in excess of $500 million in the aggregate or guarantee any indebtedness in excess of $500 million in the aggregate (other than the debt of any person acquired, directly or indirectly, by the Magna Group if such debt is not guaranteed by Magna); (ii) acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets, having a purchase price in excess of $250 million, in a single transaction or series of related transactions; (iii) divest any business or any corporation, partnership, association or other business organization or division of the Magna Group, or otherwise sell any assets of the Magna Group, for a purchase price in excess of $250 million, in a single transaction or series of related transactions; (iv) invest in or acquire any non-automotive businesses in excess of $20 million per year in the aggregate; (v) except for transactions referred to in paragraph (vi), enter into or amend any oral or written contract or related party transaction with any of Mr. Stronach, 445 or the Stronach Trust or any of their respective affiliates, unless any such transaction or proposed transaction has been publicly disclosed by Magna or otherwise disclosed to RM Sub by Magna prior to May 10, 2007; (vi) enter into any transactions in respect of real property or any amendments thereto with MI Developments Inc. or its subsidiaries unless any such transaction or amendment has been approved by a majority of the independent directors or by a committee of independent directors of Magna; or (vii) issue treasury shares in the capital of Magna having an issue price in excess of $100 million, in the aggregate, other than shares issued by Magna pursuant to the terms of outstanding options, convertible debt or other securities of Magna that are convertible into, or exchangeable or exercisable for, shares of Magna;

"Outside Date" means October 31, 2007 or such later date as may be mutually agreed upon from time to time by the Parties;

"Palmer Holdco" means JOP Holdco Inc., a corporation existing under the OBCA and, immediately prior to the Effective Time, a wholly-owned subsidiary of Principals Holdco that holds 35,000 Class A Subordinate Voting Shares, and its successors;

"Parties" means, collectively, Magna, Russian Machines, RM Sub, 445, 446, the Stronach Trust and the Principals, and "Party" means any one of them;

"person" includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, heir, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

"Personal Holdcos" means, collectively, Walker Holdco, Wolf Holdco, Galifi Holdco, Koob Holdco and Palmer Holdco, and "Personal Holdco" means any one of them;

"PKMAG" means Makrist Beteiligungen GmbH, a corporation existing under the laws of Austria, and its successors;

"Plan of Arrangement" means the plan of arrangement substantially in the form of Appendix C to this Circular, as amended or varied pursuant to the terms of the Transaction Agreement or the plan of arrangement or at the direction of the Court;

"Pledge Agreement" means the pledge agreement to be entered into on the Effective Date between Newco II and RM Sub;

"Preference Share" means a Preference Share in the capital of Magna;

"Principals" means, collectively, Donald J. Walker, Siegfried Wolf, Vincent J. Galifi, Peter Koob and Jeffrey O. Palmer and "Principal" means any one of them;

"Principals Agreement" means the principals agreement to be entered into on the Effective Date among each of the Principals, GKP Holdco, Principals Holdco, Newco and Newco I.5;

"Principals Exchange Agreement" means the principals exchange agreement to be entered into on the Effective Date between Magna, 445, Newco, Newco I.5, Principals Holdco, GKP Holdco, SW CDN Holdings Inc., the Principals Parentcos, the Personal Holdcos and the Principals;

"Principals Holdco" means MPMAG Holdings Inc., a corporation existing under the OBCA which holds, immediately prior to the Effective Time, 100 common shares in the capital of each of the Personal Holdcos, being all the outstanding shares of each Personal Holdco, and its successors;

"Principals Holdco Call Option Agreements" means the five call option agreements to be entered into on the Effective Date between Principals Holdco, Newco I.5 and each of the Personal Holdcos and "Principal Holdco Call Option Agreement" means any one of such agreements;

"Principals Holdco Options" means the rights of Principals Holdco to purchase from each of the Personal Holdcos in certain circumstances all, but not less than all, the Class A Subordinate Voting Shares owned by each Personal Holdco on the terms and conditions set out in the applicable Principals Holdco Call Option Agreement, and "Principals Holdco Option" means any one of such rights to purchase;

"Principals Parentcos" means, collectively, PKMAG, JPMAG, VGMAG, DWMAG and SWMAG, each of which is, immediately prior to the Effective Time, controlled, directly or indirectly, by a Principal or persons related to him;

"Proposal" means the non-binding proposal dated April 23, 2007 received by the Board from Russian Machines in respect of the Arrangement;

"Registered Minority Class B Shareholder" means a Minority Class B Shareholder in whose name Class B Shares are registered as recorded in Magna's shareholder register maintained by the Transfer Agent;

"Registration Rights Agreement" means the registration rights agreement to be entered on the Effective Date among Magna, RM Sub, Newco I.5, Newco II and Russian Machines' lender;

"Regulation Q-27" means Regulation Q-27 — Protection of minority securityholders in the course of certain transactions of the AMF;

"Regulatory Approvals" means (a) those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities set forth in Schedule C to the Transaction Agreement, and (b) such other sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under any law that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required to give effect to the Plan of Arrangement;

"RM Investment Amount" means $1,536,600,000;

"RM Loan" means the financing to be provided to Russian Machines and/or RM Sub for all or part of the RM Investment Amount to be used by RM Sub to capitalize Newco and Newco II in accordance with the Plan of Arrangement;

"RM Sub" means Veleron Holding B.V., a company existing under the laws of The Netherlands and a wholly-owned indirect subsidiary of Russian Machines, and its successors;

"Rule 61-501" means Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions of the Ontario Securities Commission;

"Russian Machines" means Open Joint Stock Company Russian Machines, a company existing under the laws of Russia, and its successors;

"SEC" means the United States Securities and Exchange Commission;

"Section 116(2) Certificate" means a certificate issued by the Canadian Minister of National Revenue pursuant to subsection 116(2) of the Tax Act;

"Shareholders" means, collectively, the holders of Class A Subordinate Voting Shares and the holders of Class B Shares;

"Special Committee" means the special committee of independent directors of Magna appointed by the Board for the purpose of, among other things, considering and making recommendations to the Board in respect of the Proposal;

"Stronach Trust" means certain trusts existing under the laws of the Province of Ontario, and their successors, of which Mr. Frank Stronach and certain members of his immediate family are trustees;

"SWMAG" means WSA Beteiligungs GmbH, a corporation existing under the laws of Austria, and its successors;

"Tax Act" means the Income Tax Act (Canada), and the Income Tax Regulations, all as amended, re-enacted or replaced from time to time;

"Transaction Agreement" means the transaction agreement dated May 10, 2007 among Magna, Russian Machines, RM Sub, 445, the Stronach Trust and the Principals, a copy of which was previously filed with the Canadian securities regulatory authorities on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com and with the SEC on EDGAR at www.sec.gov.;

"Transaction Documents" means, collectively, (i) the Investors Agreement, (ii) the Newco II Shareholders Agreement, (iii) the Principals Agreement, (iv) the Exit Agreement, (v) the Registration Rights Agreement, (vi) the Exchange Agreement and (vii) the Principals Exchange Agreement;

"Transfer Agent" means Computershare Trust Company of Canada;

"TSX" means the Toronto Stock Exchange, and its successors;

"U.K. DPSP" means the Magna International U.K. General Employee Benefit Trust;

"U.K. SIP" means, collectively, the Magna International UK Share Incentive Plan, Decoma International Share Incentive Plan and Intier Automotive UK Share Incentive Plan;

"U.S. DPSP" means The Magna Group of Companies Retirement Savings Plan (U.S.);

"U.S. Holder" means a beneficial holder of Class B Shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision of the trust's administration and one or more United States persons have the authority to control all substantial decisions of the trust;

"U.S. Securities Act" means the United States Securities Act of 1933 and the rules and regulations made thereunder, as promulgated or amended from time to time;

"VGMAG" means VGMAG Inc., a corporation existing under the OBCA, and its successors;

"Walker Holdco" means DW Holdco Inc., a corporation existing under the OBCA and, immediately prior to the Effective Time, a wholly-owned subsidiary of Principals Holdco which holds 250,000 Class A Subordinate Voting Shares, and its successors; and

"Wolf Holdco" means SW Holdco Inc., a corporation existing under the OBCA and, immediately prior to the Effective Time, a wholly-owned subsidiary of Principals Holdco which holds 250,000 Class A Subordinate Voting Shares, and its successors.

x

QUESTIONS AND ANSWERS ABOUT THE ARRANGEMENT AND THE MEETING

        The following are some of the questions that you, as a Shareholder, may have and answers to those questions. These questions and answers are provided for convenience only and should be read in conjunction with, and are qualified in their entirety by, the more detailed information appearing or referred to elsewhere in this Circular, including the appendices and documents or portions of documents incorporated by reference in this Circular. Certain capitalized words and terms used in these questions and answers are defined in the Glossary of Terms found on pages iv to x.

Q:    What is Magna proposing?

A:
Magna is proposing an Arrangement that effects a series of transactions pursuant to which:

•
Magna would issue from treasury 20 million Class A Subordinate Voting Shares for $76.83 per share to a newly-formed corporation funded by a subsidiary of Russian Machines for total proceeds of $1,536,600,000 to Magna; and;

•
subject to the approval by a simple majority of the votes cast by the Minority Class B Shareholders, Magna would purchase for cancellation all the outstanding Class B Shares (other than those indirectly controlled by the Stronach Trust) for Cdn.$114.00 in cash per Class B Share and the number of votes attached to the remaining Class B Shares would be reduced from 500 to 300 votes per share.

  If the Arrangement is approved, certain ownership and governance arrangements are proposed to be put into place between the Stronach Trust and Russian Machines and their respective affiliates, and the Principals, which would, subject to Russian Machines' right to exit from such arrangements at any time after two years, and 445's right to require Russian Machines to exit from such arrangements after three years, effectively combine their respective shareholdings in Magna (in the case of the Principals, a portion of their shareholdings), together with the 20 million Class A Subordinate Voting Shares to be issued in the Arrangement, which will effectively allow the Stronach Trust and the Principals to share in the dividends from, and, in certain circumstances, 50% of any capital appreciation in, the 20 million Class A Subordinate Voting Shares to be issued in the Arrangement. The combined holdings will be voted so as to elect to the Board Magna's two current co-chief executive officers and 12 additional directors nominated by Russian Machines and the Stronach Trust, with each having the right to nominate six directors (including, in each case, four independent directors). See "The Arrangement".

Q:    Why is Magna proposing the Arrangement?

A:
The Arrangement is expected to enable Magna to accelerate its strategic efforts to capitalize on the significant growth opportunities in the growing Russian automotive market, as well as in other emerging markets. Magna believes its Russian strategy is consistent with and builds upon the following existing objectives:

•
being a global leader in the supply of automotive components and complete vehicles for its existing and potential new original equipment manufacturer (OEM) customers;

•
further diversifying its automotive sales, by region and by customer;

•
expanding into emerging markets that have automotive growth rates that are superior to its traditional markets in North America and Western Europe;

•
expanding its global manufacturing footprint in low cost countries; and

•
supporting its existing customers in emerging markets.

  In targeting the Russian market, Magna believes that the best way to minimize risks and maximize returns is by working with an established industrial partner with an aligned economic interest. Additionally, Magna expects to benefit by having improved access to a skilled workforce and local management through its strategic alliance partner and accelerating its understanding of Russian business practices and culture. Magna believes that having Russian Machines, its controlling shareholder, Basic Element, and its ultimate controller, Mr. Oleg Deripaska, as a strategic alliance partner for Russia will assist Magna in carrying out its expansion strategy in Russia and other emerging markets.

  See "Reasons for the Arrangement from the Perspective of Magna".

Q:    Who are Russian Machines and Basic Element?

A:
Russian Machines is a company existing under the laws of Russia and a wholly-owned subsidiary of Basic Element. Russian Machines represents the machinery sector of Basic Element, and includes airplane manufacturer Aviacor, train car manufacturer Abakanvagonmash, and a majority interest in the automobile manufacturer GAZ Group. GAZ Group is Russia's second-largest automotive company producing cars, vans, trucks, buses and construction equipment, and is the fourth-largest bus and seventh-largest light commercial vehicle manufacturer worldwide. The unaudited consolidated revenues of Russian Machines and GAZ Group for the fiscal year ended December 31, 2006 were approximately $4.7 billion and $4.5 billion, respectively. Russian Machines' subsidiaries currently employ approximately 130,000 people.

  Basic Element is one of the largest, privately held industrial conglomerates operating in Russia, having interests in seven sectors: energy (including EuroSibEnergo, the operator of two of the largest energy businesses in Siberia, and United Company RUSAL Limited, the world's largest aluminium producer); machinery (including Russian Machines); resources (including Batu Mining, the second largest ore-mining complex in Mongolia); financial services (including Commercial Bank Soyuz, a major Russian bank, and Ingosstrakh Insurance Company, a major Russian insurance company); construction (including GlavMosStroy, a major Moscow-based construction company); development; and aviation. The unaudited consolidated revenues of Basic Element for the fiscal year ended December 31, 2006 were approximately $18 billion. The Basic Element group currently employs approximately 240,000 people and has locations in Russia, other countries within the CIS, and elsewhere in Europe, Africa, Latin America and Australia.

Q:    Who is Mr. Oleg Deripaska?

A:
Mr. Oleg Deripaska is the founder, Chairman of the Board of Directors, and ultimate controller of Basic Element. He is Vice-President of the Russian Union of Industrialists and Entrepreneurs, Chairman of the Board of the Russian National Committee of the International Chamber of Commerce, a member of the Russian Federal Business Council and, since 2004, he has represented Russia in the Asia-Pacific Economic Cooperation Business Advisory Council. Mr. Deripaska is also a member of the Board of Directors of United Company RUSAL Limited, and a member of the Boards of Trustees of the National Science Support Foundation, the Bolshoi Theatre and the School of Business Administration at Moscow State University.

  Mr. Deripaska's wide ranging business interests result in him engaging in business activities in a number of countries outside of Russia and other CIS countries, including the United Kingdom, Sweden, Germany and other EU countries, Africa, West Indies, China, Canada and Australia.

  In 2005, Mr. Deripaska obtained a multiple entry visa from the United States government and made numerous business trips to that country in 2005 and 2006. During 2006, Mr. Deripaska was asked informally to refrain voluntarily from entering the United States pending the resolution of certain unspecified questions that had arisen within the government. Mr. Deripaska agreed not to do so for the time being. At the time, Mr. Deripaska was not given any information concerning the nature of those questions, and was advised that for the time being he need not provide any information or take any other action.

  Mr. Deripaska subsequently learned that his visa had been revoked, although he was not given written notice of the revocation or the alleged facts upon which the revocation was based. Under the immigration laws of the United States, the question of whether to grant or to revoke a visa is almost entirely at the discretion of the U.S. government, which is not required to provide, or to have, specific grounds for exercising its discretion. However, Mr. Deripaska and his representatives continue to have discussions with and provide information to the U.S. government for the purpose of having a new visa issued to him.

  Mr. Deripaska continues to have permission from Canadian immigration authorities to enter Canada.

Q:    Why is Russian Machines participating in the proposed Arrangement?

A:
Russian Machines shares Magna's strategic vision for the automotive industry in Russia and seeks to forge an alliance with Magna that would allow it to not only partner with Magna in pursuing opportunities in Russia but also to participate in the future growth and success of Magna on a global basis. Russian Machines believes Magna is the right partner with which to take advantage of this growth opportunity. In particular, several of Magna's attributes are attractive to Russian Machines, including:

•
Magna's proven success in building world-class manufacturing operations in North America, Europe and Asia;

•
the depth and breadth of Magna's automotive supply capabilities, including complete vehicle design, engineering and assembly expertise; and

•
Magna's familiarity with the Russian environment from its activities in Eastern Europe.

  Although Russian Machines' significant equity investment will allow it to participate in the future growth and success of Magna, it was not prepared to invest the significant amount proposed under the existing share capital structure without certain governance rights and protections afforded by the Stronach Trust, the ultimate controlling shareholder of Magna.

  The proposed transaction and corporate governance structure will allow Russian Machines to help direct the future of Magna, especially in respect of strategies for the Russian automotive market, and align the interests of Russian Machines with Magna and its shareholders. Russian Machines believes Magna's operations and management are strong and respects the culture, business philosophy and operating principles currently in place, all of which forms a solid base from which to grow. Russian Machines also believes the transaction is an excellent long-term investment opportunity and that with the resources and expertise of Russian Machines and Magna, they can together accelerate Magna's entry into growing Russian and other automotive markets.

  See "Reasons for the Arrangement from the Perspective of Russian Machines".

Q:    Why are certain members of executive management participating in the proposed Arrangement as principals?

A:
Five members of Magna's executive management team, including its two co-chief executive officers, are participating in the proposed Arrangement to further achieve an appropriate alignment of shareholder and management interests. The three remaining members of executive management who are participating in the proposed Arrangement play key supporting roles to the two co-chief executive officers and, in particular, have been instrumental in the development and implementation of Magna's emerging markets and Russian strategy. These members of executive management have interests in the Arrangement that are different from those of other Shareholders. See "Interests of Directors and Executive Officers in the Arrangement."

Q:    The Arrangement and related transactions have been described as a "strategic partnership". To what extent will the relationship between Magna and Russian Machines be a partnership?

A:
If approved and implemented, the Arrangement will not result in a relationship between Magna and Russian Machines that would be considered a partnership at law. There will be no "mutual agency relationship" or "business in common". Rather, the Arrangement and related transactions contemplate a strategic investment in Magna by Russian Machines. Pursuant to the terms of the Transaction Agreement, after closing of the Arrangement, Russian Machines has committed to use commercially reasonable efforts to assist and support Magna in identifying, developing and implementing opportunities for Magna in Russia and other local automotive markets. Magna will seek to enter into commercial relationships and develop businesses that are in the best interests of Magna. The Arrangement, the Transaction Agreement and related agreements do not provide for, and will not result in, any exclusivity rights between Magna and Russian Machines or any of their affiliates. As a practical matter, Russian Machines, as a result of its substantial investment in Magna, will have an interest in seeing that Magna is profitable and prosperous.

Q:    What will the board of directors, management and share ownership of Magna look like after the proposed Arrangement?

A:
Upon completion of the Arrangement, the Stronach Trust and Russian Machines will, indirectly, enter into the Investors Agreement which will provide each of them with the right to designate six nominees for election to the Board, at least four of whom must be independent directors. The two current co-chief executive officers of Magna will also be nominated for election to the Board. Although each of the Stronach Trust and Russian Machines is entitled to designate up to six nominees, the parties have agreed that if the Arrangement is completed, Magna's nine existing directors will continue to serve as directors and four additional directors will be appointed pursuant to the Plan of Arrangement for a total of 13 directors. The existing nine directors of Magna are Messrs. Michael D. Harris, Louis E. Lataif, Klaus Mangold, Donald Resnick, Frank Stronach, Franz Vranitzky, Donald J. Walker, Siegfried Wolf and Lawrence Worrall. Pursuant to the Arrangement, the additional four individuals to be appointed to the Board to hold office until the next annual meeting of Shareholders or until his or her successor is elected or appointed are:

•
Ms. Belinda Stronach;

•
Lady Barbara Thomas Judge;

•
Mr. Gregory C. Wilkins; and

•
Mr. James D. Wolfensohn.

  It is expected that, from time to time, the Stronach Trust and Russian Machines will, in consultation with the Nominating Committee of the Board, confer with one another regarding the selection of qualified nominees to be proposed for election at annual meetings of Shareholders. If, for any reason, they are unable to agree upon the selection of qualified nominees or the composition of the Board, it is expected that, in accordance with the Investors Agreement, each will propose six nominees and the shares of Magna held by Newco and its subsidiaries will be voted in favour of the election of those directors and the current co-chief executive officers.

  The proposed Arrangement is not expected to have any impact on the ongoing operations or day-to-day management of Magna. Donald J. Walker and Siegfried Wolf, the current co-chief executive officers of Magna, will continue in those positions, and Magna's executive and senior management teams and group management teams, with the addition of Ms. Stronach, will remain in place and continue to administer the business and affairs of Magna. As part of the Arrangement, Russian Machines has agreed that Newco (the newly-formed corporation to be owned by affiliates of the Stronach Trust, Russian Machines and certain members of Magna's executive management) will act as custodian of the culture, business philosophies and operating principles that have been the cornerstone of Magna's success to date, and that Newco will preserve and protect Magna's Corporate Constitution, Employee Charter and other key philosophies and principles.

  Upon the completion of the proposed Arrangement, Newco would indirectly hold 726,829 Class B Shares and 20,605,000 Class A Subordinate Voting Shares. Consequently, assuming the Arrangement includes the Class B Share Acquisition and the Class B Share Vote Reduction, Newco would indirectly hold 100% of the outstanding Class B Shares and approximately 16% of the outstanding Class A Subordinate Voting Shares, collectively representing approximately 68.8% of the votes attached to all the outstanding shares of Magna. If the Class B Share Acquisition is not approved by the Minority Class B Shareholders, but the Arrangement is otherwise approved by the requisite votes of Shareholders, then the Arrangement, excluding the Class B Share Acquisition and Class B Share Vote Reduction, will proceed (subject to the satisfaction or waiver of all other conditions), in which case Newco will indirectly control Class A

  Subordinate Voting Shares and Class B Shares representing approximately 56.8% of the votes attached to all the Class A Subordinate Voting Shares and Class B Shares then outstanding.

  If, following the completion of the Arrangement, Magna purchases Class A Subordinate Voting Shares pursuant to its proposed substantial issuer bid, the voting power of the shares of Magna held, indirectly, by Newco will increase depending on the number of Class A Subordinate Voting Shares purchased under Magna's proposed issuer bid.

Q:    What will be Mr. Frank Stronach's ongoing involvement in Magna after the proposed Arrangement?

A:
Mr. Stronach is the founder of Magna and has played central and vital roles in the growth and development of Magna over the past 50 years. Upon completion of the Arrangement, Mr. Stronach intends to continue to serve as Chairman of the Board and will also continue as a Partner of Stronach & Co. which, along with Mr. Stronach and other entities associated with Mr. Stronach, provides certain consulting, business development and other services to Magna and its affiliates for an annual fee. Following the Arrangement, Mr. Stronach, Stronach & Co. and their associates will continue to provide such consulting, business development and other services to Magna pursuant to the terms of the applicable agreements.

Q:    What will a holder of Class B Shares receive under the proposed Arrangement and why is Magna proposing to acquire the Class B Shares?

A:
If the Class B Share Acquisition is approved by a simple majority of the votes cast by the Minority Class B Shareholders, pursuant to the Arrangement, all Class B Shares (other than Class B Shares held by Dissenting Shareholders or indirectly controlled by the Stronach Trust but including any of the 10,000 Class B Shares not previously converted into Class A Subordinate Voting Shares by Mr. Donald J. Walker) will be purchased for cancellation by Magna in exchange for Cdn.$114.00 in cash per Class B Share. The purpose of the Class B Share Acquisition is to simplify Magna's current share capital structure and increase the relative voting power of the holders of Class A Subordinate Voting Shares while, at the same time, allowing holders of Class B Shares (other than the Stronach Trust) to receive appropriate value for their investment in Class B Shares.

Q:    How many Class B Shares would be acquired pursuant to the Class B Share Acquisition and what is the aggregate purchase price?

A:
If the Class B Share Acquisition is approved and effected, Magna will purchase for cancellation up to a total of 217,400 Class B Shares (being all the then outstanding Class B Shares other than those currently indirectly controlled by the Stronach Trust which will then be held by Newco) at a price per Class B Share of Cdn.$114.00 in cash for an aggregate purchase price of up to approximately Cdn.$24.8 million.

  Prior to the Effective Date, if the Class B Share Acquisition is approved by Minority Class B Shareholders and completed, Magna intends to cause the conversion of 148,704 Class B Shares held by the MIC Trust and 865714 Ontario Inc., a wholly-owned subsidiary of Magna, into Class A Subordinate Voting Shares with the result that such Class B Shares will not be purchased for cancellation pursuant to the Class B Share Acquisition.

Q:    Why is Magna proposing to reduce the number of votes attached to its Class B Shares under the Arrangement if the Class B Share Acquisition is implemented?

A:
The purpose of the reduction of the votes attached to the Class B Shares is to achieve a result whereby the Class B Shares indirectly held and ultimately controlled by Newco will represent approximately the same percentage of the total votes carried by all the outstanding Class A Subordinate Voting Shares and Class B Shares (on a fully-diluted basis) as were carried by the Class A Subordinate Voting Shares and Class B Shares that were controlled or directed by the Stronach Trust or Mr. Frank Stronach, excluding the shares held by the DPSPs, prior to the Class B Share Acquisition and Class B Vote Reduction contemplated by the Arrangement.

Q:    How does Magna intend to use the proceeds from the treasury issue of 20 million Class A Subordinate Voting Shares pursuant to the Arrangement?

A:
Magna currently intends to use substantially all of the proceeds received from the issuance of 20 million Class A Subordinate Voting Shares pursuant to the Arrangement to fund a "Dutch auction" substantial issuer bid for its Class A Subordinate Voting Shares following the closing of the Arrangement. The issuer bid is expected to be an offer to purchase, for not more than an aggregate of $1,536,600,000, up to 20 million Class A Subordinate Voting Shares. Pricing information will be determined and announced by the Board prior to the Meeting. See "Proposed Substantial Issuer Bid".

Q:    What is the proposed European transaction involving Russian Machines and Stronach & Co.?

A:
In connection with the Transaction Agreement, Russian Machines and certain associates of Mr. Frank Stronach, including Stronach & Co. which provides consulting, business development and other services to Magna, entered into the European Transaction Agreement, pursuant to which it is proposed that, contemporaneously with the completion of the Arrangement, one or more affiliates of Russian Machines will invest a net outlay of $150 million in consideration for a 50% interest in an affiliate of Stronach & Co. (Magna is not a party to the European Transaction Agreement). As a result of this investment, one or more affiliates of Russian Machines will be entitled to receive, so long as RM Sub remains an investor in Newco, a 50% share of the net profits from the consulting and business development fees paid by Magna and its affiliates pursuant to existing consulting and business development contracts with Mr. Stronach, Stronach & Co. and their associates. The rationale for the European Transaction Agreement is to achieve a greater alignment of interest between Mr. Stronach and Russian Machines.

  None of the Transaction Agreement, European Transaction Agreement or any Transaction Document amends the terms of the existing consulting and business development contracts. The existing consulting and business development contracts with Mr. Stronach, Stronach & Co. and their associates have one year terms and come up for review and renewal by the Corporate Governance and Compensation Committee annually at the beginning of each calendar year. Any renewal and/or amendment of such consulting and business development contracts will be subject to review by Magna's Corporate Governance and Compensation Committee and the approval of the independent directors on the Board. See "Interests of Management and Other Insiders in Certain Transactions" in Magna's Management Information Circular/Proxy Statement dated as of March 29, 2007.

  Shareholders are not being asked to approve the European transactions contemplated by the European Transaction Agreement. The completion of the Arrangement is conditional upon the completion of the transactions contemplated by the European Transaction Agreement and the completion of the transactions contemplated by the European Transaction Agreement is conditional on the completion of the Arrangement.

Q:    How does the Board recommend that I vote on the Arrangement Resolution?

A:
The Board has unanimously recommended (with Messrs. Frank Stronach, Donald Walker and Siegfried Wolf declaring their interests and abstaining from voting) that Shareholders vote FOR the Arrangement Resolution, including, in the case of Minority Class B Shareholders, FOR the Class B Share Acquisition. See "Reasons for the Arrangement from the Perspective of Magna" and "Recommendation of the Board".

Q:    When and where will the Meeting be held?

A:
The Meeting will take place on August 28, 2007 commencing at 9:30 a.m. (Toronto time) at The Design Exchange, 234 Bay Street, Toronto, Ontario, Canada.

Q:    Who is soliciting my proxy?

A:
Your proxy is being solicited by management of Magna. This Circular is furnished in connection with that solicitation. It is expected that the solicitation will be made primarily by mail, but proxies may also be solicited personally or by telephone or other communication by directors, officers and employees of Magna without special compensation. Georgeson is acting as Magna's proxy solicitation agent, for which it will be paid a fee of approximately Cdn.$70,000 plus out-of-pocket expenses plus a "per call" fee of Cdn.$6.00 for each telephone call made by Shareholders to Georgeson or by Georgeson to Shareholders in connection with the solicitation. The costs of the solicitation will be borne by Magna.

Q:    Who can attend and vote at the Meeting?

A:
Only Shareholders of record as of the close of business on July 16, 2007, the record date for the Meeting, are entitled to receive notice of and to attend (in person or by proxy) and to vote at the Meeting, or any adjournments or postponements of the Meeting.

Q:    How many votes do I have?

A:
If you are a holder of Class A Subordinate Voting Shares, you are entitled to one vote per share. If you are a holder of Class B Shares, you are entitled to 500 votes per share. As of July 16, 2007, the record date for the determination of Shareholders entitled to vote at the Meeting, there were 109,463,768 Class A Subordinate Voting Shares and 1,092,933 Class B Shares outstanding and entitled to vote at the Meeting. See "Information Regarding the Arrangement — Required Shareholder Approvals".

Q:    How will the votes be counted?

A:
Magna's Transfer Agent, Computershare Trust Company of Canada, will count and tabulate the votes as set out in the the proxies and ballots at the Meeting.

Q:    What votes are required to approve the Arrangement Resolution?

A:
At the Meeting, holders of Class A Subordinate Voting Shares and Class B Shares will be asked to approve the Arrangement Resolution. The approval of the Arrangement Resolution will require the affirmative votes of:

(a)
at least two-thirds of the votes cast by the holders of Class A Subordinate Voting Shares and Class B Shares, voting together as a single class;

(b)
at least two-thirds of the votes cast by the holders of Class B Shares, voting separately as a class;

(c)
at least a simple majority of the votes cast by the holders of Class A Subordinate Voting Shares and Class B Shares, voting together as a single class, excluding the votes attached to Class A Subordinate Voting Shares or Class B Shares held by insiders participating in the Arrangement;

(d)
at least a simple majority of the votes cast by the Minority Class A Shareholders, voting separately as a class; and

(e)
with respect only to the Class B Share Acquisition, at least a simple majority of the votes cast by Minority Class B Shareholders, voting separately as a class;

  in each case, based on votes cast by Shareholders present in person or represented by proxy at the Meeting.

  If the Class B Share Acquisition is not approved by the Minority Class B Shareholders, but the Arrangement is otherwise approved by the four other requisite votes of Shareholders listed in (a) to (d) above, then the Arrangement, excluding the Class B Share Acquisition and the Class B Share Vote Reduction, will still proceed (subject to the satisfaction or waiver of all other conditions).

Q:    In addition to the approval of Shareholders, are there any other approvals required for the Arrangement?

A:
Yes. The Arrangement requires the approval of the Court and is also subject to the receipt of certain antitrust and regulatory approvals in, among other regions, Europe and Canada. See "Court Approval of the Arrangement" and "Regulatory Matters".

Q:    Am I entitled to dissent rights?

A:
Pursuant to the Interim Order, Registered Minority Class B Shareholders will have the right to dissent from the Class B Share Acquisition pursuant to the Arrangement. If the Arrangement includes the Class B Share Acquisition and becomes effective, Registered Minority Class B Shareholders who properly exercise their Dissent Rights will be entitled to be paid the fair value of their Class B Shares. This amount may be the same as, more than or less than the Cdn.$114.00 in cash per Class B Share offered under the Class B Share Acquisition pursuant to the Arrangement. If the Class B Share Acquisition is not approved and the Arrangement becomes effective without the Class B Share Acquisition, Registered Minority Class B Shareholders will not have any right to dissent in respect of the Arrangement. If you are a Registered Minority Class B Shareholder and wish to dissent, you must provide written notice to Magna at or before 5:00 p.m. (Toronto time) on August 27, 2007 (or prior to 5:00 p.m. (Toronto time) on the last Business Day preceding any adjournment or postponement of the Meeting) in the manner described under the heading "Dissenting Shareholders' Rights". A Registered Minority Class B Shareholder's failure to strictly comply with the dissent procedures specified under the OBCA, as amended by the Interim Order and the Plan of Arrangement, will result in the loss of Dissent Rights. Only Registered Minority Class B Shareholders may exercise Dissent Rights in respect of the Class B Share Acquisition.

Q:    Who should I call if I have questions about the Arrangement or voting procedures?

A:
Shareholders who have additional questions about the Arrangement, including the procedures for voting, should contact Georgeson, toll-free, at 1-888-605-7630. Shareholders who have questions about how to vote should contact their professional advisors.

This Circular does not take into account your personal objectives, financial situation or particular needs and does not contain personal advice. Magna and its directors encourage you to seek independent advice before making a decision as to whether and how to vote with regard to the Arrangement.

SUMMARY

        The following is a summary of information contained elsewhere in this Circular. This summary is provided for convenience only and should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing or referred to elsewhere in this Circular, including the appendices and documents or portions of documents incorporated by reference in this Circular. Certain capitalized words and terms used in this summary and this Circular are defined in the Glossary of Terms found on pages iv to x.

Parties to the Proposed Transaction

Magna International Inc.

        Magna is a corporation existing under the laws of Ontario. Magna is the most diversified automotive supplier in the world. Magna designs, develops and manufactures automotive systems, assemblies, modules and components, and engineers and assembles complete vehicles primarily for sale to original equipment manufacturers (OEMs) of cars and light trucks in North America, Europe, Asia, South America and Africa. Magna's capabilities include: the design, engineering, testing and manufacture of: automotive interior systems; seating systems; closure systems; metal body and chassis systems; mirror systems; plastic body, lighting and exterior trim systems; roof systems; electronic systems; powertrain and drivetrain systems; as well as complete vehicle engineering and assembly.

Russian Machines

        Russian Machines is a company existing under the laws of Russia and a wholly-owned subsidiary of Basic Element, one of the largest, privately held industrial conglomerates operating in Russia. Russian Machines represents the machinery sector of Basic Element, and includes airplane manufacturer Aviacor, train car manufacturer Abakanvagonmash, and a majority interest in the automobile manufacturer GAZ Group. GAZ Group is Russia's second-largest automotive company producing cars, vans, trucks, buses and construction equipment, and is the fourth-largest bus and seventh-largest light commercial vehicle manufacturer worldwide. The unaudited consolidated revenues of Russian Machines and GAZ Group for the fiscal year ended December 31, 2006 were approximately $4.7 billion and $4.5 billion, respectively. Russian Machines' subsidiaries currently employ approximately 130,000 people.

Veleron Holding B.V.

        RM Sub is a company existing under the laws of The Netherlands and a wholly-owned subsidiary of Russian Machines. RM Sub is the vehicle through which Russian Machines holds certain of its investments but does not carry on any other active business or operations.

The Stronach Trust

        The Stronach Trust is the ultimate controlling shareholder of Magna by virtue of its indirect control and direction over 726,829 Class B Shares, representing approximately 66.5% of the class and approximately 55.4% of the total votes represented by the Class A Subordinate Voting Shares and Class B Shares as of the date of this Circular. Mr. Frank Stronach, the founder and Chairman of Magna, and certain members of his immediate family are the trustees of the Stronach Trust and are members of the potential class of beneficiaries of the Stronach Trust.

445327 Ontario Limited

        445 is a corporation existing under the laws of Ontario. 99.9% of the outstanding voting securities of 445 are directly owned by the Stronach Trust. The 726,829 Class B Shares indirectly controlled by the Stronach Trust are held directly by 445.

446 Holdings Inc.

        446 was incorporated under the OBCA on July 20, 2007. 446 is wholly-owned by 445 and was organized solely for the purpose of entering into the transactions contemplated by the Arrangement and the Transaction Documents to which it is a party.

The Principals

        The Principals participating in the Arrangement are: Donald J. Walker and Siegfried Wolf, Magna's co-chief executive officers; Vincent J. Galifi, Executive Vice-President and Chief Financial Officer; Peter Koob, Executive Vice-President, Corporate Development; and Jeffrey O. Palmer, Executive Vice-President.

Newco, Newco I.5 and Newco II

        Each of Newco, Newco I.5 and Newco II was incorporated under the OBCA on July 25, 2007. Currently, Newco is a wholly-owned subsidiary of 446, Newco I.5 is a wholly-owned subsidiary of Newco, and Newco II is a wholly-owned subsidiary of Newco I.5. Upon completion of the Arrangement: Newco will be owned directly by 446 and RM Sub and indirectly by the Principals through Principals Holdco; Newco I.5 will be owned directly by Newco and indirectly by the Principals through Principals Holdco; and Newco II will be owned directly by Newco I.5 and RM Sub. Each of Newco, Newco I.5 and Newco II was organized solely for the purpose of entering into the transactions contemplated by the Arrangement and the Transaction Documents to which it is a party.

The Meeting

        The Meeting is scheduled to be held on Tuesday, August 28, 2007 commencing at 9:30 a.m. (Toronto time) at The Design Exchange, 234 Bay Street, Toronto, Ontario, Canada. See "Information Regarding the Meeting".

The Arrangement

        The Arrangement effects a series of transactions pursuant to which: (A) Magna will issue from treasury 20 million Class A Subordinate Voting Shares to Newco II, a newly-formed corporation funded by RM Sub, a subsidiary of Russian Machines, as more particularly described in this Circular; (B) subject to the approval of the Class B Share Acquisition by a majority of the votes cast by the Minority Class B Shareholders, Magna will purchase for cancellation all the outstanding Class B Shares (other than the Class B Shares indirectly controlled by the Stronach Trust) for Cdn.$114.00 in cash per Class B Share and the number of votes attached to the Class B Shares will be reduced from 500 votes to 300 votes per share; (C) the Stronach Trust, 445, 446 and the Principals will effectively combine their respective holdings in Magna (in the case of the Principals, a portion of their holdings), together with the 20 million Class A Subordinate Voting Shares to be issued in the Arrangement, which will effectively allow the Stronach Trust and the Principals to share in the dividends from, and, in certain circumstances, 50% of any capital appreciation in, the 20 million Class A Subordinate Voting Shares to be issued in the Arrangement; (D) the size of the Board will be increased from nine to 13 directors; (E) four additional directors will be appointed to the Board, namely, Ms. Belinda Stronach, Lady Barbara Thomas Judge, Mr. Gregory C. Wilkins and Mr. James D. Wolfensohn; and (F) Magna's by-laws will be amended to remove the right of the Chairman of the Board to cast a second or deciding vote in the event of an equality of votes at meetings of the Board.

        Specifically, the Arrangement involves the following principal steps:

Capitalization of Newcos

  •
  445 (through a series of transactions among 445 and certain of its direct or indirect wholly-owned subsidiaries) will transfer indirectly all of its 726,829 Class B Shares to Newco in exchange for equity securities of Newco representing an approximate 53% voting interest and a 42% dividend entitlement.

  •
  The Principals (through a series of transactions among Principals Holdco, the Personal Holdcos, Newco and Newco I.5) will transfer a total of 605,000 Class A Subordinate Voting Shares to Newco I.5 in exchange for equity securities of Newco and its subsidiaries representing an approximate 11% voting interest and a 16% dividend entitlement.

  •
  RM Sub will subscribe for equity securities of Newco, carrying an approximate 36% voting interest and a 42% dividend entitlement, for aggregate cash proceeds of $76,830,000, being the amount required to fund the acquisition by Newco II of one million Class A Subordinate Voting Shares under the Arrangement; Newco II will be funded through back-to-back share subscriptions, first, by Newco in Newco I.5 and, second, by Newco I.5 in Newco II, in each case in the amount of $76,830,000.

  •
  RM Sub will loan $1,459,770,000 to Newco II pursuant to a non-interest bearing note, being the amount required to fund the acquisition by Newco II of 19 million Class A Subordinate Voting Shares under the Arrangement. Such note will be secured by a pledge by Newco II to RM Sub of the 20 million Class A Subordinate Voting Shares to be issued to Newco II under the Arrangement.

Private Placement

  •
  Newco II will subscribe for 20 million Class A Subordinate Voting Shares at a price of $76.83 per share, being the volume-weighted average trading price of the Class A Subordinate Voting Shares on the NYSE for the 20 trading days ended April 20, 2007 (the last trading day prior to receipt of the Proposal). The aggregate subscription proceeds to Magna from the private placement will be $1,536,600,000.

Class B Share Acquisition and Class B Share Vote Reduction

  •
  Subject to the approval of the Class B Share Acquisition by a simple majority of the votes cast by Minority Class B Shareholders:

  •
  Magna will purchase for cancellation up to a total of 217,400 Class B Shares (being all the then outstanding Class B Shares other than those currently indirectly controlled by the Stronach Trust, which will then be held by Newco) at a price per Class B Share of Cdn.$114.00 in cash for an aggregate purchase price of up to approximately Cdn.$24.8 million; and

  •
  the number of votes per share attached to the Class B Shares will be reduced from 500 votes to 300 votes per share.

        Upon the completion of the proposed Arrangement, Newco will indirectly hold 726,829 Class B Shares and 20,605,000 Class A Subordinate Voting Shares. Consequently, assuming the Arrangement includes the Class B Share Acquisition and the Class B Share Vote Reduction, Newco will indirectly hold 100% of the outstanding Class B Shares and approximately 16% of the outstanding Class A Subordinate Voting Shares, collectively representing approximately 68.8% of the votes attached to all the Class A Subordinate Voting Shares and Class B Shares then outstanding.

        If the Class B Share Acquisition is not approved by the Minority Class B Shareholders, but the Arrangement is otherwise approved by the requisite votes of Shareholders, then the Arrangement, excluding the Class B Share Acquisition and Class B Share Vote Reduction, will proceed (subject to the satisfaction or waiver of all other conditions), in which case Newco will indirectly control Class A Subordinate Voting Shares and Class B Shares representing approximately 56.8% of the votes attached to all the Class A Subordinate Voting Shares and Class B Shares then outstanding.

        Prior to the Effective Date, if the Class B Share Acquisition is approved by Minority Class B Shareholders and completed, Magna intends to cause the conversion of 148,704 Class B Shares held by the MIC Trust and 865714 Ontario Inc., a wholly-owned subsidiary of Magna, into Class A Subordinate Voting Shares with the result that such Class B Shares will not be purchased for cancellation pursuant to the Class B Share Acquisition.

        If, following the completion of the Arrangement, Magna purchases Class A Subordinate Voting Shares pursuant to its proposed substantial issuer bid, the voting power of the shares of Magna held, indirectly, by

Newco will increase depending on the number of Class A Subordinate Voting Shares purchased under Magna's proposed issuer bid. See "Information Concerning Magna — Proposed Substantial Issuer Bid".

Board of Directors of Magna

        Following the completion of the Arrangement, Magna's nine existing directors will continue to serve as directors and four additional directors will be appointed pursuant to the Plan of Arrangement. Ms. Belinda Stronach, Lady Barbara Thomas Judge, Mr. Gregory C. Wilkins and Mr. James D. Wolfensohn will be appointed to the Board pursuant to the Plan of Arrangement to hold office until the next annual meeting of Shareholders or until his or her successor is elected or appointed.

By-Law Amendment

        General By-law 1B-92 of Magna will be amended to remove the right of the Chairman of the Board to cast a second or deciding vote in the event of an equality of votes at meetings of the Board.

Governance Arrangements

        Pursuant to the Transaction Agreement, 445, the Stronach Trust, Russian Machines and RM Sub have agreed to enter, and to cause Newco, Newco I.5 and Newco II to enter, into certain agreements at the Effective Time that will govern their relationship as shareholders, including in particular the voting of the 20,605,000 Class A Subordinate Voting Shares and the 726,829 Class B Shares held directly or indirectly by Newco, Newco I.5 and Newco II. Such agreements (being the Investors Agreement, the Newco II Shareholders Agreement and the Exit Agreement) will provide, among other things, that RM Sub and 446 agree as follows:

  •
  446 will have the right to designate six nominees (including the Chair) and RM Sub will have the right to designate six nominees for election to the Board. The two current co-chief executive officers of Magna will also be nominated for election to the Board. At least four nominees of each of 446 and RM Sub must meet certain independence requirements under applicable securities laws and stock exchange rules. The parties are required to consult with each other to ensure that Canadian residency requirements under the OBCA are met and, in the event that the parties cannot agree on which directors will be Canadian residents, at least three of 446's independent nominees and at least two of RM Sub's independent nominees must be resident Canadians.

  •
  The board of directors of Newco will consist of six directors: two nominees of 446 (including the Chair), two nominees of RM Sub, and each of the current co-chief executive officers of Magna; provided that (i) if either of the co-chief executive officers ceases to serve as a Newco director, unless 446 and RM Sub otherwise agree, each of 446 and RM Sub shall cause Newco to have four directors, being two nominees of 446 and two nominees of RM Sub, and (ii) if either of the co-chief executive officers resigns as an executive officer of Magna, unless 446 and RM Sub otherwise agree, such co-chief executive officer may continue to serve as a director of Newco.

  •
  The directors of each of Newco I.5 and Newco II will be the same as the directors of Newco.

  •
  Corporate governance guidelines for Magna will provide that: (i) directors shall declare their interest and abstain from voting on all matters where there is an actual or perceived conflict, including, in the case of Principals who are directors, the appointment of members to Board committees or any matter where 446 or RM Sub has a conflict; and (ii) any material transaction that is out of the ordinary course of business (for the purposes of such guidelines) will require the approval of two-thirds of the directors, where a transaction is deemed to be material if certain specified financial thresholds are exceeded.

  •
  The sole business of Newco will be to acquire and hold securities of Newco I.5 and, indirectly, Class A Subordinate Voting Shares and Class B Shares, to distribute funds pursuant to Newco's distribution policy and to enter into and perform its obligations under those Transaction Documents to which it is a party.

  •
  The sole business of each of Newco I.5 and Newco II will be to, directly or indirectly, acquire and hold Class A Subordinate Voting Shares, to distribute funds pursuant to its distribution policy and to enter into and perform its obligations under those Transaction Documents to which it is a party.

  •
  Each of 446 and RM Sub (and certain of its affiliates, associates and joint actors) is prohibited from acquiring any additional Class A Subordinate Voting Shares and Class B Shares, except as follows:

  •
  pursuant to the exercise of options to purchase Class A Subordinate Voting Shares granted to such person by Magna;

  •
  with the prior approval of a majority of the directors of Newco;

  •
  purchases which, when added to the Class A Subordinate Voting Shares then held by Newco, 446, RM Sub, Principals Holdco and each of their affiliates and shareholders of their affiliates (after giving effect to the exercise of any options or rights to acquire Class A Subordinate Voting Shares held by them), would not exceed 20% in aggregate of the outstanding Class A Subordinate Voting Shares; or

  •
  the purchase of Class B Shares by 446 from 447 pursuant to the 446 Call Option.

Exit Arrangements

        Russian Machines, RM Sub, Newco, Newco I.5, Newco II and 446 will enter into the Exit Agreement which will provide that, at any time after the second anniversary of the Effective Date, RM Sub will have the right to withdraw its investment in Newco and Newco II and exit from its governance arrangements with the Stronach Trust by selling to Newco, or Newco's designee, its Newco shares, Newco II shares and the Newco II Loan in exchange for Class A Subordinate Voting Shares. At any time after the third anniversary of the Effective Date, 446 will have the right to require RM Sub to sell its Newco shares, Newco II shares and the Newco II Loan to Newco, or Newco's designee, in exchange for Class A Subordinate Voting Shares.

        The governance arrangements referred to above will terminate upon any sale by RM Sub of its investment in Newco and Newco II.

        Pursuant to the Exit Agreement, RM Sub is permitted to pledge its Newco shares, Newco II shares and the Newco II Loan Note (and the 20 million Class A Subordinate Voting Shares pledged as security therefor pursuant to the Pledge Agreement) to its lender to secure financing in connection with its investment in Magna. At any time following the Effective Date, in the event of a Realization Event (as such term is defined in the Exit Agreement), RM Sub's lender will have the right to realize on the pledged Class A Subordinate Voting Shares. In that event, the governance arrangements entered into indirectly by the Stronach Trust and Russian Machines will terminate.

Corporate Ownership Chart

        The following simplified chart shows the corporate shareholdings of Magna following the completion of the Arrangement as between the Stronach Trust, 445, 446, 447, Russian Machines, RM Sub, Principals Holdco, the Personal Holdcos, Newco, Newco I.5 and Newco II.

1.
The Principals Parentcos hold their interests in Principals Holdco directly or indirectly. The interests of Principals Holdco in Newco and Newco I.5 effectively represent an approximate 11% voting interest in Newco and a 16% dividend entitlement in Newco and its subsidiaries.

2.
Class A shares of Newco have 33 votes per share.

3.
Class C common shares in the capital of Newco and 1 million non-voting preferred shares of Newco II are issued, in each case, for $76,830,000. 84,799 voting preferred shares and 84,799 Class B common shares of Newco I.5 are issued for $76,830,000 and five common shares of each of the Personal Holdcos.

4.
Class C common shares in the capital of Newco represent a 42% dividend entitlement and an approximate 36% voting interest in Newco and its subsidiaries.

5.
Principal amount of Newco II Loan Note is Cdn.$ equivalent of $1,459,770,000.

6.
Class B shares of Newco have 1.5 votes per share and represent a 42% dividend entitlement and an approximate 53% voting interest in Newco and its subsidiaries.

7.
Class B shares of Newco II have 8 votes per share.

8.
20 million Class A Subordinate Voting Shares are issued for $1,536,600,000.

9.
Class A Subordinate Voting Shares and Class B Shares held, directly and indirectly, by Newco, Newco I.5 and Newco II represent, in aggregate, an approximate 56.8% voting interest in Magna (an approximate 68.8% voting interest if the Class B Share Acquisition and the Class B Share Vote Reduction are implemented).

Recommendation of the Board

        After careful consideration, on July 25, 2007 the Board unanimously, with Messrs. Stronach, Walker and Wolf declaring their interests and abstaining from voting, (i) concluded that the terms of the Arrangement are fair to the Shareholders and are in the best interests of Magna and authorized the submission of the Arrangement to Shareholders for their approval at the Meeting and (ii) recommended to Shareholders that they vote FOR the Arrangement Resolution, including, in the case of Minority Class B Shareholders, FOR the Class B Share Acquisition.

Interests of the Directors and Executive Officers in the Arrangement

The Stronach Trust

  •
  The Stronach Trust will, indirectly, be entitled to receive dividends paid by Magna to Newco in an amount that exceeds the dividends the Stronach Trust is entitled to receive from its current indirect shareholdings in Magna. Pursuant to the Arrangement, the Stronach Trust will transfer indirectly all of its 726,829 Class B Shares to Newco in exchange for equity securities in the capital of Newco representing an approximate 53% voting interest and a 42% dividend entitlement in Newco. Such shares will effectively be combined with the 20 million Class A Subordinate Voting Shares to be subscribed for by Newco II using the funding indirectly provided by Russian Machines and the 605,000 Class A Subordinate Voting Shares to be transferred by the Principals. Accordingly, following the Arrangement, so long as RM Sub remains an investor in Newco, the Stronach Trust will receive, indirectly, 42% of the dividends paid by Magna on the 20,605,000 Class A Subordinate Voting Shares and the 726,829 Class B Shares held indirectly by Newco. Magna believes that the Arrangement, including the resulting increased dividend entitlement for the Stronach Trust, will result in an improved alignment of the financial interests of the Stronach Trust and other Shareholders.

  •
  Pursuant to the terms of the Exit Agreement, if Russian Machines (through its wholly-owned subsidiary, RM Sub) exercises its right to withdraw its investment in Newco and Newco II, the Stronach Trust and the Principals will be entitled to receive 50% of any capital appreciation (after adjustment for taxes) on the 20 million Class A Subordinate Voting Shares issued pursuant to the Arrangement. If there is no capital appreciation in the 20 million Class A Subordinate Voting Shares or if the Stronach Trust exercises its right under the Exit Agreement to cause RM Sub to withdraw its investment in Newco and Newco II, the Stronach Trust will not have any entitlement in respect of the 20 million Class A Subordinate Voting Shares.

  •
  Pursuant to the European Transaction Agreement, on the Effective Date, one or more affiliates of Russian Machines will invest a net outlay of $150 million in consideration for a 50% interest in an affiliate of Stronach & Co., an entity associated with Mr. Stronach. As a result of this investment, one or more affiliates of Russian Machines will be entitled to receive, so long as RM Sub remains an investor in Newco, a 50% share of the net profits from the consulting and business development fees paid by Magna and its affiliates pursuant to existing consulting and business development contracts with Mr. Stronach, Stronach & Co. and their associates.

The Principals

  •
  Each of the Principals will, indirectly, be entitled to receive dividends paid by Magna to Newco in an amount that exceeds the dividend entitlement that each of the Principals is entitled to receive from his current direct and indirect shareholdings in Magna. Pursuant to the Arrangement, the Principals will transfer indirectly a total of 605,000 Class A Subordinate Voting shares to Newco I.5 in exchange for equity securities in the capital of Newco and its subsidiaries representing an approximate 11% voting interest, and a 16% dividend entitlement, in Newco. Such shares will effectively be combined with the 20 million Class A Subordinate Voting Shares to be subscribed for by Newco II using the funding indirectly provided by Russian Machines and the 726,829 Class B Shares transferred by the Stronach Trust. Accordingly, following the Arrangement, so long as RM Sub remains an investor in Newco, the Principals will receive, indirectly, 16% of the dividends paid on the 20,605,000 Class A Subordinate

    Voting Shares and the 726,829 Class B Shares held indirectly by Newco. Magna believes that the increased dividend entitlement for the Principals will be an important additional retention factor for these key executives.

  •
  Pursuant to the terms of the Exit Agreement, if Russian Machines (through its wholly-owned subsidiary, RM Sub) exercises its right to withdraw its investment in Newco and Newco II, the Stronach Trust and the Principals will be entitled to receive 50% of any capital appreciation (after adjustment for taxes) on the 20 million Class A Subordinate Voting Shares issued pursuant to the Arrangement. If there is no capital appreciation in the 20 million Class A Subordinate Voting Shares or if the Stronach Trust exercises its right to cause RM Sub to withdraw its investment in Newco and Newco II, the Principals will not have any entitlement in respect of the 20 million Class A Subordinate Voting Shares.

  •
  Mr. Donald J. Walker currently owns 10,000 Class B Shares. Consequently, if the Class B Share Acquisition is approved and implemented and Mr. Walker does not exercise his right to convert his Class B Shares into Class A Subordinate Voting Shares prior to the completion of the Arrangement, his Class B Shares will be purchased for cancellation by Magna in accordance with the terms of the Arrangement at a price of Cdn.$114 per share.

        See "Interests of Directors and Executive Officers in the Arrangement".

Court Approval

        The Arrangement requires Court approval under the OBCA. Prior to the mailing of this Circular, Magna obtained the Interim Order, which provides for the calling and holding of the Meeting, the grant of Dissent Rights and other procedural matters. A copy of the Interim Order is attached as Appendix D to this Circular. If the Arrangement Resolution is approved by Shareholders in the manner required by the Interim Order, the hearing in respect of the Final Order will take place on August 30, 2007 at 10:00 a.m. (Toronto time) in the Court located at 330 University Avenue, Toronto, Ontario. At the hearing for the Final Order, the Court will consider, among other things, the fairness and reasonableness of the Arrangement.

Regulatory Approvals

Competition Act Approval

        Under the Competition Act, a transaction that exceeds certain financial thresholds requires prior notification to the Commissioner unless the Commissioner issues an ARC or waives the filing obligation in respect of the transaction. If a transaction is a notifiable transaction, it may not be completed until the applicable statutory waiting period has expired, or the Commissioner has either issued an ARC or, in lieu of issuing an ARC, waived the filing obligation. The purchase of 42,000 Class C common shares in the capital of Newco by RM Sub pursuant to the Arrangement is a notifiable transaction. Russian Machines filed a request for an ARC with the Commissioner and received an ARC on July 19, 2007.

European Commission Approval

        Both Russian Machines and Magna conduct business in member states of the European Union. Council Regulation No. 139/2004 and accompanying regulations require notification to, and approval by, the European Commission of transactions exceeding certain financial thresholds before they can be implemented. Russian Machines filed a Form CO with the European Commission on July 25, 2007.

Rest of World

        Russian Machines and Magna have assets and sales in numerous jurisdictions throughout the world in addition to Canada and the European Union. Many of those jurisdictions have competition laws that could require that notifications be filed and clearances obtained prior to completion of the Arrangement. Other jurisdictions require filings following completion of the Arrangement. Appropriate filings will be made in those jurisdictions where it is determined that a filing is required. The competition laws of certain jurisdictions outside of Canada and the European Union permit relevant agencies to investigate and take proceedings in respect of transactions that are perceived to have an effect on competition in the jurisdiction. Russian Machines and Magna do not anticipate that there will be any investigations or proceedings that would have a material impact on the completion of the Arrangement.

Stock Exchange Matters

        Magna has filed an application with the TSX to approve the issuance and listing of the Class A Subordinate Voting Shares to be issued in connection with the Arrangement. At the time of mailing this Circular, the TSX has not yet approved (conditionally or otherwise) the listing of the Class A Subordinate Voting Shares issuable pursuant to the Arrangement as its review of the Arrangement is ongoing.

        If the Arrangement, including the Class B Share Acquisition, is approved by the requisite Shareholder votes described above under "Information Regarding the Arrangement — Required Shareholder Approvals", the Class B Shares will be de-listed from the TSX shortly after the Arrangement is effected.

Certain Income Tax Considerations for Shareholders

        Minority Class B Shareholders should carefully consider the income tax consequences of disposing of their Class B Shares to Magna pursuant to the Class B Share Acquisition as part of the Plan of Arrangement. See "Certain Income Tax Considerations for Shareholders". Minority Class B Shareholders should also seek advice from their own tax advisors as to the specific income tax consequences applicable to them on the disposition of their Class B Shares to Magna.

Proposed Substantial Issuer Bid

        On May 10, 2007, in connection with, and conditional upon completion of, the Arrangement, Magna announced its intention to make a substantial issuer bid to purchase up to 20 million of its outstanding Class A Subordinate Voting Shares. The issuer bid is expected to take the form of a "Dutch auction", whereby Magna will offer a range of prices within which it is willing to repurchase such Class A Subordinate Voting Shares. The issuer bid is expected to be an offer to purchase, for not more than an aggregate of $1,536,600,000, up to 20 million Class A Subordinate Voting Shares. Pricing information and other material terms and conditions of the issuer bid are expected to be determined by the Board and publicly announced prior to the Meeting.

        See "Proposed Substantial Issuer Bid".

Dissenting Shareholders' Rights

        Registered Minority Class B Shareholders will have Dissent Rights entitling them to seek appraisal of the fair value of their Class B Shares if the Arrangement, including the Class B Share Acquisition, is completed, but only if they strictly comply with the Dissent Procedures under the OBCA, as amended by the terms of the Plan of Arrangement and the Interim Order. The appraisal amount that a Dissenting Shareholder could be entitled to receive following the exercise of its Dissent Rights could be the same as, more than or less than the Class B Share Consideration provided for under the Arrangement in connection with the Class B Share Acquisition. A Registered Minority Class B Shareholder who wishes to exercise its Dissent Rights must provide to Magna International Inc. (337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 Attention: Secretary of the Corporation, facsimile number (905) 726-2603, prior to 5:00 p.m. (Toronto time) on August 27, 2007 (or prior to 5:00 p.m. (Toronto time) on the last Business Day preceding any adjournment or postponement of the Meeting), a written objection to the Class B Share Acquisition and otherwise comply with the Dissent Procedures. A Registered Minority Class B Shareholder's failure to follow exactly the Dissent Procedures specified under the OBCA, as amended by the Interim Order and the terms of the Plan of Arrangement, will result in the loss of Dissent Rights. Registered Minority Class B Shareholders considering exercising Dissent Rights should seek the advice of their own legal counsel. See "Dissenting Shareholders' Rights".

Risk Factors

        There are certain risk factors that should be considered by Shareholders in deciding how to vote on the Arrangement Resolution. Certain of these risk factors relate directly to the Arrangement while others relate to the business of Magna generally. In addition to the risk factors set out in this Circular, Shareholders should also consider the risks set out in "Description of the Business — Risk Factors" on pages 29 to 35 of Magna's Annual Information Form dated March 29, 2007 (which are incorporated by reference in this Circular). The risk factors relating to the Arrangement and to an investment in Magna shares following completion of the Arrangement include the following:

  •
  If the Arrangement becomes effective, Magna will be governed by a board of directors on which the Stronach Trust and Russian Machines each indirectly has the right to designate an equal number of nominees, in addition to the current co-chief executive officers, with the result that Magna may be considered to be effectively controlled, indirectly, by the Stronach Trust and Russian Machines for as long as the governance arrangements remain in place between them.

  •
  Magna's proposed Russian strategy involves making investments, and carrying on business and operations, in Russia, which will expose Magna to the political and economic risks and uncertainties of that country and which could, in turn, have an adverse effect on Magna's ability to implement its proposed Russian strategy and on Magna's financial results.

  •
  If Magna is unable to complete the Arrangement or if completion of the Arrangement is delayed, there could be an adverse effect on Magna's business and the market price of its Class A Subordinate Voting Shares and/or Class B Shares.

  •
  If the Transaction Agreement is terminated by Russian Machines, Magna or 445 in certain circumstances, there could be an adverse effect on the market price of Magna's Class A Subordinate Voting Shares and/or Class B Shares.

  •
  Magna may not realize the benefits of its emerging markets strategy which could have an adverse effect on Magna's business and results of operations.

  •
  Although Magna expects to execute its Russian strategy by way of its strategic alliance with Russian Machines, currently there are no binding contractual commitments in place between Magna and Russian Machines with respect to the identification and allocation of opportunities in the Russian automotive market and, consequently, there is no assurance that the proposed strategic alliance will materialize into viable automotive projects for Magna, which could have an adverse effect on Magna's Russian strategy.

  •
  If, following the Effective Time, either Russian Machines or the Stronach Trust chooses to exercise its exit rights pursuant to the Exit Agreement, the growth prospects and strategic objectives expected to be realized by Magna from the investment by, and strategic alliance with, Russian Machines could be affected adversely and, consequently, there could be an adverse effect on Magna's business and the market price of its Class A Subordinate Voting Shares and/or Class B Shares.

  •
  If, following the Effective Time, Russian Machines' lender exercises its right to realize on the 20 million Class A Subordinate Voting Shares pledged to it as collateral for its loan to RM Sub and thereby causes Russian Machines to withdraw its investment in Newco and Newco II and exit from the governance arrangements, the growth prospects and strategic objectives expected to be realized by Magna from the investment by, and strategic alliance with, Russian Machines could be affected adversely and, consequently, there could be an adverse effect on Magna's business, results of operations and/or the market price of its Class A Subordinate Voting Shares and/or Class B Shares.

  •
  Certain members of executive management and the Chairman have interests in the Arrangement that are different from those of other Shareholders. Those interested Board members have declared their interests and abstained from voting on the Board resolutions relating to the Arrangement.

        See "Risk Factors".

INFORMATION REGARDING THE MEETING

Date, Time and Place of Meeting

        This Circular is being provided to Shareholders in connection with the special meeting of Shareholders (the "Meeting") to be held on Tuesday, August 28, 2007 commencing at 9:30 a.m. (Toronto time) at The Design Exchange, 234 Bay Street, Toronto, Ontario, Canada.

Record Date

        July 16, 2007 is the record date for the Meeting (the "Record Date").

        Only Shareholders of record as of the close of business on the Record Date are entitled to receive notice of and to attend (in person or by proxy) and vote at the Meeting.

Special Business to be Conducted at the Meeting

        At the Meeting, Shareholders will be asked to consider and, if determined advisable, to approve, with or without amendment, the Arrangement Resolution. In connection with the Arrangement Resolution, the Class B Share Acquisition will also be subject to approval by the Minority Class B Shareholders. Copies of the full texts of the Arrangement Resolution and the form of Plan of Arrangement are attached as Appendices A and C, respectively, to this Circular.

Votes

        Each Class A Subordinate Voting Share is entitled to one vote per share and each Class B Share is entitled to 500 votes per share at the Meeting. The votes attached to the currently outstanding Class A Subordinate Voting Shares represent approximately 16.7% of the total votes attached to all of Magna's currently outstanding shares.

Forms of Proxy and Voting Instruction Forms

        If you are a holder of Class A Subordinate Voting Shares and/or Class B Shares, you are entitled to vote your shares in respect of the Arrangement Resolution. If you are a holder of Class B Shares, you are also entitled to vote your Class B Shares in respect of the Class B Share Acquisition. Depending on whether you hold Class A Subordinate Voting Shares and/or Class B Shares, you will receive a separate form of proxy or Voting Instruction Form, as the case may be, in respect of such shares. See "How to Vote Your Shares".

Required Shareholder Approvals

        At the Meeting, holders of Class A Subordinate Voting Shares and Class B Shares will be asked to vote on the Arrangement Resolution. The approval of the Arrangement Resolution will require the affirmative vote of:

  (a)
  at least two-thirds of the votes cast by the holders of Class A Subordinate Voting Shares and Class B Shares, voting together as a single class;

  (b)
  at least two-thirds of the votes cast by the holders of Class B Shares, voting separately as a class;

  (c)
  at least a simple majority of the votes cast by the holders of Class A Subordinate Voting Shares and Class B Shares, voting together as a single class, excluding the votes attached to Class A Subordinate Voting Shares or Class B Shares held by insiders participating in the Arrangement;

  (d)
  at least a simple majority of the votes cast by the Minority Class A Shareholders, voting separately as a class; and

  (e)
  with respect only to the Class B Share Acquisition, at least a simple majority of the votes cast by Minority Class B Shareholders, voting separately as a class;

        in each case, based on the votes cast by Shareholders present in person or represented by proxy at the Meeting.

HOW TO VOTE YOUR SHARES

        Your vote is important. Please read the information below then vote your shares, either by proxy or in person at the Meeting.

        This Circular is furnished in connection with the solicitation of proxies by Magna management for use at the Meeting (or any adjournment(s) or postponement(s) thereof) to be held at the time and place and for the purposes set out in the accompanying Notice. The information contained herein is given as at July 25, 2007, unless indicated otherwise. This Circular, the Notice, the accompanying form(s) of proxy and the Letter of Transmittal are being mailed on or about August 2, 2007 to Shareholders of record as of the close of business on the Record Date. Magna will bear all costs associated with the preparation and mailing of this Circular, the Notice, the accompanying form(s) of proxy and the Letter of Transmittal, as well as the costs of the solicitation of proxies. The solicitation will be primarily by mail. However, officers and regular employees of Magna may also solicit proxies (but not for additional compensation) personally, by telephone or other means of electronic transmission. Banks, brokerage houses and other custodians and nominees or fiduciaries will be requested to forward proxy solicitation material to their principals and to obtain authorizations for the execution of proxies, and will be reimbursed for their reasonable expenses in doing so. Magna has retained Georgeson, including its U.S. affiliate, Georgeson Shareholder Communications, Inc., to solicit proxies from Shareholders. Georgeson will be paid a proxy solicitation program management fee of Cdn.$70,000 and a fee of Cdn.$6.00 per call made by Georgeson to, or received by it from, Shareholders. Magna has also agreed to reimburse Georgeson for disbursements and GST where applicable.

        How you vote your shares depends on whether you are a registered Shareholder or a non-registered Shareholder. In either case, there are two ways you can vote at the Meeting — by appointing a proxyholder or by attending in person, although the specifics may differ slightly.

Registered Shareholders

        You are a registered Shareholder if your name is recorded in Magna's shareholder register and you hold one or more share certificates which indicate your name and the number of Class A Subordinate Voting Shares or Class B Shares which you own. As a registered Shareholder, you will receive a form(s) of proxy from the Transfer Agent representing the shares you hold. If you are a registered Shareholder, please refer to "How to Vote — Registered Shareholders" below.

Non-Registered Shareholders

        You are a non-registered Shareholder if a securities dealer, broker, bank, trust company or other nominee holds your shares for you, or for someone else on your behalf. As a non-registered Shareholder, you will most likely receive a Voting Instruction Form from either the Transfer Agent or Broadridge, although in some cases you may receive a form(s) of proxy from the securities dealer, broker, bank, trust company or other nominee holding your shares. If you are a non-registered Shareholder, please refer to "How to Vote — Non-Registered Shareholders".

How to Vote — Registered Shareholders

        If you are a registered Shareholder, you may either vote by proxy or in person at the Meeting.

Appointment of Proxyholder

        If you choose to vote by proxy, you are giving the person (referred to as a "proxyholder") or the persons named on your form(s) of proxy the authority to vote your shares on your behalf at the Meeting (including any adjournments or postponements). You may indicate on the form of the proxy how you want your proxyholder to vote your shares, or you can let your proxyholder make that decision for you. If you do not specify on the form(s) of proxy how you want your shares to be voted, your proxyholder will have the discretion to vote your shares as such proxyholder sees fit.

        If you have not appointed a proxyholder in place of the persons whose names are pre-printed on the form(s) of proxy and have not specified how you want your shares to be voted, your shares will be voted FOR approval of the Arrangement Resolution.

        The form(s) of proxy accompanying this Circular gives the proxyholder discretion with respect to any amendments or changes to matters described in the Notice of Special Meeting of Shareholders and with respect to any other matters which may properly come before the Meeting (including any adjournments or postponements). As of the date of this Circular, Magna is not aware of any amendments, changes or other matters to be addressed at the Meeting.

Submitting Votes by Proxy

        There are four different ways you can submit your vote by proxy — by phone, internet, mail or fax, in accordance with the instructions on the form(s) of proxy.

        If you are voting by phone or internet, you will require the Control Number, Holder Account Number and Access Number which have been pre-printed on your form(s) of proxy.

        The persons whose names have been pre-printed on your proxy form are all directors and/or officers of Magna and they will vote your shares unless you appoint someone else to be your proxyholder. You have the right to appoint someone else (who need not be a Shareholder) as your proxyholder, however, if you do, that person must vote your shares in person on your behalf at the Meeting. To appoint someone other than Magna's directors and/or officers as your proxyholder, insert the person's name in the blank space provided on the form(s) of proxy or, alternatively, complete, sign and submit another proper form of proxy naming that person as your proxyholder.

        A proxy submitted by mail or fax must be in writing, dated the date on which you signed it and be signed by you (or your authorized attorney). If such a proxy is being submitted on behalf of a corporate shareholder, the proxy must be signed by an authorized officer or attorney of that corporation. If a proxy is not dated, it will be deemed to bear the date on which it was sent to you.

        If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet vote is received by the Transfer Agent not later than 5:00 p.m. (Toronto time) on August 24, 2007 (or prior to 5:00 p.m. (Toronto time) on the second last Business Day preceding any adjournment or postponement of the Meeting).

Voting in Person

        If you attend in person, you do not need to complete or return your form(s) of proxy. When you arrive at the Meeting, a representative of the Transfer Agent will register your attendance before you enter the meeting.

        If you vote in person at the Meeting and had previously completed and returned your form(s) of proxy, your proxy will be automatically revoked and any votes you cast on a poll at the Meeting will count.

Revoking a Vote Made by Proxy

        You have the right to revoke a proxy with respect to any matter on which a vote has not already been cast. In order to do so, you must take ONE of the following actions:

  •
  vote again by phone or internet before 5:00 p.m. (Toronto time) on August 24, 2007 (or prior to 5:00 p.m. (Toronto time) on the second last Business Day preceding any adjournment or postponement of the Meeting);

  •
  deliver another completed and signed form of proxy, dated later than the first form of proxy, by mail or fax such that it is received by the Transfer Agent before 5:00 p.m. (Toronto time) on August 24, 2007 (or prior to 5:00 p.m. (Toronto time) on the second last Business Day preceding any adjournment or postponement of the Meeting);

  •
  deliver by mail or fax to Magna a signed written notice revoking the proxy, provided it is received before 5:00 p.m. (Toronto time) on August 24, 2007 (or prior to 5:00 p.m. (Toronto time) on the second last

    Business Day preceding any adjournment or postponement of the Meeting) at the following address: Magna International Inc., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1, Attention: Secretary of the Corporation; or

  •
  deliver a signed written notice revoking the proxy to the scrutineers of the Meeting, to the attention of the Chairman of the Meeting, at or immediately prior to the commencement of the Meeting or any adjournment or postponement of the Meeting.

How to Vote — Non-Registered Shareholders

        These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner and the issuer or its agent has sent these materials directly to you, your name, address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials directly to you, the issuer (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

Submitting Voting Instructions

        If you are a non-registered Shareholder and have received a Voting Instruction Form from the Transfer Agent, you must complete and submit your vote by phone, internet, mail or fax, in accordance with the instructions on the Voting Instruction Form. On receipt of a properly completed and submitted form, a legal form of proxy will be submitted on your behalf.

        You must ensure that your completed, signed and dated Voting Instruction Form or your phone or internet vote is received by the Transfer Agent not later than 5:00 p.m. (Toronto time) on August 24, 2007 (or prior to 5:00 p.m. (Toronto time) on the second last Business Day preceding any adjournment or postponement of the Meeting). If a Voting Instruction Form submitted by mail or fax is not dated, it will be deemed to bear the date on which it was sent to you.

        If you are a non-registered Shareholder and have received a Voting Instruction Form from Broadridge, please complete it and submit your vote by proxy in accordance with the instructions provided to you on the form by Broadridge.

        In some cases, you may have received a form of proxy instead of a Voting Instruction Form, even though you are a non-registered Shareholder. Such a form of proxy will likely be stamped by the securities dealer, broker, bank, trust company or other nominee holding your shares and be restricted as to the number of shares to which it relates. In this case, you must complete the form of proxy and submit it to the Transfer Agent as described above under the section titled "How to Vote — Registered Shareholders — Submitting Votes By Proxy".

Voting in Person

        If you have received a Voting Instruction Form from the Transfer Agent and wish to attend the Meeting in person or have someone else attend on your behalf, you must complete, sign and return the Voting Instruction Form to the Transfer Agent in accordance with the instructions in the form. The Transfer Agent will send you a form of proxy giving you the right to attend the Meeting.

        If you have received a Voting Instruction Form from Broadridge and wish to attend the Meeting in person or have someone else attend on your behalf, you must complete, sign and return the Voting Instruction Form to Broadridge in accordance with the instructions in the form. Broadridge will send you a form of proxy giving you the right to attend the Meeting.

        If you have received a form of proxy and wish to attend the Meeting in person or have someone else attend on your behalf, you must insert your name, or the name of the person you wish to attend on your behalf, in the blank space provided on the form of proxy.

Revoking a Voting Instruction Form or Proxy

        If you wish to revoke a Voting Instruction Form or form of proxy with respect to any matter on which a vote has not already been cast, you must contact the Transfer Agent (for Voting Instruction Forms sent to you by the Transfer Agent), Broadridge (for Voting Instruction Forms sent to you by Broadridge) or your securities dealer, broker, bank, trust company or other nominee or other intermediary (for a form of proxy sent to you by such intermediary) and comply with any applicable requirements relating to the revocation of votes made by Voting Instruction Form or proxy.

BACKGROUND TO THE PROPOSAL AND THE ARRANGEMENT

        The provisions of the Transaction Agreement and the Transaction Documents are the result of negotiations conducted among representatives of Magna, the Special Committee, the Stronach Trust, Russian Machines and the Principals, and their respective advisors. The following is a summary of the principal events leading up to the Proposal, the negotiation of the Transaction Documents and meetings, negotiations, discussions and actions between the parties that preceded the public announcement of the Proposal and the calling of the Meeting.

Background to the Proposal

        Under the leadership of President Vladimir Putin and then Chancellor Gerhard Schroeder, in 2001 Russia and Germany agreed to cooperate in several areas, including industry, culture, politics and energy. One of Magna's directors, Dr. Klaus Mangold, was part of a working group formed to identify potential industrial partnerships between the two countries. This working group, in conjunction with the German Committee on Eastern European Economic Relations chaired by Dr. Mangold, retained Roland Berger Strategy Consultants GmbH ("Roland Berger") in 2005 to assist in considering the potential automotive opportunities and to carry out a study designed to:

  (i)
  understand the automotive sector in Russia;

  (ii)
  develop scenarios regarding the future development of the Russian automotive sector and the long-term development of the Russian economy generally; and

  (iii)
  make specific recommendations to achieve a sustainable and modern automotive sector in Russia.

        The study was sponsored by several industry participants, including Magna, for which sponsors received Roland Berger's report on the study's findings as well as a comprehensive fact book on the Russian market.

        The findings were reviewed with Magna's Board at its annual strategy session in January 2006. At the meeting, there was a wide-ranging discussion about Magna's need to expand markets, operations and customers beyond North America and Western Europe. This included a specific focus on opportunities in emerging markets, including Russia. (For a further description of Magna's business strategy concerning Russia, see "Reasons for the Arrangement from the Perspective of Magna".)

        In March 2006, Magna's co-chief executive officer, Mr. Siegfried Wolf, and Board members Messrs. Klaus Mangold and Franz Vranitzky visited both Moscow and Nizhny Novgorod (where GAZ Group's automotive operations are based) on a fact-finding mission concerning potential automotive opportunities for Magna, and met with representatives of both international and Russian OEMs, including Mr. Oleg Deripaska representing GAZ Group, and senior Russian officials, including Mr. Boris Alyoshin, Chairman of the Federal Agency for Industry, and Mr. German Gref, Economic Development and Trade Minister.

        In late June 2006, Messrs. Mangold and Wolf, together with Mr. Alexander Navolozki (who was later appointed Magna' representative in Moscow) and senior officers of Magna Europe, Magna Steyr and other Magna operating groups, met with Mr. Deripaska in Graz, Austria, the location of Magna Steyr's principal operations, to introduce Magna's automotive capabilities and to explore potential business opportunities. GAZ Group, controlled indirectly by Mr. Deripaska through his ownership of Basic Element and Russian Machines, had recently acquired the production tools of the previous generation Chrysler Sebring for the purpose of producing the vehicle in Russia.

        In late July 2006, Messrs. Stronach and Wolf met with Mr. Deripaska in Graz to discuss a potential cooperation between Magna and GAZ Group. Those discussions went beyond the production of the Chrysler Sebring and included potential cooperation on light commercial vehicles ("LCVs"), including Magna's involvement in engineering, development and parts supply for GAZ Group LCVs.

        In late August 2006, Mr. Alyoshin and senior representatives of AvtoVAZ, the leading automotive OEM in Russia, visited Graz and met with Magna Steyr management to discuss Magna's capabilities and potential business opportunities for Magna in Russia. The participants at the meeting established a joint working group to further explore opportunities for all parties.

        In mid-September 2006, Messrs. Wolf and Navolozki met with Mr. Deripaska in Moscow to discuss the possibility of GAZ Group spinning off its component manufacturing business, and how Magna could potentially participate in such a transaction.

        Later in September 2006, Messrs. Mangold and Wolf met with Mr. Deripaska at Magna's European headquarters in Oberwaltersdorf, Austria and discussed the possibility of Russian Machines taking a 40% ownership interest in Magna's future Russian activities. Those discussions in turn led to the exploration of a possible privatization proposal, in which one of Mr. Deripaska's companies might become a strategic minority investor in a privatized Magna.

        Over the course of the last several years, Magna's Board and executive management have considered ways to ensure that Magna remains competitive in the global automotive industry given the numerous difficult challenges confronting the industry, including the recent and expected future growth in vehicle production outside of Magna's traditional markets of North America and Western Europe, the slowing growth in those traditional markets, and the continued market share declines of Magna's largest customers. In addition, the Board and executive management have been concerned about succession issues and the preservation of the "Magna principles" for the long-term benefit of all Magna stakeholders. The Magna principles extend beyond those currently set out in Magna's Corporate Constitution and Employee Charter of Rights and include: decentralized decision-making; technical, "hands on" management; smaller, focused plants; employee and management profit sharing and other employee programs; controls on debt and capital spending; a focus on technology and innovation; the need to develop strong technical workers and managers; and a commitment to long-term growth and profitability.

        Both before and during the autumn of 2006, certain members of Magna's executive management and Mr. Stronach had been approached by several potential financial investors and intermediaries with privatization and other restructuring proposals. In each instance, after consulting with executive management and members of the Board or the lead director, Mr. Stronach rejected such proposals for a variety of reasons, including governance, preservation of the Magna principles, maintaining Magna's competitive profile and, in particular, concerns about taking on any significant financial leverage.

        In furtherance of the ongoing discussions with Basic Element, certain members of Magna's executive management met on several occasions during the autumn of 2006 with representatives of Basic Element and its advisors to explore a possible framework for a privatization proposal. Mr. Stronach was not an active participant in those discussions nor did he indicate his willingness to proceed with any proposed transaction. Rather, he advised executive management that, if they were able to develop with Basic Element a proposal that addressed his concerns and was in the interests of Magna and its stakeholders, he would be prepared to consider it and present it to the Board for its consideration. Throughout those discussions, Basic Element was not provided with access to any non-public information concerning Magna.

        Throughout the autumn of 2006, Magna and Magna Steyr management continued to discuss various business opportunities in the Russian market with Russian Machines (including its subsidiary GAZ Group) and AvtoVAZ. Those discussions covered a range of potential business opportunities across many of Magna's product capabilities. In late September 2006, Magna and AvtoVAZ signed a memorandum of understanding for cooperation in the development of a family of C-segment (compact) cars, the manufacture and supply of automotive parts and the construction of an assembly plant in Russia. The memorandum reflected the interest of both parties to explore the feasibility of those projects, while making no formal commitment to proceed.

        In November 2006, Messrs. Stronach and Wolf travelled to Moscow and met with Mr. Deripaska as well as senior Russian government officials to discuss the importance ascribed by the Russian Federation to the automotive sector in connection with its economic development, and the role that Magna could play in the development of a modern automotive industry in Russia.

        Later in November 2006, Magna entered into a memorandum of understanding with GAZ Group related to the establishment of a joint supply organization, support of the localization of DaimlerChrysler products, a strategic cooperation in the production of GAZ Group products outside Russia and the supply of powertrain components by Magna to GAZ Group. During this time, Magna also entered into a separate memorandum of understanding with Russian Machines related to a strategic cooperation in the areas of automotive parts manufacturing and logistics with the objective of fostering the development of a modern automotive parts industry in Russia. That cooperation also provides for the completion of feasibility studies for the building or restructuring of plastic and metal forming facilities in Russia to supply GAZ Group as well as other OEMs.

        In early December 2006, at its regularly scheduled planning meeting, Magna's Board was informed by executive management of the privatization discussions with Basic Element (Magna's then lead director, Mr. Edward C. Lumley, having been informed approximately one month earlier). Mr. Stronach and other Board members discussed with executive management their concerns that taking on significant debt in connection with any privatization proposal could harm Magna's competitive position given the uncertain industry outlook. As a result of those concerns, the privatization concept was rejected.

        In late December 2006, Magna signed a framework agreement with AvtoVAZ, a further step to the memorandum of understanding signed in September 2006, which outlines more specifically how the two parties would proceed to collaborate on any specific automotive project.

        In January 2007, at the Board's annual strategy meetings, there was further discussion of Magna's recently announced business initiatives in Russia, along with broader discussion of growth opportunities in Russia and other emerging markets.

        In late January 2007, Mr. Wolf met Mr. Deripaska during the World Economic Forum in Davos, Switzerland. In addition to discussing ongoing business matters between Magna and the GAZ Group, the two discussed possible changes to the previously considered privatization framework that might address the financial leverage concern. That discussion led to further meetings between certain members of Magna's executive management and representatives of Basic Element to consider changes to the proposed privatization framework. However, Mr. Stronach rejected the revised concept when it was subsequently reviewed with him.

        In late March 2007, Mr. Deripaska was in Austria on other business and met with Messrs. Stronach and Wolf in Oberwaltersdorf at Magna's European headquarters. At that meeting, a preliminary alternative proposal for a strategic alliance was discussed. The proposal involved a significant equity investment in Magna by Russian Machines that would allow Magna to continue as a public company and still achieve the objective of improving Magna's competitive profile for the benefit of all of its stakeholders without the financial leverage associated with a privatization. Specifically, the proposed strategic alliance was intended to:

  (i)
  provide a strong industrial partner in Russia with economic interests aligned with Magna's Shareholders to assist Magna in carrying out its expansion strategy in Russia and other emerging markets (see "Reasons for the Arrangement from the Perspective of Magna" for a more complete discussion of Magna's long-term diversification and expansion strategy given the challenges confronting its traditional customers in North America and Western Europe and the importance of Russia to that strategy);

  (ii)
  achieve a greater alignment of interest between the Stronach Trust and other Shareholders, while also creating "checks and balances" on the exercise of the Stronach Trust's control of Magna;

  (iii)
  ensure that Magna's culture, fundamental operating principles and business philosophies are preserved and protected; and

  (iv)
  potentially strengthen the financial position of Magna through Russian Machines' equity investment in Magna.

        Mr. Stronach advised Mr. Wolf and certain other members of executive management that, if they were able to develop with Basic Element such a strategic alliance proposal that would improve Magna's ability to compete in the global market and was in the interests of all of its stakeholders, he would be prepared to consider it.

        In April 2007, certain members of Magna's executive management met with representatives of Basic Element and its advisors to explore the strategic alliance proposal. Those meetings led directly to the submission of the Proposal by Russian Machines to Magna's Board and to the trustees of the Stronach Trust on April 23, 2007.

        There is currently no agreement, arrangement or understanding between Mr. Deripaska or the companies controlled by him and either Magna or Mr. Stronach and the Stronach Trust concerning a privatization of Magna.

Establishment of the Special Committee; Consideration of the Proposal and the Transaction Agreement

        On April 23, 2007, in response to its receipt of the Proposal, the Board established the Special Committee. The mandate of the Special Committee was to: (i) consider the Proposal; (ii) consider whether the Proposal and related transactions would be in the best interests of Magna and its stakeholders (including its shareholders and employees); (iii) make recommendations to the Board as to whether the Board should proceed with the transactions described in the Proposal; and (iv) make recommendations to the Board with regard to the appropriate terms and conditions under which the Board should approve one or more of these transactions.

        The members of the Special Committee are Messrs. Michael D. Harris (Chairman of the Special Committee), Klaus Mangold, Donald Resnick, Franz Vranitzky and Lawrence Worrall. The Special Committee retained Fasken Martineau DuMoulin LLP to act as its independent legal counsel and CIBC World Markets to act as its independent financial advisor.

        In the course of its review and evaluation of the Proposal, the Special Committee met on April 23, April 26, May 1, May 4, May 6, May 8 and twice on May 9, together at times with members of executive management of Magna, legal counsel to the Special Committee and CIBC World Markets, to consider, among other things:

  •
  the terms and conditions of the Proposal;

  •
  the proposed strategic decision to enter the Russian automotive market;

  •
  alternatives by which to effect Magna's entry into the Russian automotive market;

  •
  the terms upon which an investment by Russian Machines would be in the best interests of Magna and its stakeholders;

  •
  background information related to Basic Element, Russian Machines and their ultimate controller, Mr. Oleg Deripaska;

  •
  the current ownership structure of Magna;

  •
  pro forma ownership and voting power scenarios that could result from the implementation of the transactions contemplated by the Proposal;

  •
  the interests of Shareholders and other stakeholders in Magna;

  •
  the possible terms upon which it would be in the best interests of Magna to issue securities and repurchase securities;

  •
  the fairness of the proposed Class B Share Acquisition to the Shareholders and other stakeholders;

  •
  the Shareholder approvals and voting mechanics for the transactions contemplated by the Proposal;

  •
  pro forma financial information on both a consolidated and per share basis;

  •
  the use of proceeds resulting from the issuance of any securities by Magna; and

  •
  certain accounting, tax and legal issues which arose in connection with their deliberations.

        During the course of its review, the Special Committee decided that, if the Special Committee were eventually to recommend to the Board that Magna enter into an agreement in furtherance of the Proposal, the Special Committee would make such a recommendation only if the implementation of the transactions contemplated by the Proposal was conditional upon obtaining the approval of a majority of the votes cast by the Minority Class A Shareholders, notwithstanding that such a shareholder vote may not be required by applicable law. That recommendation by the Special Committee was approved by the Board.

        At the Special Committee's May 9, 2007 meeting (its first of two meetings on May 9, 2007), executive management presented drafts of the Transaction Agreement and the European Transaction Agreement, reviewed in detail with the Special Committee and its legal and financial advisors both agreements and explained their material terms and conditions. Executive management also indicated which sections and terms had been subject to substantial negotiations between executive management and Russian Machines. The schedules to the draft Transaction Agreement were also discussed.

        The Board met on May 9, 2007 and at this meeting the Special Committee reported its progress to the Board. Following the adjournment of the Board meeting, the Special Committee met for a second time with members of executive management and its financial and legal advisors. At that meeting, CIBC World Markets provided its oral opinion, later confirmed in writing, that as of the date thereof and based on and subject to the assumptions, limitations and qualifications set forth in the Fairness Opinion, the cash consideration of Cdn.$114.00 per Class B Share to be received by the Minority Class B Shareholders pursuant to the Class B Share Acquisition is fair, from a financial point of view, to the Minority Class B Shareholders. The Special Committee also considered again the terms of the draft Transaction Agreement and considered these terms along with the advice of the Special Committee's legal and financial advisors.

Recommendation of the Special Committee Regarding the Proposal and the Transaction Agreement

        The Special Committee, having met and deliberated on a number of occasions regarding the Proposal, having carefully considered related background information and supporting information and having received and considered the advice of its advisors, unanimously resolved during its second meeting on May 9, 2007 to recommend to the Board that Magna enter into the Transaction Agreement, which included by its terms an obligation to propose the Arrangement to the Shareholders.

        In arriving at its recommendation, the Special Committee considered, among other matters:

  (a)
  the reasoning and conclusions of executive management of Magna with respect to the merits of Magna's proposed growth strategy in the Russian automotive market, the merits of an investment by Russian Machines and the prospects for a related increase in shareholder value (see "Reasons for the Arrangement from the Perspective of Magna");

  (b)
  the background, credentials and business experience of Mr. Oleg Deripaska, including his reported extensive business operations and success in Russia with regard to Basic Element and Russian Machines;

  (c)
  the consideration of Cdn.$114.00 to be received by the holders of Class B Shares in connection with the Class B Share Acquisition pursuant to the Arrangement represents a premium of approximately 30% over the volume-weighted average closing price of the Class A Subordinate Voting Shares(1) on the TSX over the 20 trading days ended April 20, 2007 (the last trading day prior to the receipt of the Proposal);

(1)
The trading price of the Class A Subordinate Voting Shares was considered as the reference point in regard to the price of the proposed purchase of the Class B Shares under the Proposal since: (i) the Class B Shares are relatively illiquid as compared to the Class A Subordinate Voting Shares; (ii) the majority of the trading volume and value of Magna's equity securities occurs with reference to its Class A Subordinate Voting Shares; (iii) neither the Class A Subordinate Voting Shares nor the Class B Shares held by the Minority Class B Shareholders influence the control of the Corporation; and (iv) the Class A Subordinate Voting Shares and the Class B Shares have the same dividend entitlement.

(d)
the financial advice of CIBC World Markets with regard to the Class B Share Acquisition;

(e)
the Fairness Opinion to the effect that, as of May 9, 2007, and based on and subject to the assumptions and limitations set forth in the opinion, the cash consideration of Cdn.$114.00 per Class B Share to be received by the Minority Class B Shareholders pursuant to the Class B Share Acquisition is fair, from a financial point of view, to the Minority Class B Shareholders;

(f)
the merits of the price per share of $76.83 for the proposed issuance of 20 million Class A Subordinate Voting Shares by Magna to Newco II and the fact that this private placement, which would raise proceeds of $1,536,600,000, would be undertaken without any discount to the market price of the Class A Subordinate Voting Shares and without any commission or finder's fee being payable in regard to the proposed issuance;

(g)
the merits of the proposed structure and reorganization of shareholdings among the Stronach Trust, Magna's controlling shareholder, Russian Machines and the Principals;

(h)
the fact that the Arrangement will not result in a change of control of Magna;

(i)
the existence and merits of the exit mechanisms available to the Stronach Trust and Russian Machines;

(j)
the terms of the Class B Share Vote Reduction, which will occur if the Class B Share Acquisition is implemented pursuant to the Arrangement, and will result in a reduction in the number of votes per Class B Share such that the Class B Shares held indirectly by Newco, after the completion of the Class B Share Acquisition, will represent approximately the same percentage of total votes carried by all Class A Subordinate Voting Shares and Class B Shares together (on a fully-diluted basis) as were carried by the Class B Shares controlled or directed by Frank Stronach and 445 (excluding the shares held by the DPSPs) prior to the transactions contemplated by the Transaction Agreement;

(k)
the procedures by which the Arrangement will be approved, including the fact that the Arrangement will require the approval of a majority of the Minority Class A Shareholders (which may not be a requirement by statute or regulation, but is a condition recommended by the Special Committee and adopted by the Board and included in the Transaction Agreement), and the requirement for Court approval;

(l)
the terms of the Transaction Agreement, which permit the Board to consider and respond to alternative proposals and take any action consistent with its obligation to properly discharge its fiduciary duties;

(m)
that the Transaction Agreement and the Arrangement may be abandoned by Magna on five days' notice prior to the filing of the Articles of Arrangement, notwithstanding any requisite approval and authorization by Shareholders, if the Board fails to recommend, recommends against, withdraws its recommendation, or modifies or changes in a manner adverse to Russian Machines its recommendation for the Arrangement;

(n)
that the Transaction Agreement contains no obligation by Magna to pay any termination fee to any party under any circumstances (apart from the expense reimbursement obligation of Magna in favour of Russian Machines up to a maximum of $10 million if Magna is in breach of the Transaction Agreement and such breach resulted in the failure of the Effective Time to occur on or before the Outside Date);

(o)
the availability of Dissent Rights to the Registered Minority Class B Shareholders with respect to the Class B Share Acquisition pursuant to the Arrangement; and

(p)
Magna's intention to conduct a substantial issuer bid after the completion of the Transaction.

        Accordingly, the Special Committee unanimously recommended to the Board that Magna enter into the Transaction Agreement.

        The foregoing discussion of the factors reviewed by the Special Committee is not intended to be exhaustive. In view of the wide variety of factors considered in connection with their evaluation of the Proposal, the Special Committee did not find it practicable to, and therefore did not, quantify or assign relative weights to specific factors or methodologies in reaching its conclusion. In addition, individual members of the Special Committee may have given different weights to different factors.

Recommendation of the Board Regarding the Proposal and the Transaction Agreement

        After careful consideration of the recommendations of the Special Committee and extensive discussion and advice from legal counsel to the Special Committee, the Board approved, with Messrs. Stronach, Walker and Wolf declaring their interests and abstaining from voting, that Magna enter into the Transaction Agreement.

        On May 10, 2007, Magna and Russian Machines entered into the Transaction Agreement and issued a joint Press Release to that effect.

Fairness Opinion of CIBC World Markets

        On May 9, 2007, CIBC World Markets delivered its oral opinion, later confirmed in writing, to the Special Committee, which concluded that, as of May 9, 2007 and subject to the assumptions, limitations and qualifications set forth in the Fairness Opinion, the cash consideration of Cdn.$114.00 per Class B Share to be received by the Minority Class B Shareholders pursuant to the Class B Share Acquisition is fair, from a financial point of view, to the Minority Class B Shareholders.

        The Fairness Opinion has been provided to the Special Committee for its use in considering the Class B Share Acquisition. The Fairness Opinion is not a recommendation to Shareholders as to how to vote in respect of any aspect of the Arrangement. As described above, the Fairness Opinion was one of many factors taken into consideration by the Special Committee in making its determination to unanimously recommend that Magna enter into the Transaction Agreement. Similarly, the Fairness Opinion was only one of many factors taken into consideration by the Board of Directors in making its determination to unanimously approve the Transaction Agreement and the Arrangement and recommend that Shareholders accept it.

        Pursuant to the terms of its engagement letter with Magna, CIBC World Markets is to be paid a fee for its services as financial advisor to the Special Committee and the delivery of the Fairness Opinion. No fees payable to CIBC World Markets were contingent on the announcement of the Transaction or on the success or completion of any aspect of the Transaction or on whether the cash consideration to be received by the Minority Class B Shareholders pursuant to the Class B Share Acquisition was determined to be fair, from a financial point of view, to the Minority Class B Shareholders. The amount of the fee payable to CIBC World Markets under the engagement letter is not material to CIBC World Markets. Magna also agreed to reimburse CIBC World Markets for its reasonable expenses incurred in connection with the performance of its engagement and to indemnify CIBC World Markets against certain liabilities.

        The Fairness Opinion was provided for the use of the Special Committee and for inclusion in this Circular. Shareholders are encouraged to read the full text of the Fairness Opinion attached as Appendix B to this Circular.

Review and Recommendation by the Special Committee of the Plan of Arrangement and the Transaction Documents

        The Special Committee met again on June 7 and July 12, 2007. At these meetings, the status of the proposed transaction was reviewed and executive management provided comments regarding the status of the preparation and negotiation of definitive transaction documentation, as well as reactions that executive management had received during the investor and analyst meetings that executive management undertook during the period from May 23, 2007 to June 12, 2007. The Special Committee also reviewed drafts of the Transaction Documents and considered a draft of the Circular.

        On July 25, 2007, the Special Committee met and reviewed the status of the transaction and the latest drafts of the Transaction Documents, the Plan of Arrangement and the Circular. Following the completion of its review, the Special Committee recommended to the Board that Magna implement the Arrangement and enter into the Transaction Documents to which it is a party, subject to the required approvals by shareholders and regulatory authorities and otherwise upon such terms and conditions as the Board may consider necessary or advisable.

Recommendation of the Board Regarding the Plan of Arrangement and the Transaction Documents

        After careful consideration by the Board, the Board unanimously concluded that the terms of the Arrangement are fair to the Shareholders and are in the best interests of Magna and authorized the submission of the Arrangement to Shareholders for their approval at the Meeting. The Board also determined unanimously to recommend to Shareholders that they vote FOR the Arrangement Resolution, including, in the case of Minority Class B Shareholders, FOR the Class B Share Acquisition. The Board also unanimously approved the Circular, the Plan of Arrangement and the execution of the Transaction Documents to which Magna is a party, being the Exchange Agreement, the Principals Exchange Agreement and the Registration Rights Agreement. Each director of Magna has indicated he intends to vote his Class A Subordinate Voting Shares and/or Class B Shares for the Arrangement Resolution. In adopting the Special Committee's recommendations and concluding that the Arrangement is fair to the Shareholders and that the Arrangement is in the best interests of Magna, the Board considered, among other things, and relied upon the same factors and considerations that the Special Committee relied upon, as described above, and adopted the Special Committee's analyses in their entirety. The resolutions of the Board approving the Arrangement, the Circular and the Transaction Documents to which Magna is a party were passed unanimously by all directors voting thereon. In each case, Messrs. Stronach, Walker and Wolf disclosed their interests and abstained from voting.

Certain Effects of the Arrangement

        If the Arrangement is approved by the Shareholders and the other conditions to the closing set out in the Transaction Agreement are either satisfied or waived, Magna will file Articles of Arrangement on or about the fifth Business Day following closing giving effect to the Arrangement. Pursuant to the Arrangement, among other things:

  •
  Magna will issue from treasury 20 million Class A Subordinate Voting Shares to Newco II.

  •
  The number of directors on the Board will be increased from nine to 13 and the following individuals will be appointed pursuant to the Arrangement to fill the four vacancies resulting from such increase, to hold office until the next annual meeting of Shareholders or until their successors are elected or appointed:

  •
  Ms. Belinda Stronach;

  •
  Lady Barbara Thomas Judge;

  •
  Mr. Gregory C. Wilkins; and

  •
  Mr. James D. Wolfensohn.

  •
  Provided the Class B Share Acquisition is approved by the Minority Class B Shareholders:

  •
  all Class B Shares outstanding immediately prior to the Effective Time, other than Class B Shares held by Newco or Dissenting Shareholders, shall be transferred without any further act or formality by the holder thereof to Magna for Cdn.$114.00 in cash per Class B Share;

  •
  the Class B Shares held by Dissenting Shareholders shall be deemed to have been transferred without any further act or formality to Magna, and such holders shall cease to have any rights as Shareholders other than the right to be paid the fair value of their Class B Shares as set out in the Plan of Arrangement; and

  •
  the rights privileges, restrictions and conditions attaching to the remaining Class B Shares shall be amended to provide that the number of votes attached to the outstanding Class B Shares shall be reduced from 500 to 300 votes per share.

    •
    Magna's by-laws will be amended to remove the provision that confers on the Chairman of the Board the right to cast a second or deciding vote in the event of an equality of votes at meetings of the Board.

        If the Arrangement is approved by the requisite votes of Shareholders, provided the Class B Share Acquisition is also approved by the Minority Class B Shareholders, following completion of the Arrangement, Newco will be the sole indirect shareholder of the Class B Shares and the Class B Shares will be delisted from the TSX. Magna will, however, continue to be a reporting issuer in each province and territory in Canada and the Class A Subordinate Voting Shares will continue to be registered under U.S. federal securities laws and listed and traded on the TSX and the NYSE.

        If the Arrangement is approved by the requisite votes of Shareholders, but the Class B Share Acquisition is not approved by the Minority Class B Shareholders, then the Arrangement, excluding the Class B Share Acquisition and the Class B Share Vote Reduction, will proceed (subject to the satisfaction or waiver of all other conditions), with the result that the Minority Class B Shareholders will not receive any payment for their Class B Shares in connection with the Arrangement. In addition, the Class B Shares will continue to be listed and traded on the TSX. See "The Arrangement — Required Shareholder Approvals".

Effects on Magna if the Arrangement is Not Completed

        If the Arrangement is not approved by the Shareholders, or if the Arrangement is not completed for any other reason, the Arrangement will not be effected with the result that the investment by, and strategic alliance with, Russian Machines will not take place and Magna will not proceed with its proposed substantial issuer bid.

Reasons for the Arrangement from the Perspective of Magna

        The Arrangement is expected to enable Magna to accelerate its strategic efforts to capitalize on the significant growth opportunities in the growing Russian automotive market, as well as other emerging markets, by working together with an established, local strategic alliance partner. In addition, the Class B Share Acquisition will allow holders of Class B Shares (other than the Stronach Trust) to receive appropriate value for their investment in Class B Shares.

Take Advantage of Growth Opportunities in Emerging Markets

        Expand in Emerging Markets.    As part of the business strategy previously approved by the Board, Magna seeks to expand in emerging markets in order to:

  •
  further diversify its automotive sales by region and by customer;

  •
  benefit from the significant growth in vehicle production expected in these markets;

  •
  expand its global manufacturing footprint in low cost countries; and

  •
  support its existing customers in these markets.

        Magna's geographic and customer concentration, based on consolidated 2006 sales, was as follows:

Geographic and Customer Concentration

Market/Customer	Percentage of Sales
Geographic Market:
North America	54%
Western Europe	45%
Rest of World	1%

Total	100%
Customer:
General Motors	25%
DaimlerChrysler	24%
BMW	18%
Ford	14%
All Others	19%

Total	100%

        Approximately 99% of Magna's consolidated 2006 sales came from North America and Western Europe, which are relatively low growth and high cost markets. In addition, several significant customers in these traditional markets are experiencing declining market shares.

        High Growth, Low Cost Regions.    According to J.D. Power & Associates, the mature automotive markets of North America, Western Europe and Japan are expected to experience low or negative growth rates in comparison to the top five emerging markets, which are characterized by much higher growth rates and significantly lower costs, as illustrated by the table below:

Estimated Increase in Production Units: 2006-2012

Market	Additional Light Vehicles(1) Produced (millions)	Percentage Increase (Decline)
Top Mature Markets:
North America	1.2	8%
Western Europe	0.8	5%
Japan	(0.3)	(3%	)
Top Emerging Markets:
China	5.1	77%
Eastern Europe
Russia	1.2	89%
All other	1.7	47%
Southeast Asia	1.9	80%
India	1.0	63%
South America	0.7	23%

(1)
Light vehicles is defined as passenger cars plus light commercial vehicles.

Source: J.D. Power & Associates / LMC Q1 2007

Magna's Presence in Emerging Markets.    Magna has increased, and expects to continue to increase, its presence in several emerging markets, in particular the following:

  •
  In 2001, Magna operated one seat facility in China. In 2006, Magna had 11 production facilities and four product development and engineering centres in China covering interiors, seating, closures,

    powertrain, mirrors and body and chassis product areas. Most of those facilities were recently built. Construction continues on additional Magna facilities in China that will open in the next year.

  •
  Magna has 13 manufacturing, engineering and product development facilities in Eastern Europe (none of which is located in Russia), with capabilities in exteriors, body and chassis, closures, seating, plastics, mirrors and complete vehicle engineering.

  •
  In recent years, Magna has opened offices in China, India and Thailand from which to expand its presence in those emerging markets.

Russia — Growth Opportunity

        Magna believes that its Russian strategy provides significant opportunities given:

  •
  the expected growth in the Russian automotive market, and other markets, including other countries in the CIS;

  •
  the importance ascribed by the Russian Federation to the automotive industry as representing a critical part of Russia's future economic growth;

  •
  the level of vertical integration of the Russian OEMs, together with their desire to outsource automotive production;

  •
  the expansion of capacity of Magna's traditional customers in the Russian market;

  •
  the lack of a mature automotive supply base in Russia to support the expected growth;

  •
  the current limited presence of Magna's global competitors, which could give Magna an "early mover" advantage; and

  •
  Magna's depth and breadth of automotive supply capabilities, which position Magna to support the automotive industry in Russia.

        Among emerging markets, Russia has experienced rapid economic (including automotive) growth and offers substantial growth potential. Russian gross domestic product (GDP) nearly quadrupled in the period from 1998 to 2006. During that period, Russian automotive sales almost doubled.

        As of 2006, Russia had a population of approximately 143 million people, rising income per capita, and an expanding middle class. In addition, Russia has readily available critical resources, including energy, steel, aluminium and other raw materials, as well as a relatively educated workforce. Magna understands that the Russian Federation considers the automotive industry to be a key industry in the country's future economic development.

        The increased availability of vehicle loans has aided in the growth in Russian automotive sales. According to Roland Berger, the percentage of total Russian vehicle sales that included vehicle loans increased from 7% of sales in 2002 to 42% in 2006, and that percentage is forecast to grow in 2007 as well.

        Higher automotive sales in recent years and the expectation of further sales increases have led to growth in the number of automotive dealers in Russia. Foreign brands, which have a growing market share in Russia, represent the largest portion of the growth in the number of dealers.

        Despite the recent strength in Russian automotive sales and production, the automotive industry's share of GDP in Russia is well below the average of many other vehicle-producing countries, and Russia has a relatively low level of vehicle ownership, both of which indicate that strong growth potential exists for its automotive industry.

        Due to these and other factors, automotive production and sales in Russia are expected to increase significantly between 2006 and 2012 as follows:

Russia: Anticipated Growth in Automotive Production and Sales: 2006-2012

	2006	2012	Percentage Increase
	(light vehicles, in millions)
Automotive Production	1.4	2.6	89%
Automotive Sales	1.9	2.7	41%

Source: J.D. Power & Associates / LMC Q1 2007

        According to Roland Berger, sales of passenger cars in the broader CIS market are expected to be over 4 million units by 2016, which is larger than the current market in Germany. This represents market growth between 2006 and 2016 of approximately 90%. Russia and Ukraine are the largest contributors to this growth in automotive sales. Roland Berger forecasts that, by 2016, the Russian passenger car market alone is expected to be the fifth largest globally, compared to the tenth largest in 2006.

        AvtoVAZ is the dominant original equipment manufacturer (OEM) in the Russian passenger car market (and unrelated to Russian Machines and Basic Element). GAZ Group is Russia's dominant producer of light commercial vehicles and buses, although GAZ Group intends to expand its presence in passenger cars. AvtoVAZ and GAZ group accounted for 62% and 16%, respectively, of Russian light vehicle production in 2006. In terms of Russian light vehicle sales, according to Global Insight, AvtoVAZ and GAZ Group held approximate market shares in 2006 of 33% and 9%, respectively, which declined substantially from 59% and 14%, respectively, in 2001. Sales of imported vehicles have grown rapidly over the last five years, as Russian consumers have become more sophisticated about the vehicle market and its various product offerings.

        The Russian OEMs recognize the need to produce higher quality, more competitive vehicles and to streamline their operations, in order to stem their declining market share. The Russian OEMs are more vertically integrated than their North American and Western European counterparts. As a result, the local supply base is relatively undeveloped. The Russian OEMs have expressed an interest in reducing their level of vertical integration, and accessing new technologies and know-how from automotive suppliers. The undeveloped local supply base, Magna's broad portfolio of capabilities and technologies and the fact that few of Magna's global competitors currently have a substantial operating presence in Russia, together present Magna with a significant growth opportunity in Russia.

        During 2006, Magna began separate discussions with both AvtoVAZ and GAZ Group about potential cooperation agreements under which Magna could assist in the design, development and manufacture of vehicles and vehicle systems. In September 2006, Magna and AvtoVAZ signed a memorandum of understanding for cooperation in the development of a family of C-segment (compact) cars, the manufacture of automotive parts and the construction of an assembly plant. In November 2006, Magna entered into a memorandum of understanding with each of Russian Machines and GAZ Group. In December 2006, Magna and AvtoVAZ entered into a framework agreement, a further step to the memorandum of understanding signed in September 2006, and which outlines more specifically how the parties would proceed to collaborate on any specific automotive project in Russia. Discussions regarding the agreements with AvtoVAZ and GAZ Group have continued during 2007.

        Moreover, recognizing its market potential, several of the world's leading automakers are in the process of expanding local production in Russia. Accordingly, the combination of Magna's opportunities with both Russian OEMs and longstanding customers is expected to generate acceptable returns on capital invested, while supporting both the local OEMs and Magna's traditional customers in Russia. Developing a manufacturing presence in Russia is also expected to meet Magna's objective of improving its global manufacturing footprint, and could provide an export base from which to support Magna's significant presence and base of operations elsewhere in Europe.

        Economic Incentives Available in Russia.    Import duties apply to automotive parts and vehicles imported into Russia. In 2006, the Russian government passed decrees associated with the manufacture of automotive components and the assembly of vehicles. The purpose of these decrees was to encourage the local assembly of vehicle systems and complete vehicles by significantly reducing or eliminating the tariff duties on components and systems imported into Russia that are used to assemble systems and complete vehicles locally.

        The potential admission of Russia into the World Trade Organization (WTO) is expected to reduce the benefits that are provided under such decrees as membership in the WTO is expected to require the reduction of tariff duties over time.

        In addition, several regional economic incentives may be available in Russia to automotive parts manufacturers, including reduced profit and property taxes, reduced real estate rental rates and infrastructure support. Certain special economic zones also provide reduced import duties for auto parts manufacturers.

Need for Strategic Alliance Partner

        Through Magna's previously announced cooperation agreements with AvtoVAZ and the GAZ Group and its activities in Eastern Europe, Magna has developed a good understanding of the opportunities and risks associated with its Russian expansion initiative. In targeting the Russian market, Magna believes that the best way to minimize risks and maximize returns is by working with an established, local strategic alliance partner. This is expected to minimize the risks of investing in start-up operations, allow Magna to reduce its time to market and gain "first mover" advantages in relation to its competitors. Additionally, Magna expects to benefit by having improved access to a skilled workforce and local management through its strategic alliance partner and accelerating its understanding of Russian business practices and culture.

        Russian Machines as Strategic Alliance Partner.    Russian Machines is a wholly-owned subsidiary, and represents the machinery sector, of Basic Element. Russian Machines' businesses include airplane manufacturer Aviacor, train car manufacturer Abakanvagonmash, and a majority interest in the automobile manufacturer GAZ Group. GAZ Group is Russia's second-largest automotive company producing cars, vans, trucks, buses and construction equipment, and is the fourth-largest bus and seventh-largest light commercial vehicle manufacturer worldwide. The unaudited consolidated revenues of Russian Machines and GAZ Group for the fiscal year ended December 31, 2006 were approximately $4.7 billion and $4.5 billion, respectively. Russian Machines' subsidiaries currently employ approximately 130,000 people.

        Basic Element is one of the largest, privately held industrial conglomerates operating in Russia, having interests in seven sectors: energy (including EuroSibEnergo, the operator of two of the largest energy businesses in Siberia, and United Company RUSAL Limited, the world's largest aluminium producer); machinery (including Russian Machines); resources (including Batu Mining, the second largest ore-mining complex in Mongolia); financial services (including Commercial Bank Soyuz, a major Russian bank, and Ingosstrakh Insurance Company, a major Russian insurance company); construction (including GlavMosStroy, a major Moscow-based construction company); development; and aviation. The unaudited consolidated revenues of Basic Element for the fiscal year ended December 31, 2006 were approximately $18 billion. Basic Element group currently employs approximately 240,000 people and has locations in Russia, other countries within the CIS, and elsewhere in Europe, Africa, Latin America and Australia.

        Mr. Oleg Deripaska is the founder, Chairman of the Board of Directors, and ultimate controller of Basic Element. He is Vice-President of the Russian Union of Industrialists and Entrepreneurs, Chairman of the Board of the Russian National Committee of the International Chamber of Commerce, a member of the Russian Federal Business Council and, since 2004, he has represented Russia in the Asia-Pacific Economic Cooperation Business Advisory Council. Mr. Deripaska is also a member of the Board of Directors of United Company RUSAL Limited, and a member of the Boards of Trustees of the National Science Support Foundation, the Bolshoi Theatre and the School of Business Administration at Moscow State University.

        Consistent with its existing business strategy, Magna will explore opportunities to expand its business in Russia and, pursuant to the Transaction Agreement, will complete a feasibility study regarding such expansion within 18 months of the Effective Date for presentation to the Board. Russian Machines will use commercially reasonable efforts to assist and support Magna in identifying, developing and implementing strategic opportunities in the Russian automotive industry.

        As part of the Arrangement, Russian Machines has agreed that Newco will act as custodian of the culture, business philosophies and operating principles that have been the cornerstone of Magna's success to date, and that Newco, Newco I.5 and Newco II will preserve and protect Magna's Corporate Constitution and other key philosophies and principles. In particular, Newco, Newco I.5 and Newco II will not support any change that materially compromises the fundamental employee profit-sharing and Employee Charter principles.

Reasons for the Arrangement from the Perspective of Russian Machines

        Russian Machines shares Magna's strategic vision for Russia and seeks to forge an alliance with Magna that would allow it not only to partner with Magna in pursuing opportunities in Russia but also to participate in the future growth and success of Magna on a global basis. Since entering into a memorandum of understanding with Magna International Europe in November 2006, Russian Machines has worked closely with members of the Magna Steyr group to explore the feasibility of various projects that could allow Russian Machines to expand its automotive business in Russia. Russian Machines expects significant growth in Russia's domestic automotive market over the next five to 10 years due to factors such as the ready availability of critical resources, including energy, steel, aluminium and other raw materials, and a relatively educated workforce. Russian Machines believes Magna is the right partner with which to take advantage of this growth opportunity.

        Several of Magna's attributes are attractive to Russian Machines, including:

  •
  Magna's proven success in building world-class manufacturing operations in North America, Europe and Asia;

  •
  the depth and breadth of Magna's automotive supply capabilities, including complete vehicle design, engineering and assembly expertise; and

  •
  Magna's familiarity with the Russian environment from its activities in Eastern Europe.

        Russian Machines believes that the alliance with Magna will create synergies throughout the business chain and that Magna is uniquely positioned to play a key role in Russia.

        Russian Machines' significant equity investment will allow Russian Machines to participate in the future growth and success of Magna on a global basis. The transaction structure and governance rights will allow it to participate in directing the future of Magna, especially strategies for the Russian automotive market, and align the interests of Russian Machines and the Stronach Trust with respect to Magna. Russian Machines believes Magna's operations and management are strong and respects the culture, business philosophy and operating principles currently in place, all of which forms a solid base from which to grow. Russian Machines also believes the transaction is an excellent long-term investment opportunity and that with the resources and expertise of Russian Machines and Magna, they can together accelerate entry into the Russian and other emerging automotive markets.

THE ARRANGEMENT

Required Shareholder Approvals

        At the Meeting, holders of Class A Subordinate Voting Shares and Class B Shares will be asked to vote to approve the Arrangement Resolution. The approval of the Arrangement Resolution will require the affirmative vote of:

  (a)
  at least two-thirds of the votes cast by the holders of Class A Subordinate Voting Shares and Class B Shares, voting together as a single class;

  (b)
  at least two-thirds of the votes cast by the holders of Class B Shares, voting separately as a class;

  (c)
  at least a simple majority of the votes cast by the holders of Class A Subordinate Voting Shares and Class B Shares, voting together as a single class, excluding the votes attached to Class A Subordinate Voting Shares or Class B Shares held by insiders participating in the Arrangement;

  (d)
  at least a simple majority of the votes cast by the Minority Class A Shareholders, voting separately as a class; and

  (e)
  with respect only to the Class B Share Acquisition, at least a simple majority of the votes cast by Minority Class B Shareholders, voting separately as a class;

in each case, based on the votes cast by Shareholders present in person or represented by proxy at the Meeting.

        The Arrangement Resolution must be approved by the requisite majorities in order for Magna to seek the Final Order and implement the Arrangement on the Effective Date. Notwithstanding the approval of the Arrangement Resolution by the holders of Class A Subordinate Voting Shares and Class B Shares, Magna reserves the right not to proceed with the Arrangement in accordance with the terms of the Transaction Agreement and the Plan of Arrangement.

        The Arrangement may be approved with or without the Class B Share Acquisition and the Class B Share Vote Reduction. The Class B Share Acquisition and the Class B Share Vote Reduction are conditional upon the requisite approvals as described under paragraphs (a), (b), (c) and (d) immediately above, as well as the requisite approval described under paragraph (e). Accordingly if all such approvals are obtained, the Arrangement will be effected (subject to the satisfaction or waiver of all other conditions), including the Class B Share Acquisition and the Class B Share Vote Reduction, in accordance with the Plan of Arrangement attached as Appendix C to this Circular. If the requisite approvals described under paragraphs (a), (b), (c) and (d) immediately above are obtained, but the requisite approval described under paragraph (e) is not obtained, the Arrangement, excluding the Class B Share Acquisition and the Class B Share Vote Reduction, will proceed (subject to the satisfaction or waiver of all other conditions). If the requisite approvals described under paragraphs (a), (b), (c) and (d) immediately above are not obtained, the Arrangement will not proceed, regardless of the results of the vote regarding the Class B Share Acquisition under paragraph (e).

        The Stronach Trust currently indirectly controls 726,829 Class B Shares (representing approximately 66.5% of the Class B Shares outstanding). The Stronach Trust has advised Magna that it will vote, or cause to be voted, all such Class B Shares in favour of the Arrangement Resolution. The Stronach Trust is an insider and is not a Minority Class B Shareholder.

Arrangement Mechanics

        The following description is qualified in its entirety by reference to the full text of the Plan of Arrangement attached as Appendix C to this Circular. Upon the Arrangement becoming effective, the following transactions, among others, will occur and will be deemed to occur at the Effective Time in the order set out in the Plan of Arrangement.

        All provisions marked with an asterisk (*) will be included in the Plan of Arrangement only in the event that the transaction contemplated by the step in paragraph (y) below is approved by a simple majority of the votes cast by the Minority Class B Shareholders, voting in person or by proxy separately as a class, all as set out in the Interim Order. If the Minority Class B Shareholders do not so approve such step, all provisions marked with an asterisk (*) will be deleted in their entirety from the Plan of Arrangement prior to the Effective Time.

        Commencing at the Effective Time:

  (a)
  the 726,829 Class B Shares held by 445 shall be transferred to 446 (free and clear of Liens) in exchange for the issuance of 99 fully paid and non-assessable common shares in the capital of 446;

  (b)
  the 726,829 Class B Shares held by 446 shall be transferred to 447 (free and clear of Liens) in exchange for the issuance of 99 fully paid and non-assessable common shares in the capital of 447;

  (c)
  the 100 common shares of 447 held by 446 shall be transferred to Newco (free and clear of Liens) in exchange for the issuance of 41,999 fully paid and non-assessable Class B Shares in the capital of Newco;

  (d)
  five common shares in the capital of Walker Holdco held by Principals Holdco shall be transferred to Newco (free and clear of Liens) in exchange for the issuance of 162.5 fully paid and non-assessable Class A Series 1 shares of Newco;

  (e)
  five common shares in the capital of Wolf Holdco held by Principals Holdco shall be transferred to Newco (free and clear of Liens) in exchange for the issuance of 162.5 fully paid and non-assessable Class A Series 2 shares of Newco;

  (f)
  five common shares in the capital of Galifi Holdco held by Principals Holdco shall be transferred to Newco (free and clear of Liens) in exchange for the issuance of 25 fully paid and non-assessable Class A Series 3 shares of Newco;

  (g)
  five common shares in the capital of Koob Holdco held by Principals Holdco shall be transferred to Newco (free and clear of Liens) in exchange for the issuance of 25 fully paid and non-assessable Class A Series 4 shares of Newco;

  (h)
  five common shares in the capital of Palmer Holdco held by Principals Holdco shall be transferred to Newco (free and clear of Liens) in exchange for the issuance of 25 fully paid and non-assessable Class A Series 5 shares of Newco;

  (i)
  95 common shares in the capital of Walker Holdco held by Principals Holdco shall be transferred to Newco I.5 (free and clear of Liens) in exchange for the issuance of 6,175 fully paid and non-assessable Class A-1, Series 1 Common Shares and 6,175 fully paid and non-assessable Class A Preferred Series 1 Shares in the capital of Newco I.5;

  (j)
  95 common shares in the capital of Wolf Holdco held by Principals Holdco shall be transferred to Newco I.5 (free and clear of Liens) in exchange for the issuance of 6,175 fully paid and non-assessable Class A-1, Series 2 Common Shares and 6,175 fully paid and non-assessable Class A Preferred Series 2 Shares in the capital of Newco I.5;

  (k)
  95 common shares in the capital of Galifi Holdco held by Principals Holdco shall be transferred to Newco I.5 (free and clear of Liens) in exchange for the issuance of 950 fully paid and non-assessable Class A-1, Series 3 Common Shares and 950 fully paid and non-assessable Class A Preferred Series 3 Shares in the capital of Newco I.5;

  (l)
  95 common shares in the capital of Koob Holdco held by Principals Holdco shall be transferred to Newco I.5 (free and clear of Liens) in exchange for the issuance of 950 fully paid and non-assessable Class A-1, Series 4 Common Shares and 950 fully paid and non-assessable Class A Preferred Series 4 Shares in the capital of Newco I.5;

  (m)
  95 common shares in the capital of Palmer Holdco held by Principals Holdco shall be transferred to Newco I.5 (free and clear of Liens) in exchange for the issuance of 950 fully paid and non-assessable Class A-1, Series 5 Common Shares and 950 fully paid and non-assessable Class A Preferred Series 5 Shares in the capital of Newco I.5;

  (n)
  Newco shall issue to RM Sub 42,000 fully paid and non-assessable Class C Common Shares in the capital of Newco in exchange for cash in the aggregate amount of $76,830,000;

  (o)
  Newco I.5 shall issue to Newco 84,799 fully paid and non-assessable voting preferred shares and 84,799 fully paid and non-assessable Class B Common Shares in the capital of Newco I.5 in exchange for cash in the aggregate amount of $76,830,000 and the transfer to Newco I.5 of five common shares in the capital of each of the Personal Holdcos (free and clear of Liens);

  (p)
  Newco II shall issue to RM Sub 100 fully paid and non-assessable Class A Common Shares in the capital of Newco II in exchange for cash in the aggregate amount of Cdn.$100;

  (q)
  Newco II shall issue to Newco I.5 1,000,000 fully paid and non-assessable Non-Voting Preferred Shares in the capital of Newco II in exchange for cash in the aggregate amount of $76,830,000;

  (r)
  RM Sub shall advance the Newco II Loan to Newco II in exchange for the Newco II Loan Note;

  (s)
  Magna shall issue to Newco II from treasury 20 million fully paid and non-assessable Class A Subordinate Voting Shares in exchange for cash in the aggregate amount of $1,536,600,000;

  (t)
  Magna, Newco I.5, Newco II, 445, Russian Machines and RM Sub shall enter into the Exchange Agreement;

  (u)
  Magna, Newco, Newco I.5, Principals Holdco, GKP Holdco, SW CDN Holdings Inc., the Principals Parentcos, the Personal Holdcos and the Principals shall enter into the Principals Exchange Agreement;

  (v)
  Section 2.6 of By-law No. 1B-92 of Magna shall be amended to remove the provision that confers on the Chairman of the Board the right to cast a second or deciding vote in the event of an equality of votes at meetings of the Board;

  (w)
  the number of directors on the Board shall be increased from nine to 13 and the nominees elected to fill the four vacancies resulting from such increase shall be the persons set out below, who will hold office until the next annual meeting of Shareholders or until their successors are elected or appointed:

Name	Resident Canadian
Belinda Stronach	Yes
Lady Barbara Thomas Judge	No
Gregory C. Wilkins	Yes
James D. Wolfensohn	No
  (x)
  *the Class B Shares held by Dissenting Shareholders shall be deemed to be transferred to Magna for cancellation (free and clear of Liens) and such holders shall cease to have any rights as shareholders other than the right to be paid the fair value of their Class B Shares as set out in Section 4.1 of the Plan of Arrangement;

  (y)
  *concurrently with the deemed transfers provided for in paragraph (x), all Class B Shares, other than (i) Class B Shares held by Dissenting Shareholders and (ii) Class B Shares held by Newco or a subsidiary thereof, shall be transferred by the registered holders thereof to Magna (free and clear of Liens) in exchange for Cdn.$114.00 in cash per Class B Share and shall be cancelled;

  (z)
  *with respect to each Class B Share transferred or deemed to be transferred to Magna pursuant to paragraph (x) or (y) and concurrently with the deemed transfers provided for in paragraph (x):

  (i)
  the registered holder of each such Class B Share shall cease to be the holder of record of such Magna Class B Share and such holder's name shall be removed as the holder of such Class B Share from the register of Class B Shares; and

  (ii)
  Magna shall be deemed to be the transferee of each such Class B Shares (free and clear of Liens) and each such Class B Shares shall be deemed to have been cancelled;

  (aa)
  *the rights privileges, restrictions and conditions attaching to the Class B Shares shall be amended, and shall be deemed to have been amended, to provide that the number of votes attached to the outstanding Class B Shares shall be reduced from 500 to 300 votes per share; and

  (bb)
  except as otherwise specifically amended or modified by the Plan of Arrangement, the Articles of Arrangement shall be deemed to be, and shall continue to be deemed to be, in all respects, the articles of incorporation of Magna and the Certificate of Arrangement shall be deemed to be, and shall continue to be deemed to be, in all respects, the certificate of incorporation of Magna.

Letter of Transmittal

        If you are a registered holder of Class B Shares, you will have received with this Circular a Letter of Transmittal. In order to receive your portion of the consideration for your Class B Shares, you must complete and sign the Letter of Transmittal enclosed with this Circular and deliver it and the other documents required by it to the Depositary in accordance with the instructions contained in the Letter of Transmittal. You can request additional copies of the Letter of Transmittal by contacting the Depositary.

        The Letter of Transmittal contains procedural information relating to the Arrangement and should be reviewed carefully. If you are a non-registered holder of Class B Shares, you should carefully follow the instructions from the Intermediary that holds Class B Shares on your behalf in order to submit your Class B Shares and receive your portion of the Class B Share Consideration.

Delivery of Consideration

        Provided the Arrangement includes the Class B Share Acquisition, at the Effective Time, Magna will deliver the Class B Share Consideration to the Depositary.

        Provided the Arrangement includes the Class B Share Acquisition, after the Effective Time, upon surrender to the Depositary for cancellation of certificate(s) that immediately prior to the Effective Time represented Class B Shares, together with the Letter of Transmittal and other documents required by the Letter of Transmittal, the holder of such surrendered certificate(s) shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a cheque issued by the Depositary representing that amount of cash that such holder has the right to receive, and the certificate(s) so surrendered shall forthwith be cancelled. If the Arrangement includes the Class B Share Acquisition, on and after the Effective Time, all certificates that represented Class B Shares immediately prior to the Effective Time will cease to represent any rights with respect to Class B Shares and will only represent the right to receive the applicable portion of the Class B Share Consideration payable pursuant to the Plan of Arrangement.

        Any use of mail to transmit certificate(s) for Class B Shares and/or Letters of Transmittal is at the risk of the registered holder of Class B Shares. If these documents are mailed, it is recommended that registered mail, with return receipt requested, and with proper insurance, be used.

        In the event of a transfer of ownership of Class B Shares prior to the Effective Time of the Arrangement that is not registered in the transfer records of Magna, a cheque representing the proper amount of cash may be delivered to the transferee if the certificate representing such Class B Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer prior to the Effective Time, as specified in more detail in the Letter of Transmittal.

        Under no circumstances will interest on the consideration payable in connection with the Class B Share Acquisition accrue or be paid by Magna or the Depositary to persons depositing Class B Shares in connection with the Class B Share Acquisition, regardless of any delay in making such payment.

        The Depositary will act as the agent of persons who have deposited Class B Shares in connection with the Class B Share Acquisition for the purpose of receiving payment from Magna and transmitting payment from Magna to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Class B Shares.

        Unless otherwise directed in the Letter of Transmittal, the cheque to be issued by the Depositary will be issued in the name of the registered holder of Class B Shares so deposited. Unless the person who deposits the certificate(s) representing the Class B Shares instructs the Depositary to hold the cheque for pick up by checking the appropriate box in the Letter of Transmittal, a cheque will be forwarded by first class mail to the address supplied in the Letter of Transmittal. If no address is provided, a cheque will be forwarded to the address of the holder of Class B Shares as shown on the register of the Transfer Agent.

        If any registered holder of Class B Shares fails for any reason to surrender to the Depositary for cancellation the certificate(s) formerly representing Class B Shares, together with such other documents or instruments required to entitle the holder to receive the cash payment described above, on or before the sixth anniversary of the Effective Date, such certificate(s) shall cease to represent a claim by or interest of any former holder of Class B Shares of any kind or nature. On such anniversary date, all certificates representing Class B Shares and cash to which such former holder was entitled, together with any entitlements to dividends, distributions and interest thereon, shall be deemed to have been donated and forfeited to Magna.

        Magna and the Depositary will be entitled to deduct and withhold from any consideration otherwise payable to a holder of Class B Shares such amounts as Magna or the Depositary is required or permitted to deduct and withhold with respect to such payment under applicable laws.

        The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain out-of-pocket expenses and will be indemnified by Magna against certain liabilities and expenses in connection therewith.

Governance Arrangements

        Pursuant to the Transaction Agreement, 445, the Stronach Trust, Russian Machines and RM Sub have agreed to enter, and cause Newco, Newco I.5 and Newco II to enter, into certain agreements at the Effective Time that will govern their relationship as shareholders, including in particular the voting of the 20,605,000 Class A Subordinate Voting Shares and 726,829 Class B Shares to be held indirectly by Newco, Newco I.5 and Newco II. Such agreements, being the Investors Agreement, the Newco II Shareholders Agreement and the Exit Agreement, will provide, among other things, that RM Sub and 446 agree as follows:

  •
  446 will have the right to designate six nominees (including the Chair) and RM Sub will have the right to designate six nominees for election to the Board. The two current co-chief executive officers of Magna will also be nominated for election to the Board. At least four nominees of each of 446 and RM Sub must meet certain independence requirements under applicable securities laws and stock exchange rules. The parties are required to consult with each other to ensure that Canadian residency requirements under the OBCA are met and in the event that the parties cannot agree on which directors will be Canadian residents, at least three of 446's independent nominees and at least two of RM Sub's independent nominees must be resident Canadians;

  •
  the board of directors of Newco will consist of six directors: two nominees of 446 (including the Chair), two nominees of RM Sub, and each of the current co-chief executive officers of Magna; provided that (i) if either of the co-chief executive officers ceases to serve as a Newco director, unless 446 and RM Sub otherwise agree, each of 446 and RM Sub shall cause Newco to have four directors, being two nominees of 446 and two nominees of RM Sub, and (ii) if either of the co-chief executive officers resigns as an executive officer of Magna, unless 446 and RM Sub otherwise agree, such co-chief executive officer may continue to serve as a director of Newco;

  •
  the directors of each of Newco I.5 and Newco II will be the same as the directors of Newco;

  •
  corporate governance guidelines for Magna will provide that: (i) directors must declare their interest and abstain from voting on all matters where there is an actual or perceived conflict, including, in the case of Principals who are directors, the appointment of members to Board committees or any matter where 446 or RM Sub has a conflict; and (ii) any material transaction out of the ordinary course of business (for the purposes of such guidelines) will require the approval of two-thirds of the directors, where a transaction is deemed to be material if certain specified financial thresholds are exceeded;

  •
  the sole business of Newco will be to acquire and hold securities of Newco I.5 and, indirectly, Class A Subordinate Voting Shares and Class B Shares, to distribute funds pursuant to Newco's distribution policy and to enter into and perform its obligations under those Transaction Documents to which it is a party;

  •
  the sole business of Newco I.5 and Newco II will be to, directly or indirectly, acquire and hold Class A Subordinate Voting Shares, to distribute funds pursuant to Newco I.5's and Newco II's distribution policy and to enter into and perform its obligations under those Transaction Documents to which it is a party; and

  •
  each of 446 and RM Sub (and certain of its affiliates, associates and joint actors) is prohibited from acquiring any additional Class A Subordinate Voting Shares and Class B Shares, except as follows:

  (i)
  pursuant to the exercise of options to purchase Class A Subordinate Voting Shares granted to such person by Magna;

  (ii)
  with the prior approval of a majority of the directors of Newco;

  (iii)
  purchases which, when added to the Class A Subordinate Voting Shares then held by Newco, 446, RM Sub, Principals Holdco and each of their affiliates and shareholders of their affiliates (after giving effect to the exercise of any options or rights to acquire Class A Subordinate Voting Shares held by them), would not exceed 20% in aggregate of the outstanding Class A Subordinate Voting Shares; or

  (iv)
  the purchase of Class B Shares by 446 from 447 pursuant to the 446 Call Option.

Board of Directors of Magna

        Pursuant to the Investors Agreement to be entered into upon the completion of the Arrangement, 446, an indirect wholly-owned subsidiary of the Stronach Trust, and RM Sub, a wholly-owned subsidiary of Russian Machines, agree that each will have the right to designate six nominees for election to the Board, at least four of whom must be independent directors; and Donald J. Walker and Siegfried Wolf, the current co-chief executive officers, will also be nominated for election to the Board, with the result that the Board will consist of 14 directors.

        Although Russian Machines is entitled to designate up to six director nominees, upon closing of the Arrangement, Magna's nine existing directors will continue to serve as directors and four additional directors will be appointed pursuant to the Plan of Arrangement for a total of 13 directors. The existing nine directors of Magna are Messrs. Michael D. Harris (Lead Director), Louis E. Lataif, Klaus Mangold, Donald Resnick, Frank Stronach, Franz Vranitzky, Donald J. Walker, Siegfried Wolf and Lawrence Worrall. The following additional individuals will be appointed to the Board to hold office until the next annual meeting of Shareholders or until his or her successor is elected or appointed:

Belinda Stronach, 41 Aurora, Ontario, Canada	In April 2007, Ms. Stronach was appointed and is currently Executive Vice-Chairman of Magna. In February 2001, Ms. Stronach was appointed Chief Executive Officer of Magna and in January 2002 she also became Magna's President. Ms. Stronach announced her resignation as President and Chief Executive Officer of Magna on January 20, 2004 to seek election to the Parliament of Canada to represent the riding of Newmarket-Aurora, Ontario. Ms. Stronach was elected to the House of Commons in the 2004 general election and then re-elected in the 2006 general election. In 2005 she joined the Cabinet and assumed responsibility for three separate and senior portfolios as Minister of Human Resources and Skills Development, Minister responsible for Democratic Renewal and Minister responsible for Service Canada. A founding member of the Canadian Automotive Partnership Council, Ms. Stronach has also served on the Ontario Task Force on Productivity, Competitiveness and Economic Progress, and is a director of the Yves Landry Foundation, established to advance technological education and skills training for the manufacturing industry. Prior to 2001, she held various other senior management positions at Magna and served on the Board between 1988 and 2004.

Independent Director No

Lady Barbara Thomas Judge, 60 London, England	Lady Judge is currently Chairman of the Board of the United Kingdom Atomic Energy Authority, which position she has held since July 2004, and on which she has been a member since September 2002. In addition, Lady Judge is currently the Deputy Chairman of the Financial Reporting Council (the UK regulatory authority for accounting and corporate governance) and Chairman of the School of Oriental & African Studies at London University. Lady Judge is also Deputy Chairman of Friends Provident plc and a non-executive director of Quintain Estates and Development plc and PA Consulting. Prior to these appointments, she founded and was Chairman of Private Equity Investor plc, a fund of funds listed on the London Stock Exchange, and was Executive Chairman of Whitworths plc. She was the first woman main board director of Samuel Montagu & Co., and News International, as well as head of international private banking at Bankers Trust. She was previously a Commissioner of the United States Securities and Exchange Commission from 1980 to 1983.

Independent Director Yes

Gregory C. Wilkins, 51 Toronto, Ontario, Canada	Mr. Wilkins is President and Chief Executive Officer of Barrick Gold Corporation. Prior to February 2003, he was a corporate director. Prior to May 2002, Mr. Wilkins was Vice Chairman of TrizecHahn Corporation, a real estate company, and prior to March 2001, he was the President and Chief Operating Officer of TrizecHahn Corporation. He is also a director of Patheon Inc. and a member of the Cabinet for The Heart for University Health Network Campaign.

Independent Director Yes

James D. Wolfensohn, 73 New York, New York, USA	Mr. Wolfensohn is Chairman of Wolfensohn & Company, LLC, a private investment firm and an advisor to corporations and governments. Wolfensohn & Company, LLC provides advisory services to Basic Element. Mr. Wolfensohn was appointed Chairman of Citigroup's International Advisory Board on April 18, 2006 and is also advisor to Citigroup's senior management on global strategy and international matters. Mr. Wolfensohn was the President of the World Bank Group from 1995 to 2005. On May 31, 2005, he assumed the post of Special Envoy for Gaza Disengagement for the Quartet on the Middle East. Prior to joining the World Bank, Mr. Wolfensohn was an international investment banker. His last position was President and Chief Executive Officer of James D. Wolfensohn, Inc., his own investment and corporate advisory firm set up in 1981.

Independent Director No

        There are no current plans to add a fourteenth director. However, subject to the articles and by-laws of Magna and applicable law, the Board reserves the right to make further changes to the composition of the Board in connection with, or prior to, the election of directors at the next annual meeting of Shareholders. Following the completion of the Arrangement, Magna expects that the Stronach Trust and Russian Machines will, from time to time, consult with one another and confer with the Nominating Committee of the Board with regard to the selection of qualified nominees to be proposed for election at the annual meetings of Shareholders and qualified candidates suitable to fill vacancies on the Board and its committees that may arise between meetings of Shareholders. In the event the Stronach Trust and Russian Machines are, for any reason, unable to agree upon the selection of qualified nominees or the composition of the Board and/or its committees, it is expected that each will propose six nominees, four of whom are required to be "independent", and the shares of Magna held by Newco and its subsidiaries will be voted in favour of the election of those directors and the current co-chief executive officers at the annual meetings of Shareholders in accordance with the Investors Agreement.

Interests of Directors and Executive Officers in the Arrangement

The Stronach Trust

  •
  The Stronach Trust will, indirectly, be entitled to receive dividends paid by Magna to Newco in an amount that exceeds the dividends the Stronach Trust is entitled to receive from its current indirect shareholdings in Magna. Pursuant to the Arrangement, the Stronach Trust will transfer indirectly all of its 726,829 Class B Shares to Newco in exchange for equity securities in the capital of Newco representing an approximate 53% voting interest, and a 42% dividend entitlement, in Newco. The foregoing transfer of Class B Shares, together with the related transfers of 605,000 Class A Subordinate Voting Shares by the Principals, to Newco and its subsidiaries, will result in such shares being effectively combined with the 20 million Class A Subordinate Voting Shares to be subscribed for by Newco II using the funding indirectly provided by Russian Machines (through its wholly-owned subsidiary, RM Sub). Accordingly, following the Arrangement, so long as RM Sub remains an investor in Newco, the Stronach Trust will receive, indirectly, 42% of the aggregate dividends paid on the 20,605,000 Class A Subordinate Voting Shares and the 726,829 Class B Shares held indirectly by Newco. Therefore, if the Arrangement is implemented, the Stronach Trust will indirectly receive dividends from Magna as if it held 8,959,368 shares of Magna although the Stronach Trust contributed 726,829 Class B Shares to Newco. Magna believes that the Arrangement, including the resulting increased dividend entitlement for the Stronach Trust, will result in an improved alignment of financial interest between the Stronach Trust and other Shareholders.

  •
  Pursuant to the terms of the Exit Agreement, if Russian Machines (through its wholly-owned subsidiary, RM Sub) exercises its right to withdraw its investment in Newco and Newco II and exit from its governance arrangements in connection with the Arrangement, the Stronach Trust and the Principals will be entitled to receive 50% of any capital appreciation (after adjustment for taxes) on the 20 million Class A Subordinate Voting Shares issued pursuant to the Arrangement. If there is no capital appreciation in the 20 million Class A Subordinate Voting Shares, or if the Stronach Trust exercises its right under the Exit Agreement to cause RM Sub to withdraw its investment in Newco and Newco II, the Stronach Trust will not have any entitlement in respect of the 20 million Class A Subordinate Voting Shares.

  •
  Pursuant to the Investors Agreement governing Newco, the Stronach Trust, indirectly, will have the right to designate six of 14 nominees for election to the Board. Both of the current co-chief executive officers will also be nominated for election to the Board. Currently, the Stronach Trust, indirectly, has sufficient votes to elect all of the Board.

  •
  Pursuant to the European Transaction Agreement, on the Effective Date, one or more affiliates of Russian Machines will invest a net outlay of $150 million in consideration for a 50% interest in an affiliate of Stronach & Co., an entity associated with Mr. Stronach. As a result of this investment, one or more affiliates of Russian Machines will be entitled to receive, so long as RM Sub remains an investor in Newco, a 50% share of the net profits from the consulting and business development fees paid by Magna and its affiliates pursuant to existing consulting and business development contracts with Mr. Stronach, Stronach & Co. and their associates. In connection with the European Transaction Agreement, an affiliate of Russian Machines has paid $10 million of this $150 million to an affiliate of Stronach & Co. by way of a non-refundable deposit in respect of the subscription price payable under the European Transaction Agreement. See "Transaction Documents — European Transaction Agreement."

The Principals

  •
  Each of the Principals will, indirectly, be entitled to receive dividends paid by Magna to Newco in an amount that exceeds the dividends that each of the Principals is entitled to receive from his current direct or indirect shareholdings in Magna. Pursuant to the Arrangement, the Principals (through a series of transactions among Principals Holdco, the Personal Holdcos, Newco and Newco I.5), will transfer a total of 605,000 Class A Subordinate Voting shares to Newco I.5 in exchange for equity securities in the capital of Newco and its subsidiaries representing an approximate 11% voting interest, and a 16% dividend entitlement, in Newco and its subsidiaries. The foregoing transfers of Class A Subordinate Voting Shares, together with the related indirect transfer of Class B Shares by the Stronach Trust, to Newco and its subsidiaries, will result in such shares being effectively combined with the 20 million Class A Subordinate Voting Shares to be subscribed for by Newco II using the funding indirectly provided by Russian Machines (through its subsidiary RM Sub). Accordingly, following the Arrangement, so long as RM Sub remains an investor in Newco, the Principals will receive, indirectly, 16% of the aggregate dividends paid by Magna on the 20,605,000 Class A Subordinate Voting Shares and the 726,829 Class B Shares held indirectly by Newco. Therefore, if the Arrangement is approved, the Principals, collectively, will indirectly receive dividends from Magna as if they held 3,413,093 shares of Magna although the Principals, collectively, contributed 605,000 Class A Subordinate Voting Shares to Newco I.5. Magna believes that the resulting increased dividend entitlement for the Principals will be an important additional retention factor for these key executives.

  •
  Pursuant to the terms of the Exit Agreement, if Russian Machines (through its wholly-owned subsidiary, RM Sub) exercises its right to withdraw its investment in Newco and Newco II and exit from its governance arrangements in connection with the Arrangement, the Stronach Trust and the Principals will be entitled to receive 50% of any capital appreciation (after adjustment for taxes) of the 20 million Class A Subordinate Voting Shares issued pursuant to the Arrangement. If there is no capital appreciation in the 20 million Class A Subordinate Voting Shares or if the Stronach Trust exercises its right to cause RM Sub to withdraw its investment in Newco and Newco II, the Principals will not have any entitlement in respect of the 20 million Class A Subordinate Voting Shares.

  •
  Mr. Donald J. Walker currently owns 10,000 Class B Shares. Consequently, if the Class B Share Acquisition is approved and implemented and Mr. Walker does not exercise his right to convert his

    Class B Shares into Class A Subordinate Voting Shares prior to the completion of the Arrangement, his Class B Shares will be purchased for cancellation by Magna in accordance with the terms of the Arrangement at a price of Cdn.$114.00 per share.

  •
  To facilitate an efficient exit by the Principals from their investment in Newco and Newco I.5 in the event that RM Sub withdraws from its investment in Newco and Newco II, pursuant to the Arrangement Magna will enter into the Principals Exchange Agreement at the Effective Time. See "Principals Exchange Agreement".

Expenses of Arrangement

        For the purposes of the expenses payable in connection with the Arrangement, the Special Committee has confirmed that reasonable legal and tax advisory expenses incurred by Mr. Stronach and the Stronach Trust (directly and indirectly) and each of the Principals (directly and indirectly) for the purposes of structuring and implementing the participation of such parties in the Arrangement as contemplated by the Transaction Agreement will be borne by Magna.

Intentions of Magna Directors and Senior Officers

        The directors and senior officers of Magna, who beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, 1,199,265 Class A Subordinate Voting Shares and 828,569 Class B Shares as at July 25, 2007, which represent approximately 1.1% of the outstanding Class A Subordinate Voting Shares and 75.8% of the outstanding Class B Shares, have indicated that they intend to vote in favour of the Arrangement Resolution.

Sources of Funds for the Arrangement

BNP Paribas Financing

        RM Sub has entered into a commitment letter dated July 19, 2007 with BNP Paribas S.A. ("BNP Paribas") to establish the term loan credit facility described below (the "Credit Facility"). Pursuant to the commitment letter, BNP Paribas has agreed, subject to the execution of a definitive credit facility agreement and related security documentation and other conditions summarized below, to provide a term loan in an aggregate principal amount not to exceed $1,229,000,000 (the "Facility Limit"). Subject to the Facility Limit, the aggregate principal amount of the term loan will initially equal 50% of the trading price per share of the Class A Subordinate Voting Shares on the NYSE multiplied by 20 million. Such trading price (the "Initial Price") will be determined as the lower of (i) the closing price per share of the Class A Subordinate Voting Shares on the NYSE on the date that is five trading days prior to the closing and funding of the Credit Facility (the "Trade Date") and (ii) the volume-weighted average trading price per share of the Class A Subordinate Voting Shares on the NYSE for the 20 trading days ending on the Trade Date. Subject to the Facility Limit, on the date that is four months following the initial funding of the Credit Facility (the "Second Loan Date"), the aggregate principal amount of the term loan will be increased to 70% of the Initial Price multiplied by 20 million.

        The Credit Facility will be available to fund a portion of the RM Investment Amount. Because the amount of the term loan is subject to the trading price of the Class A Subordinate Voting Shares, there can be no assurance as to the exact amount of the term loan that will be available at closing or on the Second Loan Date to fund the RM Investment Amount. Accordingly, RM Sub will fund the remainder of the RM Investment Amount with funds provided by Basic Element and its affiliates.

        Subject to the terms of its commitment letter, BNP Paribas has committed to fully advance the entire amount of the Credit Facility and will act as lead arranger in any syndication of a portion of the Credit Facility to other financial institutions. BNP Paribas' commitment will terminate if the Effective Date does not occur, or the definitive Credit Facility documentation is not executed, by December 31, 2007.

        The Credit Facility is expected to be secured by:

  •
  a grant to BNP Paribas of a security interest in Newco II's right, title and interest in the 20 million Class A Subordinate Voting Shares pledged to RM Sub by Newco II as security for the Newco II Loan Note;

  •
  an assignment to BNP Paribas by way of security of RM Sub's right, title and interest in the Pledge Agreement granted by Newco II in favour of RM Sub as security for the Newco II Loan Note;

  •
  an assignment to BNP Paribas by way of security of RM Sub's right, title and interest in the Newco II Loan Note, the Exit Agreement and the Exchange Agreement;

  •
  a pledge to BNP Paribas by RM Sub of its right, title and interest in its Newco shares and Newco II shares; and

  •
  a security interest in certain accounts and cash of RM Sub required as collateral under the Credit Facility in respect of an interest payment reserve and margin calls.

        The Credit Facility will mature on the second anniversary of the initial funding of the term loan; will be prepayable at any time by RM Sub, subject to payment of a prepayment fee in the first year; and will also be subject to representations, warranties, covenants, events of default and other loan provisions customary for this type of facility. The term loan under the Credit Facility will bear interest at a rate of U.S. dollar 3-month LIBOR plus 200 basis points.

        The Credit Facility will also require RM Sub to post cash collateral, and will provide for releases to RM Sub of cash collateral, based upon fluctuations in the trading price of Class A Subordinate Voting Shares in U.S. dollars on the NYSE.

        If the trading price per share of the Class A Subordinate Voting Shares on the NYSE reaches or falls below the lesser of (x) 50% of the Initial Price and (y) $50.00 (after giving effect to adjustments in such price due to dividends, consolidations, stock splits or similar transactions), BNP Paribas will have the right to terminate the Credit Facility and accelerate the entire principal amount of the term loan. In addition, BNP Paribas will have the right to terminate the Credit Facility and accelerate the entire principal amount of the term loan in the event that Mr. Oleg Deripaska, the ultimate controller of Basic Element, ceases to own, directly or indirectly, all of the issued and outstanding share capital of RM Sub.

        The availability and effectiveness of the Credit Facility and BNP Paribas' commitment to provide the Credit Facility are subject to certain conditions, including: preparation, execution and delivery of a definitive facility agreement and related security documentation; payment of all fees, reasonable out-of-pocket costs and expenses and other amounts due and payable; receipt of reasonably satisfactory opinions of counsel and officer's certificates; inclusion of BNP Paribas as a party to or third-party beneficiary of the Exit Agreement, the Newco II Loan Note and the Pledge Agreement solely for the purpose of requiring BNP Paribas' consent (not to be unreasonably withheld) for any amendments or other modifications to such documents; the appointment of a director approved by BNP Paribas to the board of directors of RM Sub; filings with proper authorities to perfect the security interests granted by RM Sub in favor of BNP Paribas; receipt of lien searches of RM Sub and Newco II; and filing by Magna of a base shelf prospectus in Canada with respect to 20 million Class A Subordinate Voting Shares.

        The foregoing description is only a summary of certain material provisions of the Credit Facility, does not purport to be complete and is qualified in its entirety by the provisions of the definitive Credit Facility documentation. In addition, the terms and conditions of the Credit Facility may differ in material respects from the terms contemplated by the commitment letter. There can be no assurance that RM Sub will enter into a credit facility on terms consistent with those described above.

Basic Element Financing

        RM Sub has entered into a commitment letter dated as of July 25, 2007 with Basic Element pursuant to which Basic Element has agreed, upon satisfaction of certain conditions contained in the Transaction Agreement, to make or cause to be made a capital contribution, which may be in the form of an equity contribution or shareholder loans, to RM Sub in the aggregate amount of $1,536,600,000 less the amount of loans advanced to RM Sub at or prior to the Effective Date under the Credit Facility or from other third party financing sources. RM Sub expects that such capital contribution will be in the form of subordinated convertible loans, convertible into common equity of RM Sub, provided by Basic Element or one or more of its subsidiaries out of cash and cash equivalents on hand at such subsidiaries.

TRANSACTION AGREEMENT

        The following is a summary only of certain material terms of the Transaction Agreement. This summary and certain capitalized terms referred to in the summary do not contain all of the information about the Transaction Agreement. Therefore, Shareholders should read the Transaction Agreement carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the Transaction Agreement and not by this summary or any other information contained in this Circular.

        The Transaction Agreement contains representations and warranties made by the parties thereto for the purposes of the Transaction Agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating and entering into the Transaction Agreement. In addition, these representations and warranties were made as of specified dates, may be subject to a contractual standard of materiality different from what may be viewed as material to Shareholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Circular, may have changed since the date of the Transaction Agreement.

        On May 10, 2007, Magna, Russian Machines, RM Sub, 445, the Stronach Trust and the Principals entered into the Transaction Agreement, under which, subject to the provisions set forth in the Transaction Agreement: (i) Magna and each of Russian Machines, RM Sub, 445 and the Principals agreed to proceed with the Arrangement; and (ii) Russian Machines, RM Sub, 445, and the Principals agreed to be bound by the terms of the Investors Agreement, the Principals Agreement and the Exit Agreement.

Closing Conditions

Mutual Conditions

        The Transaction Agreement provides that the respective obligations of the parties under the Transaction Agreement are subject to the satisfaction, at or before the Effective Time, of each of the following conditions precedent, each of which may be waived only by the mutual consent of each of Magna, Russian Machines and 445:

  (a)
  the approval of the Arrangement by the Shareholders in accordance with the Interim Order;

  (b)
  the Interim Order and the Final Order shall have been obtained in form and content satisfactory to each of Magna, Russian Machines, RM Sub, 445 and the Principals;

  (c)
  the Articles of Arrangement shall be in form and content satisfactory to each of Magna, Russian Machines, RM Sub, 445 and the Principals;

  (d)
  the Transaction Agreement shall not have been terminated;

  (e)
  all Regulatory Approvals shall have been obtained or satisfied;

  (f)
  the Class A Subordinate Voting Shares issuable pursuant to the Arrangement shall have been conditionally approved for listing on the TSX;

  (g)
  no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law which has the effect of making the execution, delivery or performance of the Transaction Agreement illegal or otherwise preventing or prohibiting the completion of the transactions contemplated by the Transaction Agreement;

  (h)
  no material legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the Arrangement; and

  (i)
  no cease trading or stop order shall have been issued and remain in effect with respect to the Class A Subordinate Voting Shares.

Conditions in favour of Magna

        The obligations of Magna under the Transaction Agreement are subject to the satisfaction at or before the Effective Time of the following conditions, either of which may be waived by Magna:

  (a)
  the representations and warranties of each of Russian Machines, RM Sub, 445 and the Principals shall be true and correct at the Effective Time with the same force and effect as if such representations and warranties were made at and as of such time; and

  (b)
  each of Russian Machines, RM Sub, 445 and the Principals shall have complied in all material respects with and performed in all material respects its covenants and obligations under the Transaction Agreement.

Conditions in favour of Russian Machines

        The obligations of Russian Machines under the Transaction Agreement are subject to the satisfaction at or before the Effective Time of the following conditions, any of which may be waived by Russian Machines:

  (a)
  the representations and warranties of Magna shall be true and correct at the Effective Time with the same force and effect as if such representations and warranties were made at and as of such time;

  (b)
  the representations and warranties of 445 shall be true and correct at the Effective Time with the same force and effect as if such representations and warranties were made at and as of such time;

  (c)
  Magna shall have complied in all material respects with and performed in all material respects its covenants and obligations under the Transaction Agreement;

  (d)
  445 shall have complied in all material respects with and performed in all material respects its covenants and obligations under the Transaction Agreement; and

  (e)
  the transactions contemplated by the European Transaction Agreement shall have been completed on or before the Effective Date.

Conditions in favour of 445

        The obligations of 445 under the Transaction Agreement are subject to the satisfaction at or before the Effective Time of the following conditions, any of which may be waived by 445:

  (a)
  the representations and warranties of Magna shall be true and correct at the Effective Time with the same force and effect as if such representations and warranties were made at and as of such time;

  (b)
  the representations and warranties of Russian Machines shall be true and correct at the Effective Time with the same force and effect as if such representations and warranties were made at and as of such time;

  (c)
  Magna shall have complied in all material respects with and performed in all material respects its covenants and obligations under the Transaction Agreement;

  (d)
  Russian Machines shall have complied in all material respects with and performed in all material respects its covenants and obligations under the Transaction Agreement; and

  (e)
  the transactions contemplated by the European Transaction Agreement shall have been completed on or before the Effective Date.

Representations and Warranties

        The Transaction Agreement contains customary representations and warranties on the part of each of Magna, 445, the Stronach Trust, Russian Machines and RM Sub.

Covenants

Covenants of Magna

        In the Transaction Agreement, Magna agreed to certain customary negative and affirmative covenants relating to the operation of the business during the period commencing on the date of the Transaction Agreement to the Effective Time, including that Magna shall not, and shall not permit any Subsidiary (as such term is defined in the transaction agreement) to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the Arrangement not being satisfied. Magna also agreed to provide Russian Machines with reasonable notice of any proposal to accept, approve or enter into an agreement relating to an Out of the Ordinary Course Transaction and following the acceptance, approval or entering into of any such agreement to notify Russian Machines of such determination, upon which Russian Machines would be entitled to terminate the Transaction Agreement within 15 days of the receipt of such notice.

Covenants of Russian Machines, RM Sub, 445 and the Principals

        In the Transaction Agreement, Russian Machines, RM Sub, 445 and the Principals have agreed to certain customary negative and affirmative covenants in respect of the period commencing on the date of the Transaction Agreement to the Effective Time, including:

  (a)
  not to do or permit to be done or refrain from doing any action that, if effected before the date of the Transaction Agreement, would constitute a breach of any representation and warranty or a material breach of any covenant or other provision of the Transaction Agreement; and

  (b)
  to promptly advise Magna if any of Russian Machines, RM Sub, 445 or the Principals becomes aware of (i) any event that would reasonably be expected to render any of the representations and warranties given by any of Russian Machines, RM Sub, 445 or the Principals untrue or inaccurate if made as of the Effective Date, or (ii) any matter, event or occurrence that would reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Arrangement.

        In addition to the foregoing, each of 445 and the Stronach Trust has agreed that, at any and all meetings of Shareholders called to consider or approve the transactions contemplated by the Transaction Agreement, or at any adjournment thereof or in any other circumstances upon which a vote, consent (including unanimous written consent), agreement or other approval (whether or not to consider or approve the transactions contemplated by this Agreement) is sought, each of 445 and the Stronach Trust shall vote, and shall cause their subsidiaries to vote, any Class A Subordinate Voting Shares and/or Class B Shares held by them in favour of the Arrangement and against any Alternative Proposal.

Covenants Concerning Regulatory Approvals

        Each of Russian Machines, RM Sub, 445 and the Principals has agreed to use all commercially reasonable efforts to obtain promptly any Regulatory Approvals (as such term is defined in the Transaction Agreement) and each of Magna, Russian Machines, RM Sub, 445 and the Principals has agreed to make all filings or submissions that are required to obtain all such Regulatory Approvals.

Covenants of 445 and the Stronach Trust Regarding No Solicitation

        During the period from the date of the Transaction Agreement to the Effective Time, each of 445 and the Stronach Trust has agreed not to, directly or indirectly, through any of its trustees, officers, directors, employees, representatives or agents or any investment bankers, attorneys, accountants or other representatives retained by it, (i) solicit, initiate or encourage any Alternative Proposal, (ii) approve or recommend any Alternative Proposal, (iii) enter into any agreement with respect to any Alternative Proposal or (iv) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Proposal. During this same period, 445 and the Stronach Trust also agreed to promptly notify Russian Machines of any Alternative Proposal and any inquiry that could lead to an Alternative Proposal, or any amendments to the foregoing, or any request for non public information relating to it in connection with an Alternative Proposal or for access to its properties, books or records by any person that informs such party that it is considering making, or has made, an Alternative Proposal. Furthermore, 445 and the Stronach Trust agreed to (i) keep Russian Machines fully informed of the status, including any change to the material terms, of any such Alternative Proposal or inquiry and (ii) provide to Russian Machines, as soon as practicable after receipt thereof, copies of all correspondence and other written material sent or provided to it from any person in connection with any Alternative Proposal or sent or provided by it to any person in connection with any Alternative Proposal.

Termination Rights

        The Transaction Agreement may be terminated and the Arrangement may be abandoned at any time prior to the filing of the Articles of Arrangement:

  (a)
  by the mutual agreement of Magna, Russian Machines and 445 prior to the Effective Time;

  (b)
  by Magna on five days' notice or by either Russian Machines or 445 if the Board shall have failed to recommend, shall have recommended against, or shall have withdrawn, modified or changed in a manner adverse to Russian Machines its approval or recommendation of the Arrangement;

  (c)
  by Magna, 445 or Russian Machines if the Effective Date has not occurred on or prior to the Outside Date, provided that the right to terminate the Transaction Agreement pursuant to this clause is not available to any party if any action of such party or the failure of such party to perform any of its obligations under the Transaction Agreement required to be performed at or prior to the Effective Time shall have resulted in the closing conditions of the Transaction Agreement not having been satisfied prior to the Outside Date;

  (d)
  by Magna, 445 or Russian Machines if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law which is then in effect and has the effect of making the execution, delivery or performance of the Transaction Agreement illegal or otherwise preventing or prohibiting the completion of the transactions contemplated by the Transaction Agreement;

  (e)
  by Magna, 445 or Russian Machines if the Arrangement Resolution shall have failed to receive the requisite votes for approval at the Meeting or at any adjournment or postponement thereof in accordance with the Interim Order;

  (f)
  by Magna if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of any of Russian Machines, RM Sub, 445 or the Principals, which breach or failure to perform would cause the conditions described above under paragraphs (a) or (b) under "Conditions in favour of Magna" not to be satisfied;

  (g)
  by either 445 or Russian Machines if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Magna set forth in the Transaction Agreement, which breach or failure to perform would cause the conditions described above under paragraphs (a) or (b) under "Conditions in favour of Russian Machines" not to be satisfied; or

  (h)
  by Russian Machines following the determination by Magna to enter into any Out of the Ordinary Course Transaction as described above under "Covenants of Magna".

Expenses

        The Transaction Agreement also provides that expenses in connection with the transactions shall be allocated as follows.

  (a)
  Each party shall bear and pay all costs, expenses and fees incurred by it in connection with the transactions contemplated by the Transaction Agreement. (However, see the last paragraph in this "Expenses" section.)

  (b)
  If the failure by Magna to fulfil any of its obligations under the Transaction Agreement was the principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date, provided that Russian Machines is not in breach of its obligations under the Transaction

    Agreement, Magna shall reimburse Russian Machines for its reasonable, actual, documented, out-of-pocket expenses incurred in connection with the transactions contemplated by the Transaction Agreement up to a maximum of $10 million.

  (c)
  If the failure by Russian Machines to fulfil any of its obligations under the Transaction Agreement or if the failure by RM Sub to fulfil any of its obligations under the European Transaction Agreement was the principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date, provided that Magna is not in breach of its obligations under the Transaction Agreement, Russian Machines shall reimburse Magna for its reasonable, actual, documented, out-of-pocket expenses incurred in connection with the transactions contemplated by the Transaction Agreement up to a maximum of $10 million.

  (d)
  If the failure by 445 to fulfil any of its obligations under the Transaction Agreement or the failure by any of the Stronach related parties to fulfil any of its obligations under the European Transaction Agreement was the principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date, provided that Russian Machines is not in breach of its obligations under the Transaction Agreement, 445 shall reimburse Russian Machines for its reasonable, actual, documented, out-of-pocket expenses incurred in connection with the transactions contemplated by the Transaction Agreement up to a maximum of $10 million.

  (e)
  If the failure by Russian Machines to fulfil any of its obligations under the Transaction Agreement or the failure by RM Sub to fulfil any of its obligations under the European Transaction Agreement was the principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date, provided that 445 is not in breach of its obligations under the Transaction Agreement, Russian Machines shall reimburse 445 for its reasonable, actual, documented, out-of-pocket expenses incurred in connection with the transactions contemplated by the Transaction Agreement up to a maximum of $10 million.

        Notwithstanding the foregoing, the maximum amount payable by, and the maximum amount collectible by, each of Magna, 445 and Russian Machines under the expenses clause of the Transaction Agreement shall not exceed $10 million, and none of Magna, 445 or Russian Machines may claim expense reimbursement in respect of the same expenses from more than one party, and for the purposes of this clause, any expenses reimbursed under the European Transaction Agreement shall count toward the $10 million limit.

        Pursuant to the Transaction Agreement, all costs and expenses of Russian Machines and its affiliates in connection with the Arrangement are to be paid by it except in the case of breach by Magna as described above. For the purposes of the expenses payable in connection with the Arrangement, the Special Committee has confirmed that reasonable legal and tax advisory expenses incurred by the parties other than Russian Machines and its affiliates for the purpose of structuring and implementing the participation of such parties in the Plan of Arrangement as contemplated by the Transaction Agreement will be borne by Magna.

        Magna estimates that the expenses to be borne by it in connection with the Arrangement, including legal, financial advisory, accounting, filing and printing costs, will be less than $10 million.

TRANSACTION DOCUMENTS

        The obligations of Magna, Russian Machines, RM Sub, the Stronach Trust, 445 and the Principals to complete the transactions under the Transaction Agreement are subject to the satisfaction of a number of conditions, including that the Transaction Documents shall have been settled prior to, and entered into on or before, the Effective Date. Each of the Transaction Documents has been substantially settled in form and substance and is proposed to be entered into on the Effective Date.

        The following is a summary only of certain material terms of each of the Transaction Documents. This summary does not contain all of the information about the Transaction Documents. The rights and obligations of the parties are governed by the express terms of the Transaction Documents and not by this summary or any other information contained in this Circular.

Investors Agreement

General

        The Investors Agreement will be entered into by 446 and RM Sub and provides for, among other things, the business and management of Newco, the composition of the board of directors of Newco and voting of the Class A Subordinate Voting and Class B Shares held indirectly by Newco to effect the agreed composition of the Board. The agreement also provides for customary representations, warranties and covenants from 446 and RM Sub.

Business and Management of Newco; the Board of Newco

        The Investors Agreement provides that the sole business of Newco is to (a) acquire and hold securities of Newco I.5 and, indirectly, securities of Magna, (b) distribute funds pursuant to Newco's distribution policy and (c) enter into and perform its obligations under the Transaction Documents to which it is a party. Newco's activities will be limited to those listed above, except if otherwise approved by both 446 and RM Sub.

        The board of directors of Newco will consist of six directors: (a) two nominees of 446, one of whom will be appointed chairman of the board of directors of Newco, (b) two nominees of RM Sub and (c) subject to certain limitations, Messrs. Walker and Wolf, the co-chief executive officers of Magna. At least one of the directors nominated by 446 will be a resident Canadian. In the event that either Mr. Walker or Mr. Wolf ceases to serve as a director of Newco, unless both 446 and RM Sub otherwise agree in writing, 446 and RM Sub will cause Newco to have four directors, being the two nominees of 446 and the two nominees of RM Sub. In the event that either Mr. Walker or Mr. Wolf resigns or is dismissed as an executive officer of Magna, unless both 446 and RM Sub otherwise agree in writing, such person may continue to serve as a director of Newco.

Voting of Class A Subordinate Voting Shares and/or Class B Shares

        Pursuant to the Investors Agreement, 446 and RM Sub will cause Newco to vote the Class A Subordinate Voting Shares and Class B Shares held indirectly by it to ensure that the Board consists of: (a) six nominees of 446, one of whom will be appointed Chairman of the Board, provided that at least four of such nominees are "independent", (b) six nominees of RM Sub, provided that at least four of such nominees are "independent" and (c) subject to certain limitations, Messrs. Walker and Wolf.

        Pursuant to the Investors Agreement, in the event that the employment of either Mr. Walker or Mr. Wolf as an executive officer of Magna is terminated by Magna, or either is requested by Magna to resign as an executive officer of Magna, unless both 446 and RM Sub agree in writing, 446 and RM Sub will cause Newco to vote the Class A Subordinate Voting Shares and Class B Shares over which it has control to remove either Mr. Walker or Mr. Wolf, as the case may be, as a director of Magna. In addition to the independence requirements described above, 446 and RM Sub will consult with each other to ensure that the requisite number of directors of Magna are resident Canadian.

Other Restrictions

        The Investors Agreement provides that each of 446 and RM Sub (and certain of its affiliates, associates and joint actors) is prohibited from acquiring additional Class A Subordinate Voting Shares and Class B Shares, except in the following instances:

  •
  pursuant to the exercise of options to purchase Class A Subordinate Voting Shares granted to such person by Magna;

  •
  with the prior approval of a majority of the directors of Newco;

  •
  purchases which, when added to the Class A Subordinate Voting Shares then held by Newco, 446, RM Sub, Principals Holdco and each of their affiliates and shareholders of their affiliates (after giving effect to the exercise of any options or rights to acquire Class A Subordinate Voting Shares held by them), would not exceed 20% in aggregate of the outstanding Class A Subordinate Voting Shares; or

  •
  the purchase of Class B Shares by 446 from 447 pursuant to the 446 Call Option.

        446 and RM Sub have also agreed to notify each other of any proposed trade of securities of Magna and to provide reports of the number of the Class A Subordinate Voting Shares and/or Class B Shares held by such investor and its affiliates.

        The Investors Agreement also provides for restrictions on the transfer of shares of Newco and the encumbering of such shares, the business and activity of 446 and the business and activity of RM Sub.

Term of the Investors Agreement

        The Investors Agreement will terminate on the earliest to occur of the following:

  •
  either 446 or RM Sub, or permitted transferees of either of them, owns all of the Class B shares and Class C Common shares in the capital of Newco;

  •
  either 446 or RM Sub, or permitted transferees of either of them, no longer holds any shares in the capital of Newco;

  •
  446 and RM Sub, or permitted transferees of either of them, agree to terminate the Investors Agreement; or

  •
  Newco is dissolved.

Newco II Shareholders Agreement

General

        The Newco II Shareholders Agreement will be entered into by 446, RM Sub, Principals Holdco, Newco, Newco I.5 and Newco II and will provide for, among other things, the business and management of Newco I.5 and Newco II, the composition of the boards of Newco I.5 and Newco II and voting of the Class A Subordinate Voting Shares and Class B Shares held, directly and indirectly, by Newco I.5 and Newco II. The agreement also provides for customary representations, warranties and covenants from 446 and RM Sub.

Business and Management of Newco I.5 and Newco II; Boards of Directors

        The Newco II Shareholders Agreement provides that the sole business of Newco I.5 and Newco II is to (a) directly and indirectly acquire and hold Class A Subordinate Voting Shares, (b) distribute funds pursuant to Newco I.5's and Newco II's distribution policy and (c) enter into and perform its obligations under the Transaction Documents to which it is a party. Newco I.5's and Newco II's activities are limited to those listed above, except if otherwise approved by both 446 and RM Sub.

        446 and RM Sub agree that the board of directors of each of Newco I.5 and Newco II will establish a distribution policy for each of Newco I.5 and Newco II, respectively, that transfers all distributions and other income received by Newco I.5 and Newco II from Magna or otherwise, less amounts required to satisfy expenses and other liabilities, to its shareholders.

        The board of directors of Newco I.5 will consist of six directors, who will be the same individuals as the directors of Newco. The board of directors for Newco II will also consist of six directors, who will be the same individuals as the directors of Newco. If the number of directors of Newco changes, the number of directors on the boards of Newco I.5 and Newco II will be adjusted so that all three boards of directors will have the same directors.

Voting of Class A Subordinate Voting Shares

        The Newco II Shareholders Agreement provides that Newco I.5 and Newco II will vote the Class A Subordinate Voting Shares held indirectly by them to cause the Board to consist of those directors listed above under "Investors Agreement — Voting of Class A Subordinate Voting Shares and/or Class B Shares".

Each of Newco I.5 and Newco II will also vote the Class A Subordinate Voting Shares held by them to cause Magna to adopt governance guidelines, which will form part of the procedure of the Board, to the effect that:

  •
  each director of Magna must declare his interest and abstain from voting on all matters where there is an actual or perceived conflict of interest involving him, including in the case of directors who are direct or indirect shareholders of Principals Holdco:

  •
  the appointment of directors of Magna to committees of the Board; and

  •
  with respect to any matter where any of 446's or RM Sub's nominees to the Board who is not "independent" has declared an interest and is abstaining from voting; and

  •
  the approval of any Out of the Ordinary Course Transaction will require the approval of at least two-thirds of the directors of Magna.

        In addition, Newco I.5 and Newco II will vote the Class A Subordinate Voting Shares and Class B Shares held by them against any resolution that would have the effect of detracting from the culture, business philosophies and operating principles that have been the cornerstone of Magna's success, including in particular the Magna Corporate Constitution, the employee profit sharing principles contained therein and the Employee Charter and in favour of any resolution that may be required to reaffirm or otherwise maintain in force such culture, philosophies and principles in all fundamental respects.

Other Restrictions

        The Newco II Shareholders Agreement provides that no shareholder of Newco I.5 or Newco II may transfer any shares of Newco I.5 or Newco II except as permitted under the Newco II Shareholders Agreement, the Principals Agreement and the Exit Agreement. It also restricts the encumbering of such shares.

Term of the Newco II Shareholders Agreement

        The Newco II Shareholders Agreement will terminate on the earlier to occur of the following:

  •
  the Investors Agreement is terminated; or

  •
  each of the parties to the Newco II Shareholders Agreement agrees to terminate such agreement.

Exit Agreement

General

        The Exit Agreement will be entered into by 446, RM Sub, Newco, Russian Machines, 445, Newco I.5 and Newco II and will provide for, among other things, the exit of RM Sub from its investment in Newco and Newco II (collectively, the "Newco Group") under certain circumstances. The Exit Agreement also provides RM Sub with the right to pledge some or all of its Newco Group shares, the Newco II Loan Note (including the security therefor, being a pledge of the 20 million Class A Subordinate Voting Shares owned by Newco II), to secure the RM Loan.

        The Exit Agreement provides three ways for RM Sub to exit from its investment in the Newco Group: (a) at the election of RM Sub, (b) at the election of 446 (an exit in the case of (a) or (b) being referred to as a "Sale Transaction") or (c) upon a realization by Russian Machines' lender on the RM Loan (a "Realization Sale"). In the case of a Sale Transaction either RM Sub or 446 may elect to effect the "Tuck Transactions" (as described under "Exchange Agreement — The Tuck Transactions" below). Russian Machines' lender may also elect to effect the Tuck Transactions in connection with a Realization Sale. The Tuck Transactions are intended to facilitate an efficient exit by RM Sub from its investment in Newco and Newco II in certain circumstances. The governance arrangements between 446 and RM Sub will terminate upon the closing of a Tuck Transaction or a Realization Sale.

RM Sub Exit

        Upon delivery of an "Exit Notice", RM Sub will have the right to sell all, but not less than all, of its shares of Newco, shares of Newco II, its interest in the Newco II Loan Note (or the shares of Newco II issued to RM Sub on conversion of the Newco II Loan Note in the event that the Tuck Transactions are effected) to 446 or its designee ("Newco Purchaser") at any time after the earliest of the following:

  (a)
  the second anniversary of the Effective Date (an "RM Sub Voluntary Exit");

  (b)
  an insolvency event occurs with respect to 446 (a "446 Insolvency Event"); and

  (c)
  446 commits a material breach of the Exit Agreement, the Newco II Shareholders Agreement or the Investors Agreement, which material breach is not remedied within 20 business days of written notice of such breach being provided to it by RM Sub unless such material breach is capable of being cured and 446 is taking all necessary steps to cure it (a "446 Material Breach").

        An Exit Notice delivered by RM Sub will be irrevocable and unconditional prior to the completion of the Sale Transaction unless:

  •
  a "material change" of Magna (as defined in the Securities Act (Ontario)) occurs between the date of the Exit Notice and the completion of the Sale Transaction; or

  •
  the Sale Transaction has not been completed within 90 days of the Exit Notice.

        If RM Sub delivers an Exit Notice pursuant to an RM Sub Voluntary Exit, the sale of such shares and/or interest in the Newco II Loan Note will be for a purchase price that would result in RM Sub receiving (a) the pre-tax value to Newco Purchaser of 20 million Class A Subordinate Voting Shares up to the RM Investment Amount, plus (b) 50% of the amount, if any, by which the pre-tax value to Newco Purchaser of 20 million Class A Subordinate Voting Shares exceeds the RM Investment Amount, less (c) 25% of any tax which would be incurred by Newco II if, on the closing date of the Sale Transaction, Newco II disposed of 20 million Class A Subordinate Voting Shares for proceeds of disposition equal to the market value on such date of such shares. The remaining value of the 20 million Class A Subordinate Voting Shares will effectively be retained for the benefit of the Stronach Trust and the Principals in the form of Class A Subordinate Voting Shares.

        If RM Sub delivers an Exit Notice pursuant to a 446 Insolvency Event or a 446 Material Breach, the sale of such shares and interest in the Newco II Loan Note will be for a purchase price that would result in RM Sub receiving (a) the pre-tax value to Newco Purchaser of 20 million Class A Subordinate Voting Shares up to the RM Investment Amount, plus (b) 100% of the amount, if any, by which the pre-tax value to Newco Purchaser of 20 million Class A Subordinate Voting Shares exceeds the RM Investment Amount, less (c) 100% of any tax which would be incurred by Newco II if, on the closing date of the Sale Transaction, Newco II disposed of 20 million Class A Subordinate Voting Shares for proceeds of disposition equal to the market value on such date of such shares.

        In any case, RM Sub may elect to receive payment of any portion of the purchase price not satisfied by the Tuck Transactions in (a) Class A Subordinate Voting Shares or (b) in cash, following a disposition by Newco, Newco I.5 or Newco II of the Class A Subordinate Voting Shares to which RM Sub is entitled and payment by Newco Purchaser to RM Sub of an amount equal to the net proceeds after any selling expenses.

446 Exit

        Upon delivery of an Exit Notice, 446 will have the right to cause RM Sub to sell all, but not less than all, of its shares of Newco, shares of Newco II, its interest in the Newco II Loan Note (or the shares of Newco II issued to RM Sub on conversion of the Newco II Loan Note in the event that the Tuck Transactions are effected) to Newco Purchaser at any time after the earliest of the following:

  (a)
  the third anniversary of the Effective Date (a "446 Voluntary Exit");

  (b)
  an insolvency event occurs with respect to RM Sub (an "RM Insolvency Event"); and

  (c)
  RM Sub commits a material breach of the Exit Agreement, the Newco II Shareholders Agreement or the Investors Agreement, which material breach is not remedied within 20 business days of written notice of such breach being provided to it by 446 unless such material breach is capable of being cured and RM Sub is taking all necessary steps to cure it (an "RM Material Breach").

        If 446 delivers an Exit Notice pursuant to a 446 Voluntary Exit, the sale of such shares and/or interest in the Newco II Loan Note will be for a purchase price that would result in RM Sub receiving (a) the pre-tax value to Newco Purchaser of 20 million Class A Subordinate Voting Shares up to the RM Investment Amount, plus (b) the amount, if any, by which the pre-tax value to Newco Purchaser of 20 million Class A Subordinate Voting Shares exceeds the RM Investment Amount, less (c) any tax which would be incurred by Newco II if, on the closing date of the Sale Transaction, Newco II disposed of 20 million Class A Subordinate Voting Shares for proceeds of disposition equal to the market value on such date of such shares.

        If 446 delivers an Exit Notice pursuant to an RM Insolvency Event or an RM Material Breach, the sale of such shares and/or interest in the Newco II Loan Note will be for a purchase price that would result in RM Sub receiving (a) the pre-tax value to Newco Purchaser of 20 million Class A Subordinate Voting Shares up to the RM Investment Amount, plus (b) 50% of the amount, if any, by which the pre-tax value to Newco Purchaser of 20 million Class A Subordinate Voting Shares exceeds the RM Investment Amount, less (c) 25% of any tax which would be incurred by Newco II if, on the closing date of the Sale Transaction, Newco II disposed of 20 million Class A Subordinate Voting Shares for proceeds of disposition equal to the market value on such date of such shares. The remaining value of the 20 million Class A Subordinate Voting Shares will effectively be retained for the benefit of the Stronach Trust and the Principals in the form of Class A Subordinate Voting Shares.

        In any case, RM Sub may elect to receive payment of any portion of the purchase price not satisfied by the Tuck Transactions in (a) Class A Subordinate Voting Shares or (b) in cash, following a disposition by Newco, Newco I.5 or Newco II of the Class A Subordinate Voting Shares to which RM Sub is entitled and payment by Newco Purchaser to RM Sub of an amount equal to the net proceeds after any selling expenses.

Conditions to Completion of a Sale Transaction

        Conditions to the closing of a Sale Transaction will include the following:

  •
  if a Sale Transaction occurs and the parties elect to effect the Tuck Transactions, the Tuck Transactions will be completed in accordance with the Exchange Agreement;

  •
  the Class A Subordinate Voting Shares will be listed and posted for trading on the TSX or the NYSE and no order, ruling or determination ceasing, suspending or restricting the trading of such shares in both Toronto, Ontario and New York, New York will have been in effect;

  •
  a registration statement covering the 20 million Class A Subordinate Voting Shares will have been declared effective by the SEC and a receipt for a final prospectus covering the 20 million Class A Subordinate Voting Shares will have been issued by the OSC and a blackout period shall not be ongoing; and

  •
  RM Sub shall have received and delivered to Newco Purchaser a Section 116(2) Certificate.

Realization Sale

        The Exit Agreement provides that RM Sub may pledge some or all of its Newco shares, Newco II shares, the Newco II Loan Note (including the security therefor, being a pledge of the 20 million Class A Subordinate Voting Shares owned by Newco II), the shares of Newco II to be issued to RM Sub on the conversion of the Newco II Loan Note and any Class A Subordinate Voting Shares receivable by RM Sub or by Newco I.5 in the case of the Tuck Transactions (collectively referred to in this section as the "Collateral"), in each case, to secure the RM Loan. The Exit Agreement specifies that the Collateral must be held by a financial institution meeting certain criteria and that the documentation for the RM Loan must specify that:

  •
  other than realizing on any of the Collateral, Russian Machines' lender will not have any claim against Newco, Newco I.5, Newco II or any of their assets and will not be entitled to exercise any rights of RM Sub under the Investors Agreement or the Newco II Shareholders Agreement;

  •
  until the second anniversary of the Effective Time, the total amount secured by the Collateral will not exceed 80% of the RM Investment Amount;

  •
  following the second anniversary of the Effective Time, the total amount secured by the Collateral will not exceed the RM Investment Amount; and

  •
  the Class A Subordinate Voting Shares pledged as security for the Newco II Loan Note will be certificated and remain registered in the name of Newco II until the time of demand for repayment prior to maturity of the Newco II Loan (a "Realization Event"), and prior to such time:

  (i)
  Newco II will be entitled to receive all cash dividends or other cash distributions on, or in respect of, such Class A Subordinate Voting Shares free and clear of liens created by the RM Loan documentation; and

  (ii)
  Newco II will be entitled to vote such Class A Subordinate Voting Shares.

        The Exit Agreement provides for different mechanics for a Realization Sale depending on (a) whether a Realization Event occurs prior to the second anniversary of the Effective Date, or on or after such date, and (b) whether Russian Machines' lender agrees to effect the Tuck Transactions.

        If a Realization Event occurs before the second anniversary of the Effective Date, Russian Machines' lender will have the right to realize on all of the pledged 20 million Class A Subordinate Voting Shares until the earlier to occur of (a) Russian Machines' lender receiving gross proceeds from realization equal to the "Early Realization Limit", being the lesser of (1) 80% of the RM Investment Amount and (2) the total amount secured by the Collateral and (b) a period of 60 trading days has passed following the Realization Event. If 60 trading days have elapsed without the Early Realization Limit being reached, Russian Machines' lender will be entitled to retain that number of pledged Class A Subordinate Voting Shares with a market value equal to the Early Realization Limit minus the realization proceeds received to date.

        The remainder, if any, of the pledged Class A Subordinate Voting Shares that are not disposed of or retained by Russian Machines' lender will be returned to Newco Purchaser to hold in trust until the second anniversary of the Effective Date. Newco Purchaser will be entitled to receive and obtain any dividends paid on such shares until the second anniversary of the Effective Date. RM Sub's shares of Newco, shares of Newco II, its interest in the Newco II Loan Note (or the shares of Newco II issued to RM Sub on conversion of the Newco II Loan Note in the event that the Tuck Transactions are effected) will then be repurchased for aggregate proceeds equal to the market value of the Class A Subordinate Voting Shares held by Newco Purchaser less the amount that would put the Newco Group in the same position (taking into account lost dividends, capital appreciation and taxes) as if no Realization Event had occurred and an RM Sub exit had occurred on the second anniversary of the Effective Date.

        If a Realization Event occurs after the second anniversary of the Effective Date, Russian Machines' lender will have the right to realize on that number of the pledged 20 million Class A Subordinate Voting Shares equal to the number of Class A Subordinate Voting Shares that RM Sub would have received if RM Sub had delivered an Exit Notice at that time (the "Collateral Shares"). RM Sub will only be entitled to receive the remainder, if any, of the Collateral Shares that are not disposed of or retained by Russian Machines' lender in exchange for RM Sub's shares of Newco, shares of Newco II, its interest in the Newco II Loan Note (or the shares of Newco II issued to RM Sub on conversion of the Newco II Loan Note in the event that the Tuck Transactions are effected).

Indemnification

        Following the closing of a Sale Transaction or a Realization Sale, Russian Machines and RM Sub jointly and severally agree to indemnify and save harmless the Newco Group from all liabilities suffered or incurred by Newco, Newco I.5 or Newco II to the extent arising out of events occurring from the Effective Date until the closing of the Sale Transaction or Realization Sale, other than certain liabilities including:

  •
  liabilities arising under the Exit Agreement, the Exchange Agreement, the Investors Agreement, the Newco II Shareholders Agreement, the Newco II Loan Note, the Pledge Agreement and the Registration Rights Agreement;

  •
  liabilities arising out of any action taken, or failure to act, by Newco, Newco I.5 445, 446 or Principals Holdco that was in violation of the terms of any of the above agreements, other than any violation taken with the prior written approval of Russian Machines;

  •
  tax liabilities arising out of or resulting from any disposition or deemed disposition of Class A Subordinate Voting Shares by any person; and

  •
  liabilities to 445, 446, Principals Holdco or any of the respective direct or indirect beneficial owners of 445, 446 or Principals Holdco.

        Russian Machines and RM Sub will, collectively, be responsible for only an amount (the "Indemnified Percentage") equal to (a) 42%, until the total amount of liabilities for which Russian Machines and/or RM Sub would be liable in part exceeds the aggregate amount of dividends and/or reductions in capital actually paid by Newco from the Effective Date until the closing date of any Sale Transaction or Realization Sale, and (b) 50%, thereafter, of any liabilities in excess of such amount. Russian Machines and RM Sub will not be responsible for any liabilities until the aggregate amount of liabilities for which Russian Machines and RM Sub would be liable, but for this provision, exceeds the fair market value, at the closing of any Sale Transaction or Realization Sale, of all assets of the Newco Group at the date of such closing (other than shares in the capital of Magna) and then only for the Indemnified Percentage of the excess.

Term of the Exit Agreement

        The Exit Agreement will terminate on the earliest to occur of the following:

  •
  the Investors Agreement is terminated;

  •
  446 and RM Sub agree to terminate the Exit Agreement; and

  •
  the completion of a Sale Transaction or a Realization Sale in the manner contemplated by the Exit Agreement.

446 Call Option Agreement

        The 446 Call Option Agreement to be entered into on the Effective Date by 446, 447 and Newco provides 446 with an option, exercisable in certain circumstances, to purchase all of the Class B Shares held by 447. The obligations of 447 to 446 under the agreement are secured by a pledge of its Class B Shares. The agreement also provides for customary representations, warranties and covenants of the parties.

        446 shall have the right to purchase from 447 all of the 726,829 Class B Shares held by 447, in exchange for the 42,000 Class B shares in the capital of Newco held by 446, on the occurrence of any of the following (each a "Triggering Event"):

  •
  the delivery of an Exit Notice by 446 pursuant to a 446 Voluntary Exit;

  •
  the delivery of an Exit Notice by RM Sub pursuant to a 446 Insolvency Event or a 446 Material Breach;

  •
  the delivery of an Exit Notice by 446 pursuant to an RM Insolvency Event or an RM Material Breach;

  •
  any demand for repayment of the Newco II Loan; or

  •
  the closing of the sale by RM Sub to Newco Purchaser pursuant to an RM Voluntary Exit.

Principals Holdco Call Option Agreements

        The five Principals Holdco Call Option Agreements to be entered into on the Effective Date by Principals Holdco, Newco I.5 and each of the Personal Holdcos will provide Principals Holdco with the option, exercisable upon the occurrence of a Triggering Event, to purchase from each Personal Holdco all of the Class A Subordinate Voting Shares held by it, in exchange for specified shares in the capital of Newco I.5 held by Principals Holdco. The obligations of each Personal Holdco to Principals Holdco under its applicable Principals Holdco Call Option Agreement are secured by a pledge of its Class A Subordinate Voting Shares.

The Personal Holdcos hold an aggregate of 605,000 Class A Subordinate Voting Shares. The agreements also provide for customary representations, warranties and covenants of the parties.

Exchange Agreement

General

        The Exchange Agreement will be entered into on the Effective Date by Magna, Russian Machines, RM Sub, 445, 446, Newco I.5 and Newco II and provides for the Tuck Transactions to be effected pursuant to the Exit Agreement at the election of 446, RM Sub or RM Sub's lender. The Tuck Transactions are intended to facilitate an efficient exit by RM Sub from its investment in Newco and Newco II in certain circumstances. The agreement also provides for customary representations, warranties and covenants from Magna, RM Sub and Newco I.5, and includes representations, warranties and covenants relating to the restrictions on Newco II's business activities.

The Tuck Transactions

        The Tuck Transactions are a series of transactions whereby shares of Newco II are exchanged for 20 million newly-issued Class A Subordinate Voting Shares and the 20 million Class A Subordinate Voting Shares held by Newco II are cancelled. In particular, if RM Sub gives Magna notice of a RM Sub exit or the occurrence of a Realization Event, or if 446 gives notice of a 446 Exit, and the exit or realization includes the Tuck Transactions, the following steps will occur:

  •
  the Newco II Loan converts into special shares of Newco II, which are then held by RM Sub;

  •
  RM Sub sells to Magna all of its shares of Newco II;

  •
  in consideration for RM Sub's shares of Newco II, Magna issues to RM Sub or its designee a certain number of Class A Subordinate Voting Shares;

  •
  Newco I.5 sells to Magna all of its shares of Newco II;

  •
  in consideration for Newco I.5's shares of Newco II, Magna issues to Newco I.5 or its designee a certain number of Class A Subordinate Voting Shares; and

  •
  Newco II is wound up into Magna.

        A total of 20 million Class A Subordinate Voting Shares would be issued by Magna to RM Sub and Newco I.5 through the Tuck Transactions. In order for the Tuck Transactions to be completed, certain conditions must be satisfied or waived by the relevant party, including:

  •
  a Sale Transaction or a Realization Event shall have occurred;

  •
  Newco II's only assets shall be 20 million Class A Subordinate Voting Shares;

  •
  required regulatory approvals shall have been obtained;

  •
  Magna's satisfaction that the Tuck Transactions will not give rise to liability for taxes or other adverse tax consequences to Newco II or Magna; and

  •
  RM Sub shall have received and delivered to Newco Purchaser a Section 116(2) Certificate.

Restrictions on Newco II

        Pursuant to the Exchange Agreement, without the prior approval of Newco I.5 and RM Sub, Newco II will be prohibited from:

  •
  issuing any shares of capital stock other than as contemplated by the Transaction Agreement, the Newco II Loan or the Exchange Agreement;

  •
  selling any Class A Subordinate Voting Shares other than pursuant to the Pledge Agreement; and

  •
  incurring any liabilities or obligations of any nature of kind whatsoever other than certain tax liabilities, liabilities to pay dividends and liabilities and obligations contemplated by the Newco II Loan Note, the Pledge Agreement, the Newco II Shareholders Agreement, the Exit Agreement or the Exchange Agreement.

        In addition, Newco II will distribute any cash it holds immediately prior to the time of the Tuck Transactions to Newco I.5.

Indemnification

        After the time of the Tuck Transactions, Magna and Newco II will be indemnified and saved harmless (a) jointly and severally by Russian Machines and RM Sub for any liabilities suffered or incurred by Magna and/or Newco II as a result of or arising out of or in connection with any breach by RM Sub of the Exchange Agreement, (b) jointly and severally by 445 and Newco I.5 for liabilities suffered or incurred by Magna and/or Newco II as a result of or arising out of or in connection with any breach by Newco I.5 of the Exchange Agreement and (c) jointly and severally by Russian Machines, RM Sub, 445 and Newco I.5 for:

  •
  any breach by Newco II of the Exchange Agreement;

  •
  any breach by RM Sub or Newco I.5 of representations and warranties by RM Sub and Newco I.5 with respect to Newco II;

  •
  any liability of Newco II on or before, or related to, the completion of the Tuck Transactions; and

  •
  any liability which would not have been incurred but for the Tuck Transactions, with certain exceptions.

Term of the Exchange Agreement

        The Exchange Agreement will terminate at any time by the mutual agreement of Newco I.5 and RM Sub or upon the termination of the Exit Agreement.

Principals Agreement

General

        The Principals Agreement will be entered into by each of the Principals, GKP Holdco, Principals Holdco, Newco I.5 and Newco and provides for, among other things, restrictions on transfer, acquisition of additional Class A Subordinate Voting Shares and/or Class B Shares and certain activities, the exit of a Principal from its relationship with Newco, 446 and RM Sub under certain circumstances and a reduction in dividend entitlement under certain circumstances. The agreement also provides for customary representations, warranties and covenants by the parties thereto.

Business and Management of Principals Holdco and GKP Holdco

        The Principals Agreement provides that the sole business of Principals Holdco is to (a) acquire and hold securities of Newco and Newco I.5 and, directly or indirectly, Magna, (b) distribute funds to its shareholders at the discretion of the directors of Principals Holdco and to invest on a short-term basis any funds not distributed and (c) enter into and perform its obligations under the Transaction Documents to which it is a party.

        The sole business of GKP Holdco is to (a) acquire and hold securities of Principals Holdco and, directly or indirectly, Magna, (b) acquire and dispose of passive investments other than Class A Subordinate Voting Shares and/or Class B Shares, (c) distribute funds to its shareholders at the discretion of the directors of GKP Holdco and to invest on a short-term basis any funds not distributed and (d) enter into and perform its obligations under the Transaction Documents to which it is a party.

Principal's Exit

        In the event that a Principal is no longer employed by Magna or an affiliate of Magna (including as a result of the death or permanent disability of the Principal), the Principal or his estate or legal representative will have the right to cause the disposition of all the Class A Subordinate Voting Shares the Principal contributed indirectly to Newco and Newco I.5 in the transaction.

        Newco will have the right to cause the disposition of all of the Class A Subordinate Voting Shares the Principal contributed indirectly to Newco and Newco I.5 in the transaction if one of the following occurs:

  •
  a Principal is no longer employed by Magna or an affiliate of Magna and such employment relationship was terminated by Magna or such affiliate of Magna for cause;

  •
  a Principal is no longer employed by Magna or an affiliate of Magna and such Principal is carrying on any activity that, if carried on immediately following termination of his employment, would have been in violation of the non-compete and non-solicitation provisions in his employment agreement with Magna or an affiliate of Magna; or

  •
  a Principal's holding company forfeits any of its Class A Subordinate Voting Shares in accordance with any restrictive terms of certain Class A Subordinate Voting Shares requiring forfeiture and those shares are not replaced.

        The Principals Agreement will provide for certain mechanisms for facilitating an exit as described above, with a purchase price calculated in accordance with the agreement. In the event the Tuck Transactions occur, the parties to the Principals Agreement will complete the transactions contemplated by the Principals Exchange Agreement, subject to the satisfaction or waiver of the conditions in such agreement.

Reduction in Dividend Entitlement

        If a Principal resigns from his employment with Magna or an affiliate of Magna prior to the sixth anniversary of the Effective Date, but has not exited from the transaction as described above, the portion of the dividends to which he would have otherwise been entitled in each of the six years following the Effective Date which exceeds the dividends received directly or indirectly by Newco and Newco I.5 from the Principal's contributed Class A Subordinate Voting Shares will be reduced in accordance with a formula set out in the Principals Agreement.

Other Restrictions

        The Principals Agreement will restrict the Principals from transferring their shares in intermediate holding companies, shares of Newco I.5 and shares of Newco, except to certain permitted persons, and from encumbering such shares.

        The Principals will be prohibited from acquiring additional Class A Subordinate Voting Shares and/or Class B Shares, except in the following instances:

  •
  pursuant to an employee, officer or director equity compensation arrangement;

  •
  purchases which, when added to the Class A Subordinate Voting Shares held or controlled by Newco, 446, RM Sub, Principals Holdco and each of their affiliates and shareholders of their affiliates) after giving effect to the exercise of any options or rights to acquire Class A Subordinate Voting Shares held by them) would not exceed 20% in aggregate of the outstanding Class A Subordinate Voting Shares;

  •
  the purchase of Class A Subordinate Voting Shares by Principals Holdco from a Personal Holdco pursuant to a Principals Holdco Call Option Agreement; and

  •
  the purchase of Class A Subordinate Voting Shares by a Principal from the Principal's corresponding Personal Holdco pursuant to the Principals Agreement in the event of the exit of such Principal from Principals Holdco.

The Principals will also agree to notify the other parties to the Principals Agreement of any proposed trade of securities of Magna and to provide reports of the number of Class A Subordinate Voting Shares and/or Class B Shares held by each Principal.

Term of the Principals Agreement

        The Principals Agreement will terminate on the earliest to occur of the following:

  •
  the transactions contemplated by the Principals Exchange Agreement are completed;

  •
  all the parties to the Principals Agreement agree to terminate the Principals Agreement; and

  •
  with respect to a Principal, the date on which such Principal's holding company is no longer the owner of any Class A Subordinate Voting Shares.

Principals Exchange Agreement

        To facilitate an efficient exit by the Principals from their investment in Newco and Newco I.5 in the event that RM Sub withdraws from its investment in Newco and Newco II, pursuant to the Arrangement Magna will enter into the Principals Exchange Agreement at the Effective Time.

        Pursuant to the Principals Exchange Agreement, Newco, the Principals and the Principals Parentcos will have the right, following a withdrawal by RM Sub of its investment from Newco and Newco II, to sell to Magna:

  (a)
  all the shares of one or more special purpose corporations that have no tax or other liabilities (excluding liabilities provided for to Magna's reasonable satisfaction) and own no assets other than their direct or indirect ownership of Class A Subordinate Voting Shares;

    in exchange for:

  (b)
  that number of Class A Subordinate Voting Shares from treasury equal to the number of Class A Subordinate Voting Shares directly or indirectly acquired by Magna pursuant to clause (i) above.

        Immediately following the completion of the transactions contemplated by the Principals Exchange Agreement, Magna will wind up or otherwise terminate the existence of the special purpose corporations acquired by it and will cancel the Class A Subordinate Voting Shares received by Magna in connection with such wind-up or termination.

        As a condition to the completion of such transactions, Magna shall: have received representations and warranties similar in substance to those contained in the Exchange Agreement; be satisfied that such transactions will not result in any tax or other liability to Magna (except such as have been provided for to its reasonable satisfaction), as determined by a committee of independent directors; have received such opinions as it deems necessary or advisable; and have received a several indemnity, in form and substance satisfactory to Magna, from Newco, each Principals Parentco and each Principal, to the extent of its/his interest in the underlying Class A Subordinate Voting Shares, by which such indemnifying party will be responsible for any liabilities incurred by Magna to the extent referable to that indemnifying party or any entity in which such indemnifying party or its permitted transferees hold a direct or indirect interest, and, for such purposes, where two or more Principals (or their permitted transferees) hold a direct or indirect interest in a Principals Parentco, each such Principal will be severally liable for any such liabilities in proportion to the portion of such Principals Parentco owned directly or indirectly by such Principal and his permitted transferees.

Registration Rights Agreement

        The Registration Rights Agreement will be entered into by Magna, RM Sub, Newco I.5, Newco II and Russian Machines' lender. It will provide that any holder of the 20 million Class A Subordinate Voting Shares acquired by Newco II pursuant to the Arrangement, or the 20 million Class A Subordinate Voting Shares issued by Magna in the Tuck Transactions (the "Registrable Securities") may, in certain circumstances, request that Magna register under the U.S. Securities Act and/or file and obtain a receipt for a Canadian prospectus in such provinces and territories of Canada as the holder making the request specifies, in respect of all or any portion of the Registrable Securities held by such holder. Upon receipt of such request, Magna must use its commercially reasonable efforts to file a registration statement and/or a prospectus in Canada, subject to customary blackout periods. Magna will be obligated to register and/or file a qualifying prospectus on only three occasions if so requested. If shares are to be disposed of in an underwritten public offering,

Magna may designate the managing underwriter of such offering, subject to the approval of the holders holding a majority of the Registrable Securities.

        On the Effective Date, Magna will file a base shelf prospectus with the Ontario Securities Commission to qualify the distribution of all the Registrable Securities in Ontario, and file with the SEC a shelf registration statement containing the base shelf prospectus on a form eligible for such use under MJDS to register offers and sales of the Registrable Securities under the U.S. Securities Act. Magna will be able to withdraw the base shelf prospectus and the shelf registration statement at any time after two years after the Effective Time.

        Pursuant to the Registration Rights Agreement, from the date notice is given until the earlier of (a) the date the offering has been withdrawn or abandoned and (b) completion of the distribution by the underwriters of all securities offered, Magna will not be permitted to effect any other registration, or file a preliminary prospectus in respect of, any voting securities or any equity securities (other than registrations with respect to registration statements on Form S-4 or S-8 or the equivalent forms for MJDS or foreign private issuers) without the prior written consent of the holders holding a majority of the Registrable Securities.

        Pursuant to the Registration Rights Agreement, Magna will have other customary obligations, including obligations relating to maintaining the listing of the Class A Subordinate Voting Shares on the TSX and the NYSE, payment of expenses, and the customary indemnification of each selling holder of Registrable Securities and each underwriter of Registrable Securities and each person who controls such selling holder or underwriter within the meaning of the U.S. Securities Act and the Exchange Act.

European Transaction Agreement

        In connection with the Transaction Agreement, RM Sub and certain associates of Mr. Frank Stronach, including Stronach & Co. which (along with certain affiliates) provides consulting, business development and other services to Magna and its affiliates located in Europe (other than in Austria), entered into the European Transaction Agreement pursuant to which it is proposed that, on the Effective Date, one or more affiliates of RM Sub will invest a net outlay of $150 million in consideration for a 50% interest in an affiliate of Stronach & Co. As a result of this investment, one or more affiliates of RM Sub will be entitled to receive, so long as RM Sub remains an investor in Newco, a 50% share of the net profits from the consulting and business development fees paid by Magna and its affiliates pursuant to existing consulting and business development contracts with Mr. Stronach, Stronach & Co. and their associates. The completion of the Arrangement is conditional upon the completion of the transactions contemplated by the European Transaction Agreement and vice versa. In connection with the transactions contemplated by the European Transaction Agreement, an affiliate of RM Sub has paid $10 million of this $150 million to an affiliate of Stronach & Co. by way of a non-refundable deposit in respect of the subscription price payable under the European Transaction Agreement.

        None of the Transaction Agreement, European Transaction Agreement or any Transaction Document amends the terms of the existing consulting and business development contracts. The existing consulting and business development contracts with Mr. Stronach, Stronach & Co. and their associates have one year terms and come up for review and renewal by the Corporate Governance and Compensation Committee annually at the beginning of each calendar year. Any renewal and/or amendment of such consulting and business development contracts will be subject to review by Magna's Corporate Governance and Compensation Committee and the approval of the independent directors on the Board. See "Interests of Management and Other Insiders in Certain Transactions" in Magna's Management Information Circular/Proxy Statement dated as of March 29, 2007.

PRINCIPAL LEGAL MATTERS

Court Approval of the Arrangement

        The Arrangement requires Court approval under the OBCA. The court proceeding necessary to obtain that approval was commenced on July 26, 2007 by Notice of Application in the Court. The Notice of Application is attached as Appendix E to this Circular. On July 30, 2007, prior to the mailing of the Circular, the Interim Order was granted providing for the calling and holding of the Meeting and certain other procedural matters. A copy of the Interim Order is attached as Appendix D to this Circular.

        Subject to the requisite approvals of the Arrangement Resolution by Shareholders at the Meeting, the hearing in respect of the Final Order is currently scheduled to take place on August 30, 2007 at 10:00 a.m. (Toronto time) in the Court at 330 University Avenue, Toronto, Ontario. Any Shareholder or other person who wishes to appear, or to be represented, and to present evidence or arguments must serve and file a Notice of Appearance as set out in the Notice of Application for the Final Order and satisfy any other requirements of the Court. The Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with any terms and conditions, if any, as the Court deems fit. In the event that the hearing is postponed, adjourned or rescheduled then, subject to further order of the Court, only those persons having previously served a Notice of Appearance in compliance with the Notice of Application and the Interim Order will be given notice of the postponement, adjournment or rescheduled date. A copy of the Notice of Application for the Final Order is attached as Appendix E to this Circular.

        Assuming the Final Order is granted and the other conditions to closing contained in the Transaction Agreement are satisfied or waived to the extent legally permissible, then Articles of Arrangement will be filed with the Director to give effect to the Arrangement.

Regulatory Matters

Competition Act Approval

        Under the Competition Act, a transaction that exceeds certain financial thresholds requires prior notification to the Commissioner unless the Commissioner issues an ARC or waives the filing obligation in respect of the transaction. If a transaction is a notifiable transaction, it may not be completed until the applicable statutory waiting period has expired, or the Commissioner has either issued an ARC or, in lieu of issuing an ARC, waived the filing obligation. The purchase of 42,000 Class C common shares in the capital of Newco by RM Sub pursuant to the Arrangement is a notifiable transaction. Russian Machines filed a request for an ARC with the Commissioner and received an ARC on July 19, 2007.

European Commission Approval

        Both Russian Machines and Magna conduct business in member states of the European Union. Council Regulation No. 139/2004 and accompanying regulations require notification to, and approval by, the European Commission of transactions exceeding certain financial thresholds before they can be implemented. Russian Machines filed a Form CO with the European Commission on July 25, 2007.

Rest of World

        Russian Machines and Magna have assets and sales in numerous jurisdictions throughout the world in addition to Canada and the European Union. Many of those jurisdictions have competition laws that could require that notifications be filed and clearances obtained prior to completion of the Arrangement. Other jurisdictions require filings following completion of the Arrangement. Appropriate filings will be made in those jurisdictions where it is determined that a filing is required. The competition laws of certain jurisdictions outside of Canada and the European Union permit relevant agencies to investigate and take proceedings in respect of transactions that are perceived to have an effect on competition in the jurisdiction. Russian Machines and Magna do not anticipate that there will be any investigations or proceedings that would have a material impact on the completion of the Arrangement.

Canadian Securities Law Matters

        Each of Rule 61-501 and Regulation Q-27 is intended to regulate certain transactions to ensure the protection and fair treatment of minority securityholders.

        The Class B Share Acquisition under the Arrangement is a "business combination" under Rule 61-501 and a "going private transaction" under Regulation Q-27. Rule 61-501 and Regulation Q-27 provide that in certain circumstances, unless exempted, an issuer proposing to carry out a business combination or a going private transaction, respectively, is required to obtain a formal valuation of the affected securities from a qualified and independent valuator and to provide holders of the affected securities with a summary of such valuation. Notwithstanding that the Class B Share Acquisition is a business combination under Rule 61-501, Magna is not required to obtain a formal valuation for the Arrangement because (a) no related party would, as a consequence of the Arrangement, directly or indirectly, acquire Magna or the business of Magna or combine with Magna, and (b) no related party is a party to any connected transaction (as such term is defined under Rule 61-501) that is a related party transaction in respect of which Magna is required to obtain a formal valuation. Because a corresponding exemption from the formal valuation requirements is unavailable under Regulation Q-27, on May 22, 2007, Magna made application to the AMF for exemptive relief from the requirement to obtain a formal valuation of the Class B Shares in connection with the Class B Share Acquisition and obtained that relief on June 27, 2007.

        Rule 61-501 and Regulation Q-27 also require that, in addition to any other required securityholder approval, in order to complete a business combination or a going private transaction, respectively, the approval of a simple majority of the votes cast by "minority" shareholders of each class of affected securities, voting separately as a class, must be obtained. In relation to the Class B Share Acquisition, the "minority" shareholders of Magna are the Minority Class B Shareholders.

        The proposed issuance of Class A Subordinate Voting Shares by Magna to Newco II pursuant to the Arrangement is a "related party transaction" under Rule 61-501 and Regulation Q-27. Rule 61-501 and Regulation Q-27 also require that, unless exempted, an issuer proposing to carry out certain types of related party transactions is required to obtain a formal valuation of the affected securities from a qualified and independent valuator and to provide holders of the affected securities with a summary of such valuation. Magna is relying on an exemption from the valuation requirement under Rule 61-501 and Regulation Q-27 for a related party transaction which provides that a formal valuation is not required where the transaction is a distribution of publicly listed securities for cash consideration, provided that, among other things, neither the issuer, nor to the knowledge of the issuer after reasonable inquiry, the related party has knowledge of any material information concerning the issuer or its securities that has not been generally disclosed, and the disclosure document for the transaction includes a statement to that effect. As of the date of this Circular, neither Magna nor, to the knowledge of Magna after reasonable inquiry, 445 nor the Stronach Trust has knowledge of any material information concerning Magna or its securities that has not been generally disclosed. Magna is also relying on the "not more than 25% of market capitalization" exemption from the formal valuation requirement contained in section 5.5 of Rule 61-501 and section 5.6 of Regulation Q-27 in connection with such related party transaction.

        Rule 61-501 and Regulation Q-27 require that, in addition to any other securityholder approval, unless exempted, a related party transaction must be approved by at least a simple majority of the votes cast by "minority" shareholders of each class of affected securities, voting separately as a class. The issuance by Magna of 20 million Class A Subordinate Voting Shares to Newco II pursuant to the Arrangement is exempt from the requirement to obtain minority approval by application of the "not more than 25% of market capitalization" exemption contained in section 5.7 of Rule 61-501 and section 5.8 of Regulation Q-27. However, notwithstanding that exemption, the Arrangement will be subject to the approval of the minority holders of Class A Subordinate Voting Shares and Class B shares, voting together. Moreover, although it may not be a requirement under applicable corporate or securities laws, the Board, on the recommendation of the Special Committee, has required that the Arrangement must be approved by a simple majority of the votes cast by the Minority Class A Shareholders, voting separately as a class. See "Information Regarding the Arrangement — Required Shareholder Approvals".

        To the knowledge of Magna, after reasonable inquiry, there are no "prior valuations" (as defined in Rule 61-501 and Regulation Q-27) of Magna or of its material assets or securities made within the 24-month period preceding the date of this Circular.

Judicial Developments

        Prior to the adoption of Rule 61-501 and Regulation Q-27, Canadian courts had, in few instances, granted preliminary injunctions to prohibit transactions that constituted business combinations or going private transactions within the meaning of Rule 61-501 and Regulation Q-27. The trend both in legislation, including the OBCA, and in Canadian judicial decisions has been a willingness to permit these transactions to proceed subject to compliance with requirements designed to ensure procedural and substantive fairness to minority shareholders.

Stock Exchange Matters

Listing of Class A Subordinate Voting Shares

        Magna's outstanding Class A Subordinate Voting Shares are listed for trading on the TSX and the NYSE and its outstanding Class B Shares are listed for trading on the TSX. It is a closing condition of the Transaction Agreement that the Class A Subordinate Voting Shares issuable pursuant to the Arrangement shall have been approved for listing on the TSX. Magna has filed an application with the TSX to approve the issuance and listing of the Class A Subordinate Voting Shares to be issued in connection with the Arrangement. At the time of mailing this Circular, the TSX has not yet approved (conditionally or otherwise) the listing of the Class A Subordinate Voting Shares issuable pursuant to the Arrangement as its review of the Arrangement is ongoing.

Delisting of Class B Shares

        If the Arrangement, including the Class B Share Acquisition, is approved by the requisite Shareholder votes described above under "Required Shareholder Approvals", the Class B Shares will be de-listed from the TSX shortly after the Arrangement is effected.

INFORMATION CONCERNING MAGNA

Principal Shareholders

        To Magna's knowledge, the only Shareholders that beneficially own, directly or indirectly, or exercise control or direction over, 10% or more of the Class A Subordinate Voting Shares or Class B Shares are:

Holder	Number and Class	% of Class
Stronach Trust(1)	726,829 Class B	66.5%
Canadian DPSP(2)	111,595 Class B	10.2%

(1)
These Class B Shares are held by 445. 99.9% of the outstanding voting securities of 445 are directly owned by the Stronach Trust.

(2)
The trustee of the Canadian DPSP is Sun Life Financial Trust Inc., which has the power to vote the shares in such plan subject to Magna's right to direct the trustee regarding voting and disposing of the shares in such plan. Pursuant to the Interim Order, participants in the Canadian DPSP will be entitled to vote the Class A Subordinate Voting Shares and/or Class B Shares held on their behalf in such plan.

(3)
Following the completion of the Arrangement, these Class B Shares will be held by 447, a wholly-owned subsidiary of Newco.

(4)
Following the completion of the Arrangement, 20 million of these Class A Subordinate Voting Shares will be held directly by Newco II and 605,000 of these Class A Subordinate Voting Shares will be held directly by the Personal Holdcos, and indirectly by Newco I.5 as each of such Personal Holdcos will be a wholly-owned subsidiary of Newco I.5.

        Following completion of the Arrangement, the only shareholder who would beneficially own, directly or indirectly, or exercise control or direction over, 10% or more of the Class A Subordinate Voting Shares or Class B Shares will be:

Holder	Number and Class
Newco	726,829 Class B Shares(3)
20,605,000 Class A Subordinate Voting Shares(4)

        Upon the completion of the proposed Arrangement, Newco would indirectly hold 726,829 Class B Shares and 20,605,000 Class A Subordinate Voting Shares. Consequently, assuming the Arrangement includes the Class B Share Acquisition and the Class B Share Vote Reduction, Newco would indirectly hold 100% of the outstanding Class B Shares and approximately 16% of the outstanding Class A Subordinate Voting Shares, representing collectively approximately 68.8% of the votes attached to all the Class A Subordinate Voting Shares and Class B Shares then outstanding. If the Class B Share Acquisition is not approved by the Minority Class B Shareholders, but the Arrangement is otherwise approved by the requisite votes of Shareholders, then the Arrangement, excluding the Class B Share Acquisition and Class B Share Vote Reduction, will proceed (subject to the satisfaction or waiver of all other conditions), in which case Newco will indirectly control Class A Subordinate Voting Shares and Class B Shares representing approximately 56.8% of the votes attached to all the Class A Subordinate Voting Shares and Class B Shares then outstanding.

        If the Class B Share Acquisition is approved and completed, Magna intends to cause the conversion of 148,704 Class B Shares held by the MIC Trust and 865714 Ontario Inc., a wholly-owned subsidiary of Magna, into Class A Subordinate Voting Shares with the result that such Class B Shares will not be purchased for cancellation pursuant to the Class B Share Acquisition.

Auditors, Transfer Agent and Registrar

        Ernst & Young LLP is Magna's independent Auditor.

        Magna's transfer agent and registrar for Class A Subordinate Voting Shares and Class B Shares is Computershare Trust Company of Canada, at its principal offices in Toronto, Ontario. The co-transfer agent and co-registrar for the Class A Subordinate Voting Shares in the United States is Computershare Trust Company, N.A., at its offices in Golden, Colorado.

Description of Share Capital

        Magna's authorized share capital consists of an unlimited number of Class A Subordinate Voting Shares, 1,412,341 Class B Shares and 99,760,000 Preference Shares, issuable in series, all with no par value. As of July 16, 2007, a total of 109,463,768 Class A Subordinate Voting Shares and 1,092,933 Class B Shares were outstanding. No Preference Shares have been issued or are outstanding. The percentage of aggregate voting rights attached to Magna's outstanding Class A Subordinate Voting Shares as of July 16, 2007 was approximately 16.7%.

        The following is a brief description of the significant attributes of Magna's authorized share capital and is qualified in its entirety by reference to the detailed provisions in Magna's charter documents. See "Corporate Constitution" below for additional terms and conditions relating to Magna's authorized share capital.

Class A Subordinate Voting Shares

        The holders of Class A Subordinate Voting Shares are entitled:

  •
  to one vote for each Class A Subordinate Voting Share held (together with the holders of Class B Shares, which are entitled to vote at such meetings on the basis of 500 votes per Class B Share held) at all meetings of Shareholders, other than meetings of the holders of another class or series of shares;

  •
  to receive, on a pro rated basis with the holders of Class B Shares, any dividends (except for stock dividends, as described below) that may be declared by the Board, subject to the preferential rights attaching to shares ranking in priority to Class A Subordinate Voting Shares and Class B Shares; and

  •
  to receive, after the payment of Magna's liabilities and subject to the rights of the holders of shares ranking in priority to the Class A Subordinate Voting Shares and Class B Shares, on a pro rated basis with the holders of Class B Shares, all Magna's property and net assets available for distribution in the event of its liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of its assets among Shareholders for the purpose of winding-up its affairs.

Class B Shares

        The holders of Class B Shares are entitled to:

  •
  500 votes for each Class B Share held (together with the holders of Class A Subordinate Voting Shares, which are entitled to vote at such meetings on the basis of one vote per share held) at all meetings of Shareholders, other than meetings of the holders of another class or series of shares;

  •
  receive, on a pro rated basis with the holders of Class A Subordinate Voting Shares, any dividends (except for stock dividends, as described below) that may be declared by the Board, subject to the preferential rights attaching to shares ranking in priority to Class B Shares and Class A Subordinate Voting Shares;

  •
  receive, after the payment of all Magna's liabilities and subject to the rights of the holders of shares ranking in priority to the Class B Shares and Class A Subordinate Voting Shares, on a pro rated basis with the holders of Class A Subordinate Voting Shares, all Magna's property and net assets available for distribution in the event of its liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of its assets among Shareholders for the purpose of winding-up its affairs; and

  •
  convert Class B Shares into Class A Subordinate Voting Shares, on a one-for-one basis.

Stock Dividends

        The Board may declare a simultaneous dividend payable on Class A Subordinate Voting Shares in Class A Subordinate Voting Shares and payable on Class B Shares in Class A Subordinate Voting Shares or in Class B Shares. No dividend payable in Class B Shares may be declared on Class A Subordinate Voting Shares.

Preference Shares

        The Board may, without any approval of Shareholders, fix the number of shares in and determine the attributes of an individual series of Preference Shares and issue shares of such series from time to time. The shares of each such series will be entitled to a preference over the Class A Subordinate Voting Shares and Class B Shares, but will rank equally with the Preference Shares of every other series with respect to the payment of dividends and in the distribution of Magna's property and net assets available for distribution in the event of its liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of its assets among Shareholders for the purpose of winding-up its affairs.

Amendments to Share Provisions and Other Matters

        The provisions attaching to the Preference Shares, to a series of Preference Shares, to Class A Subordinate Voting Shares and to Class B Shares may not be deleted or varied without the approval of the holders of the class or series concerned. In addition, no shares of a class ranking prior to or on a parity with the Preference Shares, Class A Subordinate Voting Shares or Class B Shares may be created without the approval of the holders of the class or each series of the class concerned. Any approval required to be given must be given by a resolution passed by at least two-thirds of the votes cast by those present or voting at a meeting of the holders of the class or series concerned duly called for that purpose in addition to any other consent or approval required by law.

        Neither the Class A Subordinate Voting Shares nor Class B Shares may be subdivided, consolidated, reclassified or otherwise changed unless, contemporaneously therewith, the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

        Under present law, any offer to purchase Class B Shares, whether by way of a public offer or private transaction and regardless of the offered price, would not necessarily result in an offer to purchase Class A Subordinate Voting Shares. Accordingly, holders of Class A Subordinate Voting Shares do not have a right to participate if a takeover bid is made for Class B Shares.

Corporate Constitution

        The Corporate Constitution forms part of its charter documents. The Corporate Constitution defines the rights of Magna's employees and investors to participate in Magna's profits and growth and imposes discipline on its management. The description which follows does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Corporate Constitution as contained in Magna's charter documents.

        Board of Directors — The Corporate Constitution requires that a majority of the members of the Board be individuals who are not also Magna's officers, employees or persons related to its officers or employees.

        Employee Equity Participation and Profit Sharing Programs — The Corporate Constitution requires that 10% of Magna's employee pre-tax profits before profit sharing (as defined in the Corporate Constitution) for each financial year be allocated in that financial year or the immediately following financial year to:

  •
  the employee equity participation and profit sharing programs and any other profit sharing programs Magna has established for its employees; and

  •
  Magna's defined benefit pension plan (for participating employees).

        Senior members of divisional, regional and executive management who are direct profit participators do not participate in these employee equity participation and profit sharing programs.

        Dividends; Minimum Profit Performance — The Corporate Constitution provides that unless otherwise approved by ordinary resolution of the holders of Class A Subordinate Voting Shares and Class B Shares, voting as separate classes, the holders of Class A Subordinate Voting Share and Class B Shares will be entitled to receive and Magna will pay, if, as and when declared by the Board out of funds properly applicable to the payment of dividends, non-cumulative dividends in respect of each financial year so that the aggregate of the dividends paid or payable in respect of such year is:

  •
  equal to at least 10% of Magna's after-tax profits (as defined in the Corporate Constitution) after providing for dividends on Preference Shares, if any, for such year; and

  •
  on average, equal to at least 20% of Magna's after-tax profits (as defined in the Corporate Constitution) after providing for dividends on Preference Shares, if any, for such financial year and the two immediately preceding financial years.

        If at any time Magna's after-tax profits (as defined in the Corporate Constitution) are less than 4% of the average stated capital attributable to Class A Subordinate Voting Shares and Class B Shares at the beginning and at the end of the financial year in question, for two consecutive financial years or Magna fails to pay the required dividends described above for a period of two consecutive financial years, the holders of Class A Subordinate Voting Shares will, until the 4% return is achieved in a succeeding financial year and all required dividends, if any, are paid, have the exclusive right, voting separately as a class, to nominate and elect two directors at the next meeting of Shareholders at which directors are to be elected such right to increase the number of directors which may be elected to continue for each consecutive two-year period. If the 4% return is not achieved or a required dividend is not paid for any two consecutive financial years following the initial two consecutive financial years, then the holders of Class A Subordinate Voting Shares will, until the 4% return is achieved for one financial year and all required dividends are paid, have the exclusive right, voting separately as a class, to nominate and elect two additional directors at the next meeting of Shareholders at which directors are to be elected. Once the right of holders of Class A Subordinate Voting Shares to elect such directors terminates, the directors who had been so elected will nonetheless serve until their successors are duly elected at the next meeting of Shareholders.

        Changes in Share Capital — Except as otherwise approved by the holders of at least a majority of each of the Class A Subordinate Voting Shares and Class B Shares, voting as separate classes, the Corporate Constitution prohibits:

  •
  an increase in the maximum number of authorized shares of any class of Magna's capital stock (other than Class A Subordinate Voting Shares which may be issued in an unlimited amount); and

  •
  the creation of any new class or series of capital stock having voting rights (other than on default in the payment of dividends) or having rights to participate in Magna's profits (other than securities convertible into existing classes of shares or a class or series of shares having fixed dividends or dividends determined without regard to profits).

        Unrelated Investments — Unless approved by the holders of at least a majority of each of Class A Subordinate Voting Shares and Class B Shares, voting as separate classes, the Corporate Constitution prohibits Magna from making an investment (whether direct or indirect, by means of loans, guarantee, or otherwise) in any "unrelated business" where such an investment, together with the aggregate of all other investments in unrelated businesses on the date in question, exceeds 20% of Magna's "available equity" at the end of the financial quarter immediately preceding the date of investment. For purposes of the Corporate Constitution, the term "unrelated business" means any business that:

  •
  does not relate to the design, manufacture, distribution or sale of motor vehicles or motor vehicle parts, components, assemblies or accessories;

  •
  does not utilize technology, manufacturing processes, equipment or skilled personnel in a manner similar to that utilized or under development by Magna; or

  •
  does not involve the provision of products or services to Magna's suppliers and customers, or the provisions of products or services similar to those provided by Magna's suppliers and customers from time to time.

        A business will be deemed to cease to be an unrelated business for purposes of the Corporate Constitution if the net profits after tax of such business exceeds on average 5% of Magna's aggregate investment in such business for two out of any three consecutive years after the date of such investment. For purposes of the Corporate Constitution, the term "available equity" is defined to mean the total shareholders' equity, less the stated capital of any non-participating Preference Shares.

        Research and Development — The Corporate Constitution requires a minimum of 7% of Magna's pre-tax profits (as defined in the Corporate Constitution) for any financial year to be allocated to research and development during that financial year or the immediately following financial year.

        Social Objectives — Pursuant to the Corporate Constitution, a maximum of 2% of Magna's pre-tax profits (as defined in the Corporate Constitution) for any financial year may be allocated to the promotion of "social objectives" during the financial year or the immediately following financial year. For purposes of the Corporate Constitution, the term "social objectives" means objectives which, in the sole opinion of Magna's executive management, are of a political, patriotic, philanthropic, charitable, educational, scientific, artistic, social or other useful nature to the communities in which Magna operates.

        Incentive Bonuses; Management Base Salaries — The Corporate Constitution provides that aggregate incentive bonuses paid or payable to "corporate management" in respect of any financial year will not exceed 6% of Magna's pre-tax profits before profit sharing (as defined in the Corporate Constitution) for that financial year and that base salaries payable to such management will be comparable to those in industry generally. For purposes of the Corporate Constitution, "corporate management" means Magna's chief executive officer, chief operating officer, chief marketing officer and chief administrative officer and any other employee designated by these persons from time to time to be included within "corporate management". Magna's Co-Chief Executive Officers, Executive Vice-Chairman, President and certain of Magna's Executive Vice-Presidents have been designated for these purposes.

Ratings

        Magna has been assigned a senior debt credit rating of A (stable) by Dominion Bond Rating Service and a long-term issuer credit rating of A (negative) by Standard & Poor's.

        Dominion Bond Rating Service's rating of Magna's senior debt is based on its long-term debt rating scale that ranges from "AAA" to "D", which represents the range from highest to lowest credit quality of the long-term debt rated. Long-term debt rated in the "A" rating category is in the third highest category of the relevant scale and is considered by Dominion Bond Rating Services to be of satisfactory credit quality. "High" and "low" grades are used to indicate the relative standing of a credit within a particular rating category. The lack of one of these designations indicates a rating which is in the middle of the category.

        Standard & Poor's issuer credit rating is a current opinion of Magna's overall financial capacity (i.e. credit worthiness) to pay its financial obligations. This credit rating is based on a rating scale that ranges from "AAA" to "D", which represents the range from extremely strong capacity to meet financial obligations to a failure to pay one or more financial obligations when it came due. An issuer with a long-term issuer rating in the "A" rating category is in the third highest category of the relevant scale and is considered by Standard & Poor's to have a strong capacity to meet its financial commitments but is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligors in higher-rated categories. The ratings from "AA" to "CCC" may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories. The lack of one of these designations indicates a rating that is in the middle of the category.

        Credit ratings are intended to provide investors with an independent measure of the credit quality of debt and securities. The credit ratings assigned to Magna or its senior debt by the rating agencies are not recommendations to purchase, hold or sell Magna's debt or securities, since such ratings do not address market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future.

Dividend Policy

        The Corporate Constitution contains a Dividend Policy (see "Corporate Constitution — Dividends, Minimum Profit Performance" above) which entitles holders of Class A Subordinate Voting Shares and holders of Class B Shares to dividends which, in aggregate in respect of a financial year, shall be: (a) equal to at least 10% of Magna's After Tax Profits (as defined in the Corporate Constitution) for that financial year; and (b) on average, equal to at least 20% of Magna's After Tax Profits for that year and the two immediately preceding financial years.

        Magna has complied with this requirement since 1992 and intends to continue to fully comply from and after April 2, 2007 in the following manner:

  •
  the dividend per share to be paid in respect of each of the first three quarters of a financial year will be approximately 5% of Magna's After Tax Profits for the prior financial year, divided by the number of shares outstanding at the end of the prior financial year; and

  •
  the dividend per share to be paid in respect of the fourth quarter of a financial year will be calculated based on the amount, if any, by which 20% of Magna's actual After Tax Profits for the current financial year exceeds the aggregate amount distributed as dividends in respect of the prior three quarters, divided by the number of shares outstanding at the end of the current financial year.

        Under the Corporate Constitution, if Magna fails to comply with the Dividend Policy for a period of two consecutive financial years, the holders of Class A Subordinate Voting Shares will have the exclusive right, voting separately as a class, to nominate and elect additional directors. See "Corporate Constitution — Dividends; Minimum Profit Performance".

        Under both the Dividend Policy in the Corporate Constitution and the foregoing dividend formula, Magna's After Tax Profits available for distribution to holders of Class A Subordinate Voting Shares and

Class B Shares will be calculated after payment of dividends on Preference Shares. Magna currently has no Preference Shares outstanding.

        The Board reserves the right to modify the foregoing dividend formula at any time and for any reason, subject to the requirements of the Corporate Constitution, particularly where financial, economic or other business circumstances require a modification to the quarterly or annual dividend amounts.

Previous Purchases and Sales of Securities

        During the 12 months prior to the date hereof, Magna through non-independent trusts has purchased Class A Subordinate Voting Shares for award or sale as restricted shares to various members of senior corporate or group management as follows:

Date of Purchase	Number of Class A Subordinate Voting Shares Purchased	Name of Purchasing Trust
May 23, 2007	50,205	Magna Employee Share Based Benefit Plan Trust for Canadian Employees
May 28, 2007	18,689	Magna Employee Share Based Benefit Plan Trust for Canadian Employees
June 19, 2007	8,041	Magna Employee Share Based Benefit Plan Trust for Canadian Employees
May 28, 2007	13,472	Magna Employee Share Based Benefit Plan Trust for Non-Canadian Employees

        These Class A Subordinate Voting Shares were purchased by Magna at a price equal to the closing price of Class A Subordinate Voting Shares on the TSX on the trading day immediately preceding the date of purchase. Such purchases were made privately from certain Magna executives for grant to certain other executives as restricted shares in connection with their regular compensation arrangements. The trust for Canadian employees currently holds 32,788 of the Class A Subordinate Voting Shares it purchased, with the remainder having been awarded as restricted shares. The trust for non-Canadian employees currently holds all of the 13,472 Class A Subordinate Voting Shares it purchased.

Magna Market Price and Trading Volume Data

        The Class A Subordinate Voting Shares and Class B Shares are listed and posted for trading on the TSX under the trading symbols "MG.A" and "MG.B", respectively. The Class A Subordinate Voting Shares are listed and posted for trading on the NYSE under the trading symbol "MGA".

        The following table sets forth, for the periods indicated, the reported high and low trading prices and the aggregate volume of trading of the Class A Subordinate Voting Shares and the Class B Shares on the TSX

(the volume of the Class A Subordinate Voting Shares set out in the table represents the aggregate trading volume on the TSX and the NYSE):

	Class A Subordinate Voting Shares			Class B Shares
Month	High (Cdn.$)	Low (Cdn.$)	Volume	High (Cdn.$)	Low (Cdn.$)	Volume
2006:
July	$84.50	$80.04	8,886,446	$86.00	$81.51	1,518
August	$84.65	$77.90	10,499,589	$87.50	$87.50	510
September	$82.66	$78.12	11,455,764	$83.01	$81.35	1,000
October	$85.86	$81.70	8,765,263	$83.03	$83.03	3,650
November	$87.77	$81.10	14,276,544	n/a	n/a	33
December	$94.40	$89.95	17,661,835	$92.11	$91.00	513
2007:
January	$94.49	$90.79	16,071,478	$97.00	$93.03	210
February	$94.75	$85.83	17,069,037	$92.00	$87.50	2,530
March	$87.90	$84.28	15,168,198	$88.00	$85.50	2,808
April	$90.75	$85.67	14,879,048	$91.50	$89.83	440
May	$96.08	$87.01	30,525,529	$107.65	$96.00	4,492
June	$98.87	$94.29	18,206,251	$102.25	$98.50	1,105

        Magna publicly announced the proposed Arrangement before the opening of trading on the TSX on May 10, 2007. On May 9, 2007, the last trading day immediately prior to such announcement, the closing prices of Class A Subordinate Voting Shares on the TSX and the NYSE were Cdn.$87.23 and $78.93, respectively. On April 13, 2007, the last trading day of the Class B Shares on the TSX prior to the announcement on May 10, 2007 of the proposed Arrangement, the closing price of the Class B Shares was Cdn.$91.50.

PROPOSED SUBSTANTIAL ISSUER BID

        On May 10, 2007, in connection with, and conditional upon completion of, the Arrangement, Magna announced its intention to make a substantial issuer bid to purchase up to 20 million of its outstanding Class A Subordinate Voting Shares. The issuer bid is expected to take the form of a "Dutch auction", whereby Magna will offer a range of prices within which it is willing to repurchase such Class A Subordinate Voting Shares. The issuer bid is expected to be an offer to purchase, for not more than an aggregate of $1,536,600,000, up to 20 million Class A Subordinate Voting Shares. Pricing information and other material terms and conditions are expected to be determined by the Board and publicly announced prior to the Meeting. In connection with Magna's proposed issuer bid, Newco and its subsidiaries will not deposit any Class A Subordinate Voting Shares to the bid.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

        None of Magna's (or its subsidiaries') present or former directors, executive officers or employees were indebted at any time during 2006 to Magna or its subsidiaries in connection with the purchase of Magna's securities or securities of any of Magna's subsidiaries, excluding routine indebtedness or indebtedness that has been entirely repaid. As at the Record Date, the aggregate amount of indebtedness to Magna and its subsidiaries incurred other than in connection with the purchase of securities of Magna or its subsidiaries, excluding routine indebtedness, was approximately $2.3 million in the case of present and former executive officers, directors and employees of Magna and its subsidiaries.

INFORMATION CONCERNING RUSSIAN MACHINES, RM SUB,
THE STRONACH TRUST, 445, 446, THE PRINCIPALS, NEWCO, NEWCO I.5 AND NEWCO II

Russian Machines

        Russian Machines is a company existing under the laws of Russia and a wholly-owned subsidiary of Basic Element. Russian Machines represents the machinery sector of Basic Element and includes airplane manufacturer Aviacor, train car manufacturer Abakanvagonmash, and a majority interest in the automobile manufacturer GAZ Group. GAZ Group is Russia's second-largest automotive company, producing cars, vans, trucks, buses and construction equipment, and is the fourth-largest bus and seventh-largest light commercial vehicle manufacturer worldwide. The unaudited consolidated revenues of Russian Machines and GAZ Group for the fiscal year ended December 31, 2006 were approximately $4.7 billion and $4.5 billion, respectively. Russian Machines' subsidiaries currently employ approximately 130,000 people.

        Basic Element is one of the largest, privately held industrial conglomerates operating in Russia, having interests in seven sectors: energy (including EuroSibEnergo, the operator of two of the largest energy businesses in Siberia, and United Company RUSAL Limited, the world's largest aluminium producer); machinery (including Russian Machines); resources (including Batu Mining, the second largest ore-mining complex in Mongolia); financial services (including Commercial Bank Soyuz, a major Russian bank, and Ingosstrakh Insurance Company, a major Russian insurance company); construction (including GlavMosStroy, a major Moscow-based construction company); development; and aviation. The unaudited consolidated revenues of Basic Element for the fiscal year ended December 31, 2006 were approximately $18 billion. Basic Element group currently employs approximately 240,000 people and has locations in Russia, other countries within the CIS, and elsewhere in Europe, Africa, Latin America and Australia.

        Mr. Oleg Deripaska is the founder, Chairman of the Board of Directors, and ultimate controller of Basic Element. He is Vice-President of the Russian Union of Industrialists and Entrepreneurs, Chairman of the Board of the Russian National Committee of the International Chamber of Commerce, a member of the Russian Federal Business Council and, since 2004, he has represented Russia in the Asia-Pacific Economic Cooperation Business Advisory Council. Mr. Deripaska is also a member of the Board of Directors of United Company RUSAL Limited, and a member of the Boards of Trustees of the National Science Support Foundation, the Bolshoi Theatre and the School of Business Administration at Moscow State University.

        Mr. Deripaska's wide ranging business interests result in him engaging in business activities in a number of countries outside of Russia and other CIS countries, including the United Kingdom, Sweden, Germany and other EU countries, Africa, West Indies, China, Canada and Australia.

        In 2005, Mr. Deripaska obtained a multiple entry visa from the United States government and made numerous business trips to that country in 2005 and 2006. During 2006, Mr. Deripaska was asked informally to refrain voluntarily from entering the United States pending the resolution of certain unspecified questions that had arisen within the government. Mr. Deripaska agreed not to do so for the time being. At the time, Mr. Deripaska was not given any information concerning the nature of those questions, and was advised that for the time being he need not provide any information or take any other action.

        Mr. Deripaska subsequently learned that his visa had been revoked, although he was not given written notice of the revocation or the alleged facts upon which the revocation was based. Under the immigration laws of the United States, the question of whether to grant or to revoke a visa is almost entirely at the discretion of the U.S. government, which is not required to provide, or to have, specific grounds for exercising its discretion. However, Mr. Deripaska and his representatives continue to have discussions with and provide information to the U.S. government for the purpose of having a new visa issued to him.

        Mr. Deripaska continues to have permission from Canadian immigration authorities to enter Canada.

Veleron Holding B.V.

        RM Sub is a company existing under the laws of The Netherlands and a wholly-owned subsidiary of Russian Machines. RM Sub is the vehicle through which Russian Machines holds certain of its investments but does not carry on any other active business or operations.

The Stronach Trust

        The Stronach Trust is the ultimate controlling shareholder of Magna by virtue of its indirect control and direction over 726,829 Class B Shares, representing approximately 66.5% of the class and approximately 55.4% of the total votes represented by the Class A Subordinate Voting Shares and Class B Shares as of the date of this Circular. Mr. Frank Stronach, the founder and Chairman of Magna, and certain members of his immediate family are the trustees of the Stronach Trust and are members of the potential class of beneficiaries of the Stronach Trust.

445327 Ontario Limited

        445 is a corporation existing under the laws of Ontario. 99.9% of the outstanding voting securities of 445 are directly owned by the Stronach Trust. The 726,829 Class B Shares indirectly controlled by the Stronach Trust are held directly by 445.

446 Holdings Inc.

        446 was incorporated under the OBCA on July 20, 2007. 446 is wholly-owned by 445 and was organized solely for the purpose of entering into transactions contemplated by the Arrangement and Transaction Documents to which it is a party.

The Principals

        The Principals participating in the Arrangement are: Donald J. Walker and Siegfried Wolf, Magna's co-chief executive officers; Vincent J. Galifi, Executive Vice-President and Chief Financial Officer; Peter Koob, Executive Vice-President, Corporate Development; and Jeffrey O. Palmer, Executive Vice-President.

Newco, Newco I.5 and Newco II

        Each of Newco, Newco I.5 and Newco II was incorporated under the OBCA on July 25, 2007. Currently, Newco is a wholly-owned subsidiary of 446, Newco I.5 is a wholly-owned subsidiary of Newco, and Newco II is a wholly-owned subsidiary of Newco I.5. Upon completion of the Arrangement: Newco will be owned directly by 446 and RM Sub and indirectly by the Principals through Principals Holdco; Newco I.5 will be owned directly by Newco and indirectly by the Principals through Principals Holdco; and Newco II will be owned directly by Newco I.5 and RM Sub. Each of Newco, Newco I.5 and Newco II was organized solely for the purpose of entering into the transactions contemplated by the Arrangement and the Transaction Documents to which it is a party.

CERTAIN INCOME TAX CONSIDERATIONS FOR SHAREHOLDERS

Certain Canadian Federal Income Tax Considerations for Canadian Holders

        Magna has been advised by Osler, Hoskin & Harcourt LLP that the following summary accurately describes the principal Canadian federal income tax considerations generally applicable to the disposition of Class B Shares pursuant to the Arrangement, including pursuant to dissent rights, by a Shareholder who, at all relevant times, for purposes of the application of the Tax Act, is, or is deemed to be, resident in Canada, deals at arm's length with Magna, is not affiliated with Magna, and holds such Class B Shares as capital property. Generally, Class B Shares will be capital property to a Shareholder provided that the Shareholder does not hold the Class B Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade. Certain Shareholders may in certain circumstances be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem to be capital property any Class B Shares (and all other "Canadian securities", as defined in the Tax Act) owned by such Shareholder in the taxation year in which the election is made and in all subsequent taxation years. This portion of the summary is not applicable to a shareholder an interest in which is a "tax shelter investment", as defined in the Tax Act or a shareholder that is, for purposes of certain rules (referred to as the "mark-to-market" rules) applicable to securities held by financial institutions, a "financial institution", as defined in the Tax Act. Such Shareholders should consult their own tax advisors.

        Depending upon all of the circumstances, including the date of issue of a Class B Share, the date of acquisition of a Class B Share by a Shareholder that is a "specified financial institution" or a "restricted financial institution" for the purposes of the Tax Act and the extent of holdings of Class B Shares by such a Shareholder and persons with whom the Shareholder does not deal at arm's length, one effect of the Arrangement may be to cause a Class B Share to be treated as a "term preferred share" for the purposes of the Tax Act in respect of the disposition of the Class B Share to Magna pursuant to the Arrangement. This summary is not applicable to a Shareholder that is a "specified financial institution" or "restricted financial institution" as defined in the Tax Act. Shareholders that are "specified financial institutions" or "restricted financial institutions" for the purposes of the Tax Act should consult their own tax advisors with respect to their particular circumstances.

        This summary is based on the current provisions of the Tax Act, and on counsel's understanding of the current administrative and assessing practices and policies of the CRA published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may be different from those discussed herein.

        This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Shareholders should consult their own tax advisors having regard to their own particular circumstances.

        The deemed dividend tax treatment described below on the disposition of Class B Shares pursuant to the Arrangement (assuming it is approved) differs from the capital gains treatment which would generally apply to a sale in the market. Accordingly, Shareholders who are not generally exempt from Canadian federal income tax may wish to consider selling their Class B Shares in the market prior to the Effective Date as an alternative to disposing of their Class B Shares to Magna under the Arrangement in order to receive capital gains treatment on the disposition of their Class B Shares. The selling price from such market sales may be different than Cdn.$114.00, the price to be paid pursuant to the Arrangement. Shareholders should consult their own tax advisors to determine whether doing so would be advantageous for them in their particular circumstances.

        Individual Shareholders Resident in Canada.    Shareholders who are individuals resident in Canada, including trusts, and who dispose of Class B Shares under the Arrangement will be deemed to receive a taxable dividend equal to the excess of the amount paid by Magna for the Class B Shares over the paid-up capital of such Class B Shares. Magna estimates that on the Effective Date the paid-up capital per Class B Share will be nil.

        The Tax Act has recently been amended to enhance the dividend gross-up and tax credit mechanism applicable to certain "eligible dividends" paid after 2005 by corporations resident in Canada. Under the amendments, a dividend will be eligible for the enhanced gross-up and dividend tax credit if the dividend recipient receives notice from the paying corporation designating the dividend as an "eligible dividend". The full amount of the dividend deemed to be paid by Magna on the cancellation of Class B Shares will be designated as an eligible dividend by Magna.

        The proceeds of disposition of the Class B Shares, calculated as the excess of the amount paid by Magna for the Class B Shares over the amount deemed to be received by the Shareholder as a dividend, will be nil. The Shareholder will realize a capital loss on the disposition of the Class B Shares equal to the aggregate of the adjusted cost base to the Shareholder of the Class B Shares disposed of pursuant to the Arrangement and any costs of disposition of such Class B Shares. One-half of any capital loss realized by a Shareholder represents an allowable capital loss. Allowable capital losses may be deducted only against taxable capital gains subject to and in accordance with the provisions of the Tax Act. If the Shareholder is a trust under which a corporation is a beneficiary, the amount of any such capital loss otherwise determined will be reduced by the amount of dividends or deemed dividends received on the Class B Shares (including any dividends deemed to be received as a result of the disposition of Class B Shares to Magna under the Arrangement) to the extent and under the circumstances prescribed by the Tax Act. Similar rules apply where a partnership or a trust is a beneficiary of a trust or such a trust is a member of a partnership that disposes of Class B Shares pursuant to the Arrangement.

        A dividend received (or deemed to be received) by an individual, including a trust (other than certain specified trusts), as a result of the disposition of Class B Shares pursuant to the Arrangement may give rise to a liability for alternative minimum tax. Shareholders should consult their own tax advisors with respect to the alternative minimum tax rules set out in the Tax Act.

        Corporate Shareholders Resident in Canada.    A corporate Shareholder that is resident in Canada and that disposes of Class B Shares pursuant to the Arrangement will (subject to the potential application of subsection 55(2) of the Tax Act as described below) be deemed to receive a taxable dividend equal to the excess of the amount paid by Magna for the Class B Shares over the paid-up capital of such Class B Shares. Magna estimates that on the Effective Date the paid-up capital per Class B Share will be nil.

        In the case of a Shareholder that is a corporation resident in Canada, any such dividend which is not required to be recognized as proceeds of disposition under subsection 55(2) of the Tax Act as described below will be included in computing the Shareholder's income as a dividend and will ordinarily be deductible in computing its taxable income. To the extent that such a deduction is available, private corporations (as defined in the Tax Act) and certain other corporations may be liable to pay refundable tax under Part IV of the Tax Act at a rate of 33 1/3% on the amount of the deemed dividend.

        Under subsection 55(2) of the Tax Act, a Shareholder that is a corporation resident in Canada may be required to treat all or a portion of the deemed dividend as proceeds of disposition and not as a dividend. Subsection 55(2) of the Tax Act does not apply to the portion of the dividend subject to tax under Part IV of the Tax Act that is not refunded under the circumstances specified in subsection 55(2) and does not apply if the dividend would not be deductible in computing taxable income. Further, subsection 55(2) does not apply unless the Shareholder would have realized a capital gain if it disposed of any Class B Share at fair market value immediately before its disposition to Magna and the disposition to Magna resulted in a significant reduction in the portion of the capital gain that could reasonably be considered to be attributable to anything other than the Shareholder's "safe income" in respect of the particular Class B Share. Essentially, the safe income in respect of a particular Class B Share held by a Shareholder is the portion of Magna's undistributed income for purposes of the Tax Act which is attributable to such Class B Share and which is earned or realized after the later of 1971 and the time the Shareholder acquired the particular Class B Share. Corporate Shareholders should consult their tax advisors for specific advice with respect to the potential application of subsection 55(2) of the Tax Act having regard to their particular circumstances.

        The difference, if any, between the amount paid by Magna for the Class B Shares and the amount deemed to be received by the Shareholder as a dividend (taking into account the possible application of subsection 55(2) of the Tax Act) will be treated as proceeds of disposition of the Class B Shares for purposes of computing any capital gain or capital loss arising on the disposition of the Class B Shares. The Shareholder will realize a capital loss (capital gain) on disposition of the Class B Shares equal to the amount by which the Shareholder's proceeds of disposition, net of any reasonable costs of disposition, are less than (or exceed) the adjusted cost base to the Shareholder of the Class B Shares disposed of pursuant to the Arrangement. Under the Tax Act, one-half of any capital loss (capital gain) realized by a Shareholder represents an allowable capital loss (taxable capital gain). Allowable capital losses may be deducted only against taxable capital gains subject to and in accordance with the provisions of the Tax Act. A taxable capital gain must be included in computing the Shareholder's income for the year of disposition. The amount of any capital loss realized by a corporate Shareholder on the disposition of a Class B Share may be reduced by the amount of dividends or deemed dividends received (including any dividends deemed to be received as a result of the disposition of Class B Shares to Magna under the Arrangement) by it on such Class B Share to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a Class B Share is disposed of pursuant to the Arrangement by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

        A Shareholder that is a Canadian controlled private corporation (as defined in the Tax Act) throughout the year may be liable to pay additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains (but not dividends or deemed dividends that are deductible in computing taxable income).

        Dissenting Shareholders Resident in Canada.    A Dissenting Shareholder who receives a payment from Magna equal to the fair value of the Dissenting Shareholder's Class B Shares will be deemed to have received a dividend equal to the amount by which the payment, not including any interest awarded by a court, exceeds the paid-up capital of such Class B Shares, and such deemed dividend (to the extent that subsection 55(2) of the Tax Act does not apply to such deemed dividend) will reduce the proceeds of disposition for purposes of the Tax Act of such Class B Shares. The income tax treatment accorded to any deemed dividend received by a Dissenting Shareholder will be as described for non-Dissenting Shareholders above under "Individual Shareholders Resident in Canada" and "Corporate Shareholders Resident in Canada" generally. As discussed under "Corporate Shareholders Resident in Canada", in respect of certain corporations, subsection 55(2) of the Tax Act provides that where a corporate holder of shares receives a dividend in specified circumstances, all or part of such dividend may be treated as a capital gain from the disposition of capital property. The discussion above under "Corporate Shareholders Resident in Canada" is applicable to any capital gain so realized.

        A Dissenting Shareholder will also realize a capital loss (or capital gain) to the extent that the proceeds of disposition for purposes of the Tax Act of such Class B Shares, as reduced by the deemed dividend discussed above (taking into account the possible application of subsection 55(2) of the Tax Act for corporate Dissenting Shareholders), net of any reasonable costs of disposition, are less than (or exceed) the Dissenting Shareholder's adjusted cost base of such Class B Shares. The discussion above under "Individual Shareholders Resident in Canada" and "Corporate Shareholders Resident in Canada" generally is applicable to any capital loss (or capital gain) so realized.

        Any interest awarded to a Dissenting Shareholder by a court will be required to be included in the Dissenting Shareholder's income for a particular taxation year to the extent the amount is received or receivable in that year, depending upon the method regularly followed by the Dissenting Shareholder in computing income. Where the Dissenting Shareholder is a corporation, partnership or, subject to certain exceptions, a trust, the Dissenting Shareholder must include interest in income for a taxation year to the extent the interest accrues to it before the end of the taxation year, or becomes receivable or is receivable before the end of the year (to the extent not included in income for a preceding taxation year).

Certain Canadian Federal Income Tax Considerations for Non-Canadian Holders

        Magna has been advised by Osler, Hoskin & Harcourt LLP that the following summary accurately describes the principal Canadian federal income tax considerations generally applicable to the disposition of Class B Shares pursuant to the Arrangement, including pursuant to Dissent Rights, by Shareholders who, for purposes of the Tax Act, are not resident or deemed to be resident in Canada, who hold such Class B Shares as capital property, who do not use or hold, and are not deemed to use or hold, such Class B Shares in connection with carrying on a business in Canada, who have not, either alone or in combination with persons with whom the Shareholder does not deal at arm's length, owned 25% or more of the issued shares of any class or series of the capital stock of Magna at any time within the five years preceding the cancellation of the Class B Shares under the Arrangement and, in the case of Shareholders who have ceased to be resident in Canada, who have not elected under the Tax Act to treat such Class B Shares as taxable Canadian property, and to whom such Class B Shares do not otherwise constitute taxable Canadian property (in each case a "Non-Canadian Holder"). This summary is not applicable to a Shareholder that is a "financial institution" as defined in the Tax Act for the purposes of the mark-to-market rules.

        This summary is based on the current provisions of the Tax Act, and on counsel's understanding of the current administrative and assessing practices and policies of the CRA published in writing prior to the date hereof. This summary takes into account the Proposed Amendments and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may be different from those discussed herein.

        This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Non-Canadian Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Non-Canadian Holders should consult their own tax advisors having regard to their own particular circumstances.

        Amounts relevant to the computation of income or gains for purposes of the Tax Act must be determined in Canadian dollars.

        A Non-Canadian Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Class B Shares to Magna under the Arrangement.

        If the Class B Shares held by a Non-Canadian Holder are disposed to Magna under the Arrangement, a taxable dividend will be deemed to arise as discussed under "Certain Canadian Federal Income Tax Considerations for Canadian Holders". Such dividend will be subject to Canadian withholding tax at a rate of 25% or such lower rate as may be provided under the terms of an applicable Canadian tax treaty. For example, under the Canada-United States Income Tax Convention (the "U.S. Treaty"), a deemed dividend received by a Non-Canadian Holder that is a U.S. resident for purposes of the U.S. Treaty and the beneficial owner of such dividends will generally be subject to Canadian withholding tax at a rate of 15%. Pursuant to the CRA's current administrative policies and assessing practices, most U.S. limited liability companies (LLCs) will not be considered to be a U.S. resident for the purposes of the U.S. Treaty and, therefore, are not entitled to the reduced rate of Canadian withholding tax.

        Under the U.S. Treaty, a dividend deemed to be paid to certain religious, scientific, charitable and similar tax-exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States, other than a dividend that constitutes income from carrying on a trade or business, is exempt from Canadian non-resident withholding tax. Provided that certain administrative procedures are observed regarding the registration of such organizations, Magna will not be required to withhold tax from payments made to such organizations. If qualifying organizations fail to follow the required administrative procedures, Magna will be required to withhold tax and the organizations will have to file with the CRA a claim for a refund to recover amounts withheld.

        In view of the deemed dividend tax treatment described above on the disposition of Class B Shares pursuant to the Arrangement (assuming that it is approved) and the resulting Canadian withholding tax, Non-Canadian Holders may wish to consider selling their Class B Shares in the market prior to the Effective Date as an alternative to disposing of their Class B Shares to Magna under the Arrangement. The selling price from such market sales may be different than Cdn.$114.00, the price to be paid for the Class B Shares pursuant to the Arrangement. Non-Canadian Holders should consult their own tax advisors to determine whether doing so would be advantageous for them in their particular circumstances.

        Dissenting Non-Canadian Holders.    A Dissenting Shareholder who is a Non-Canadian Holder (a "Dissenting Non-Canadian Holder") and who receives a payment from Magna equal to the fair value of the Dissenting Non-Canadian Holder's Class B Shares will be deemed to have received a dividend equal to the amount by which the payment, not including any interest awarded by a court, exceeds the paid-up capital of such Class B Shares. The discussion above under "Certain Canadian Federal Income Tax Considerations for Non-Canadian Holders" is generally applicable to such deemed dividend received by a Dissenting Non-Canadian Holder.

        A Dissenting Non-Canadian Holder will not be subject to tax under the Tax Act in respect of any capital gain on the disposition of Class B Shares to Magna under the Arrangement.

        Interest awarded by a court to a Dissenting Non-Canadian Holder will be subject to withholding tax at a rate of 25%, subject to reduction under the provision of any applicable Canadian tax treaty. For example, under the U.S. Treaty, the withholding rate generally applicable to interest paid to a resident of the U.S. for purposes of the U.S. Treaty who is the beneficial owner of the interest is 10%.

Certain United States Federal Income Tax Considerations

        Any discussions of United States federal tax matters set forth in this Circular and in the related Letter of Transmittal were written in connection with the Class B Share Acquisition. Such discussions are not intended or written to be legal or tax advice to any person and are not intended or written to be used, and they cannot be used, by any person for the purpose of avoiding any United States federal tax penalties that may be imposed on such person. Each holder should seek advice based on its particular circumstances from an independent U.S. tax advisor.

        The following summary accurately describes material United States federal income tax consequences relevant to the Class B Share Acquisition for U.S. Holders. This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

        This discussion deals only with Class B Shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations or persons who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to Class B Shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the state, local or foreign tax consequences of the Class B Share Acquisition. Holders of Class B Shares should consult their tax advisors as to the particular consequences to them of the Class B Share Acquisition.

        If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Class B Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding Class B Shares should consult their own U.S. tax advisors.

        Exchange of Class B Shares Pursuant to the Class B Share Acquisition.    An exchange of Class B Shares for cash pursuant to the Class B Share Acquisition will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that exchanges Class B Shares in the Class B Share Acquisition will be treated, depending on such U.S. Holder's particular circumstances, either as recognizing gain or loss from the disposition of the Class B Shares or as receiving a dividend distribution from Magna.

        Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Class B Shares for cash if the exchange (a) results in a "complete termination" of all such U.S. Holder's equity interest in Magna, (b) results in a "substantially disproportionate" redemption with respect to such U.S. Holder, or (c) is "not essentially equivalent to a dividend" with respect to the U.S. Holder. In applying these Section 302 tests, a U.S. Holder must take into account stock of Magna (including Class A Subordinate Voting Shares) that such U.S. Holder owns directly or constructively under attribution rules, pursuant to which the U.S. Holder will be treated as owning Class A Subordinate Voting Shares and/or Class B Shares owned by certain family members (except that in the case of a "complete termination" a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Magna stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding Class A Subordinate Voting Shares and/or Class B Shares owned by such U.S. Holder immediately after the exchange is less than 80% of the percentage of the Class A Subordinate Voting Shares and/or Class B Shares owned by such U.S. Holder immediately before the exchange. If an exchange of Class B Shares for cash fails to satisfy the "substantially disproportionate" test, the U.S. Holder nonetheless may satisfy the "not essentially equivalent to a dividend" test. An exchange of Class B Shares for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the U.S. Holder's equity interest in Magna. An exchange of shares for cash that results in a reduction of the proportionate equity interest in Magna of a U.S. Holder whose relative equity interest in Magna is minimal (an interest of less than one percent should satisfy this requirement) and that does not exercise any control over or participate in the management of

Magna's corporate affairs should be treated as "not essentially equivalent to a dividend." U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

        If a U.S. Holder is treated as recognizing gain or loss from the disposition of the Class B Shares for cash, such gain or loss will be equal to the difference between the U.S. dollar equivalent of the amount of Canadian dollars received (determined at the spot rate on the date of disposition and including amounts withheld in respect of Canadian taxes) and such U.S. Holder's adjusted tax basis in the Class B Shares exchanged therefor. Any such gain or loss will be long-term capital gain or loss if the holding period of the Class B Shares exceeds one year as of the date of the exchange and generally will be treated as income or loss from sources within the United States. Consequently, if a Canadian withholding tax is imposed on a disposition of Class B Shares treated as an exchange of such shares for United States federal income tax purposes, a U.S. Holder may not be able to derive U.S. foreign tax credit benefits in respect of such Canadian withholding tax if the U.S. Holder does not receive sufficient foreign source income from other sources. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

        If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Class B Shares for cash, the entire U.S. dollar equivalent of the amount of Canadian dollars received by such U.S. Holder pursuant to the exchange (determined at the spot rate on the date of disposition and including amounts withheld in respect of Canadian taxes) will be treated as a dividend to the extent of the portion of Magna's current and accumulated earnings and profits (computed under United States federal income tax principles) allocable to such shares. Magna believes that it is not, and has never been, a "passive foreign investment company". Therefore, provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to United States federal income tax at a maximum rate of 15% on amounts treated as dividends. To the extent that cash received in exchange for Class B Shares is treated as a dividend to a corporate U.S. Holder, it will not be eligible for a dividends-received deduction. Amounts treated as a dividend will constitute foreign source income for foreign tax credit limitation purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividend income with respect to the Class B Share Acquisition will generally constitute "passive category income" but could, in the case of certain United States holders, constitute "general category income." The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their U.S. tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

        To the extent that amounts received pursuant to the Class B Share Acquisition exceed a U.S. Holder's allocable share of Magna's current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted tax basis of such U.S. Holder's Class B Shares, and any amounts in excess of the U.S. Holder's adjusted tax basis will constitute capital gain. Any remaining adjusted tax basis in the Class B Shares tendered will be transferred to any remaining shares of Magna stock held by such U.S. Holder.

        If the Canadian dollars received by a U.S. Holder are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of proceeds received in connection with the Class B Share Acquisition. A U.S. Holder may have foreign currency gain or loss if such proceeds are not converted into U.S. dollars on the date of its receipt.

        Dissenting U.S. Holders.    In addition to the tax consequences discussed above under "Exchange of Class B Shares Pursuant to the Class B Share Acquisition", interest awarded to a dissenting U.S. Holder by a court (including amounts withheld therefrom in respect of Canadian taxes) will be taxable as ordinary interest income. Such interest will constitute foreign source income for United States federal income tax purposes and will generally be treated as "passive category income" or, in certain cases, "general category income," for purposes of computing any foreign tax credit allowable under United States federal income tax laws.

        Information Reporting and Backup Withholding.    Proceeds from the disposition of the Class B Shares paid to a U.S. Holder may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder:

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  establishes that it is an exempt holder, or

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  in the case of backup withholding, provides an accurate taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

        Backup withholding tax is not an additional tax. The amount of any backup withholding collected will be allowed as a credit against United States federal income tax liability provided that appropriate returns are filed.

DISSENTING SHAREHOLDERS' RIGHTS

        The following is only a summary of the Dissenting Shareholder provisions of the OBCA, as amended by the Plan of Arrangement and the Interim Order, which are technical and complex. A copy of the Plan of Arrangement is attached as Appendix C to this Circular, a copy of the Interim Order is attached as Appendix D to this Circular and a copy of section 185 of the OBCA is attached as Appendix F to this Circular. It is recommended that any Shareholder wishing to exercise a Dissent Right seek legal advice as the failure to comply strictly with the provisions of the OBCA (as amended by the Plan of Arrangement and the Interim Order) may result in the loss or unavailability of the Dissent Right.

        Pursuant to the Interim Order, Registered Minority Class B Shareholders have the right to dissent from the Class B Share Acquisition in the manner provided in section 185 of the OBCA, as modified by the Interim Order. Accordingly, if the Arrangement is not implemented or is effected without the Class B Share Acquisition, there will be no right to dissent in respect of the Arrangement. The following summary is qualified in its entirety by reference to the Interim Order and the provisions of section 185 of the OBCA, as modified by the Interim Order and the Arrangement.

        A Dissenting Shareholder will be entitled, if the Arrangement includes the Class B Share Acquisition and becomes effective, to be paid by Magna the fair value of the Class B Shares held by such Dissenting Shareholder determined as at the close of business on the day before the Arrangement Resolution is adopted. There can be no assurance that such fair value will be greater than or equivalent to the Class B Share Consideration provided for under the Arrangement in connection with the Class B Share Acquisition.

        A Minority Class B Shareholder may exercise the Dissent Right only in respect of the Class B Shares registered in that Minority Class B Shareholder's name. In addition, a Minority Class B Shareholder may exercise the Dissent Right only with respect to all Class B Shares held by that Minority Class B Shareholder on behalf of any one beneficial owner. In many cases, the Class B Shares beneficially owned by a non-registered holder are registered either:

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  in the name of an Intermediary that the non-registered holder deals with in respect of the Class B Shares (such as, among others, a securities dealer, broker, bank, trust company, or other nominee, or the trustee or administrator of a self-administered RRSP, RRIF, RESP or similar plan); or

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  in the name of a clearing agency (such as CDS) of which an Intermediary is a participant.

        Accordingly, a Non-Registered Minority Class B Shareholder will not be entitled to exercise the Dissent Right directly (unless the Class B Shares are re-registered in the Non-Registered Minority Class B Shareholder's name). A Non-Registered Minority Class B Shareholder who wishes to exercise the Dissent Right should immediately contact the Intermediary with whom the Non-Registered Minority Class B Shareholder deals in respect of its Class B Shares and either:

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  instruct the Intermediary to exercise the Dissent Right on the Non-Registered Minority Class B Shareholder's behalf (which, if the Class B Shares are registered in the name of CDS or other clearing agency, would require that the Class B Shares first be re-registered in the name of the Intermediary); or

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  instruct the Intermediary to request that the Class B Shares be registered in the name of the Non-Registered Minority Class B Shareholder, in which case such holder would have to exercise the

    Dissent Right directly (that is, the Intermediary would not be exercising the Dissent Right on such holder's behalf).

        A Registered Minority Class B Shareholder who wishes to exercise the Dissent Right in respect of the Class B Share Acquisition must provide a written objection to the Arrangement Resolution (a "Dissent Notice") to Magna International Inc., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 Attention: Secretary of the Corporation, facsimile number (905) 726-2603 prior to 5:00 p.m. (Toronto time) on August 27, 2007 (or prior to 5:00 p.m. (Toronto time) on the last Business Day preceding any adjournment or postponement of the Meeting). The filing of a Dissent Notice does not deprive a Registered Minority Class B Shareholder of the right to vote at the Meeting; however, a Registered Minority Class B Shareholder who has submitted a Dissent Notice and who votes in favour of the Class B Share Acquisition will no longer be considered a Dissenting Shareholder with respect to the Class B Shares voted in favour of the Class B Share Acquisition. A vote against the Arrangement Resolution or the Class B Share Acquisition or an abstention will not constitute a Dissent Notice, but a Registered Minority Class B Shareholder need not vote its Class B Shares against the Arrangement Resolution or the Class B Share Acquisition in order to dissent.

        Similarly, the revocation of a proxy conferring authority on the proxy holder to vote in favour of the Class B Share Acquisition does not constitute a Dissent Notice; however, any proxy granted by a Registered Minority Class B Shareholder who intends to dissent, other than a proxy that instructs the proxy holder to vote against the Class B Share Acquisition, should be validly revoked in order to prevent the proxy holder from voting such Class B Shares in favour of the Class B Share Acquisition and thereby causing the Registered Minority Class B Shareholder to forfeit such Registered Minority Class B Shareholder's right to dissent.

        Magna is required, within ten days after the adoption of the Arrangement Resolution, including the Class B Share Acquisition, to notify each Dissenting Shareholder that the Arrangement Resolution, including the Class B Share Acquisition, has been adopted, but such notice is not required to be sent to any Minority Class B Shareholder who voted for the Class B Share Acquisition or who has withdrawn such Minority Class B Shareholder's Dissent Notice.

        A Minority Class B Shareholder who wishes to exercise the Dissent Right must, within 20 days after receipt of notice that the Arrangement Resolution has been adopted and that the Arrangement includes the Class B Share Acquisition, or, if such Minority Class B Shareholder does not receive such notice, within 20 days after the Minority Class B Shareholder learns that the Arrangement Resolution has been adopted and that the Arrangement includes the Class B Share Acquisition, send to Magna a written notice (a "Payment Demand") containing the Minority Class B Shareholder's name and address, the number of Class B Shares in respect of which the Minority Class B Shareholder dissented, and a demand for payment of the fair value of such Class B Shares. Within 30 days after a Payment Demand, the Minority Class B Shareholder must send to Magna's Transfer Agent, Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, Canada M5J 2Y1, Attention: Client Services, Stock Transfer Department, the share certificates representing the Class B Shares in respect of which the Minority Class B Shareholder has dissented. A Minority Class B Shareholder who fails to send the share certificates representing the Class B Shares in respect of which the Class B Shareholder has dissented forfeits such Shareholder's Dissent Right for such Minority Class B Shares. Magna or its Transfer Agent will endorse on share certificates received from a Minority Class B Shareholder exercising a Dissent Right a notice that the Minority Class B Shareholder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder.

        Upon filing a Dissent Notice that is not withdrawn prior to the termination of the Meeting, provided that the Final Order is granted and not appealed or, if appealed, the appeal is withdrawn or denied, and the Arrangement including the Class B Share Acquisition becomes effective, a Dissenting Shareholder will cease to have any rights as a holder of Class B Shares, other than the right to be paid the fair value of its Class B Shares, unless:

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  the Dissenting Shareholder withdraws the Payment Demand before Magna makes a written offer to pay (the "Offer to Pay");

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  Magna fails to make a timely Offer to Pay to the Dissenting Shareholder and the Dissenting Shareholder withdraws its Payment Demand; or

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  the Board revokes the Arrangement Resolution;

in all of which cases the Dissenting Shareholder's rights as a holder of Class B Shares will be reinstated and, if the Arrangement becomes effective, such Dissenting Shareholder's Class B Shares will be subject to the Arrangement.

        In addition, pursuant to the Plan of Arrangement, Registered Minority Class B Shareholders who duly exercise their Dissent Right and who: (a) are ultimately determined to be entitled to be paid fair value for their Class B Shares will be deemed to have transferred their Class B Shares to Magna as at the Effective Time of the Arrangement; or (b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Class B Shares, will be deemed to have participated in the Arrangement on the same basis as any non-Dissenting Shareholder as at and from the Effective Date.

        Magna is required, not later than seven days after the later of the Effective Date or the date on which Magna received the Payment Demand of a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Payment Demand to it an Offer to Pay for its Class B Shares in an amount considered by the Board to be the fair value of the shares, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. The amount specified in the Offer to Pay which has been accepted by a Dissenting Shareholder will be paid by Magna within ten days after the acceptance by the Dissenting Shareholder of the Offer to Pay, but any such Offer to Pay lapses if Magna does not receive an acceptance thereof within 30 days after the Offer to Pay has been made.

        If Magna fails to make an Offer to Pay or if a Dissenting Shareholder fails to accept an offer that has been made, Magna may, within 50 days after the Effective Date or within such further period as the Court may allow, apply to the Court to fix a fair value for the Class B Shares of Dissenting Shareholders. If Magna fails to apply to the Court, a Dissenting Shareholder may apply to the Court for the same purpose within a further period of 20 days or within such further period as the Court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

        Upon an application to the Court, all Dissenting Shareholders whose Class B Shares have not been paid for by Magna will be joined as parties and bound by the decision of the Court, and Magna will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of the Dissenting Shareholder's right to appear and be heard in person or by counsel. Upon any such application to the Court, the Court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the Court will then fix a fair value for the Class B Shares of all Dissenting Shareholders. The final order of a Court will be rendered against Magna in favour of each Dissenting Shareholder and for the amount of the fair value of such Dissenting Shareholder's Class B Shares as fixed by the Court. The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the Effective Date until the date of payment. See "Certain Income Tax Considerations for Shareholders".

RISK FACTORS

The following risk factors should be carefully considered by Shareholders in deciding how to vote on the Arrangement Resolution. Shareholders should also consider the risks set out in "Description of the Business — Risk Factors" on pages 29 to 35 of Magna's Annual Information Form dated March 29, 2007.

If the Arrangement becomes effective, Magna will be governed by a board of directors on which the Stronach Trust and Russian Machines each indirectly has the right to designate an equal number of nominees, in addition to the current co-chief executive officers, with the result that Magna may be considered to be effectively controlled, indirectly, by the Stronach Trust and Russian Machines for so long as the governance arrangements remain in place between them.

        Currently, the ultimate controlling shareholder of Magna is the Stronach Trust. As a result of its control and direction over 726,829 Class B Shares, representing approximately 66.5% of the class and approximately 55.4% of the aggregate voting power represented by the outstanding Class A Subordinate Voting Shares and Class B Shares, the Stronach Trust effectively controls the election of directors to the Board. Upon the completion of the Arrangement, Newco will indirectly hold those 726,829 Class B Shares in addition to

20,605,000 Class A Subordinate Voting Shares and, consequently, will be the beneficial owner of a controlling interest in the Class A Subordinate Voting Shares and Class B Shares of Magna. Pursuant to the Investors Agreement governing Newco, the Stronach Trust, indirectly through 446, and Russian Machines indirectly through RM Sub, will each have the right to designate an equal number of nominees (six) to the Board, in addition to the current co-chief executive officers. Accordingly, the Stronach Trust and Russian Machines will be able to elect a majority of Magna's directors with the result that Magna may be considered to be effectively controlled by the Stronach Trust and Russian Machines for so long as the governance arrangements remain in place between them. Subject to applicable law, the Stronach Trust and Russian Machines may, as a practical matter, be able to cause Magna to effect corporate transactions without the consent of other shareholders. In addition, the Stronach Trust and Russian Machines will be able to cause or prevent a change of control of Magna. In some cases, the interests of the Stronach Trust and Russian Machines may not be the same as other shareholders, particularly in connection with corporate transactions that might involve a change of control of Magna, which the Stronach Trust or Russian Machines may not favour even if other shareholders may so favour. Under applicable laws of Ontario, as shareholders, the Stronach Trust and Russian Machines will not owe a fiduciary duty to Magna or its shareholders.

Magna's proposed Russian strategy involves making investments, and carrying on business and operations, in Russia, which will expose Magna to the political and economic risks and uncertainties of that country and which could, in turn, have an adverse effect on Magna's ability to implement its proposed Russian strategy and on Magna's financial results.

        Since the break-up of the Soviet Union in December 1991, Russia has undergone a profound political and economic transformation that has led to federal and regional political instability. There is no assurance that the political, economic and market reforms will continue, remain unchanged and not be rescinded. Nor is there any assurance that the final result of the reform process that began with the break-up of the Soviet Union will lead to a Western-style democracy, rule of law and free market economy. The unstable political climate and ongoing political trends in Russia could have an adverse effect on Magna's proposed investments, earnings and financial condition to the extent derived from or relating to its Russian strategy.

        In addition, the fundamentals of the Russian economy have been relatively unstable since economic reforms were launched in the early 1990s. Despite attempts to adopt economic and market reforms, many basic economic and legal issues remain unresolved. There are no assurances that recent Russian economic trends — including GDP growth, a relatively stable rouble and slower inflation — will continue. Recent fluctuations in international oil and natural gas prices, the appreciation of the rouble against the U.S. dollar, and the consequences of a more deregulated monetary policy could have an adverse impact on the Russian economy.

        The speed with which or whether the Russian economy transitions from state control to a Western-style free market approach will be a function of the country's political climate. There are no assurances that the Russian economic reform will continue. Nor is there any consensus that the country as a whole will embrace the free market. Certain political forces continue to call for the results of economic reforms, including the privatization of Russian enterprises, such as Basic Element, to be reversed. Moreover, the government is continuing its efforts to control certain key industries. Thus, the outcome may be nationalization of Russian enterprises. If companies controlled by Basic Element and/or Russian Machines were nationalized, the governance arrangements between the Stronach Trust and Russian Machines would be terminated and the Russian Government could, indirectly, become a minority shareholder of Magna.

If Magna is unable to complete the Arrangement or if completion of the Arrangement is delayed, there could be an adverse effect on Magna's business and the market price of its Class A Subordinate Voting Shares and/or Class B Shares.

        The completion of the Arrangement is subject to the satisfaction of numerous closing conditions, some of which are outside the control of Magna, including the approval by the Shareholders and the receipt of Regulatory Approvals. A substantial delay in obtaining satisfactory approvals and/or the imposition of unfavourable terms or conditions in the approvals to be obtained could result in the termination of the Transaction Agreement. There can be no certainty, nor can Magna provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. If the Arrangement is not completed, the market price of the Class A Subordinate Voting Shares and/or Class B Shares could be adversely affected. If (a) Shareholders choose not to approve the Arrangement, (b) Magna otherwise fails to satisfy, or fails to obtain a waiver of the satisfaction of, the closing conditions to the transaction and the Arrangement is not completed, (c) a material adverse effect has occurred that results in the termination of the Transaction Agreement, or (d) any legal proceeding results in enjoining the transactions contemplated by the Arrangement, Magna could be subject to various adverse consequences.

If the Transaction Agreement is terminated by Russian Machines, Magna or 446 in certain circumstances, there could be an adverse effect on the market price of Magna's Class A Subordinate Voting Shares and/or Class B Shares.

        Each of Russian Machines, Magna and 446 has the right, in certain circumstances, to terminate the Transaction Agreement. Accordingly, there can be no certainty, nor can Magna provide any assurance, that the Transaction Agreement will not be terminated by any of them prior to the completion of the Arrangement. For example, Russian Machines has the right, in certain circumstances, to terminate the Transaction Agreement in the event of a change that has a "material adverse effect" (as such term is defined in the Transaction Agreement) in respect of Magna, and each of Magna, 446 and Russian Machines also has the right, in certain circumstances, to terminate the Transaction Agreement if the Effective Date has not occurred on or prior to the Outside Date. If, for any reason, the Transaction Agreement is terminated, the market price of the Class A Subordinate Voting Shares and/or the Class B Shares could be adversely affected.

Magna may not realize the benefits of its emerging markets strategy which could have an adverse effect on Magna's business and results of operations.

        Magna believes that the completion of the Arrangement will allow it to accelerate its strategic efforts to capitalize on the significant growth opportunities in emerging markets and, in particular, Russia. As part of its emerging markets strategy, Magna will continue its existing efforts and initiate new efforts to expand in emerging markets. A number of risks and uncertainties are associated with the expansion into such markets and, in particular, Russia, including political, economic, regulatory, labour, operating, technical and technological risks and uncertainties. The failure to successfully implement any of its strategic initiatives could have a material adverse effect on Magna's business and results of operations.

Although Magna expects to execute its Russian strategy by way of its strategic alliance with Russian Machines, currently there are no binding contractual commitments in place between Magna and Russian Machines with respect to the identification and allocation of opportunities in the Russian automotive market and, consequently, there is no assurance that the proposed strategic alliance will materialize into viable automotive projects for Magna, which could have an adverse effect on Magna's Russian strategy.

        Pursuant to the Transaction Agreement, Magna has agreed to use its reasonable efforts to explore opportunities to expand its business in Russia and, to that end, has committed to complete a feasibility study regarding such expansion for presentation to the Board within 18 months of the completion of the Arrangement. Similarly, Russian Machines has agreed to use its commercially reasonable efforts to assist and support Magna in identifying, developing and implementing strategic opportunities in the Russian automotive industry. The Transaction Agreement was entered into following the execution of a memorandum of understanding entered into by Magna and Russian Machines in November 2006. However, there are currently no binding contractual commitments in place between Magna and Russian Machines with respect to the identification and allocation of opportunities in the Russian automotive market, nor does Magna currently have any contracts to supply any parts, components or other materials to Russian Machines. Consequently, there can be no assurance that opportunities in the Russian automotive sector will be pursued by Russian Machines, in all cases, with Magna's involvement or that the proposed strategic alliance and the feasibility studies to be produced will materialize into viable automotive projects for Magna, which could have an adverse effect on Magna's Russian strategy.

If, following the Effective Time, either Russian Machines or the Stronach Trust chooses to exercise its exit rights pursuant to the Exit Agreement, the growth prospects and strategic objectives expected to be realized by Magna from the investment by, and strategic alliance with, Russian Machines could be adversely affected and, consequently, there could be an adverse effect on Magna's business and the market price of its Class A Subordinate Voting Shares and/or Class B Shares.

        Pursuant to the Exit Agreement, at any time after the second anniversary of the Effective Date, Russian Machines will have the right to withdraw its investment in Newco and exit from its governance arrangements with the Stronach Trust by selling to Newco (or its designee) its Newco shares, Newco II shares and the Newco II Loan in exchange for Class A Subordinate Voting Shares; and at any time after the third anniversary of the Effective Date of the Arrangement, 445 will have the right to require Russian Machines to sell its Newco shares, Newco II shares and the Newco II Loan to Newco (or its designee) in exchange for Class A Subordinate Voting Shares. If either Russian Machines or the Stronach Trust chooses to exercise its exit rights, Magna's emerging markets and Russian strategy proposed to be effected in the manner described in this Circular could be seriously undermined and the growth prospects and strategic objectives expected to be realized by Magna from the investment by, and strategic alliance with, Russian Machines could also be undermined. The failure to successfully implement any of its strategic initiatives could have an adverse effect on Magna's business, results of operations and/or the market price of its shares.

        Moreover, if any such exit rights are exercised, Russian Machines will hold all or a significant portion of the 20 million Class A Subordinate Voting Shares originally issued to Newco II pursuant to the Arrangement. The potential for a sale of 20 million Class A Subordinate Voting Shares in the public market (commonly referred to as "market overhang"), as well as any actual sales of such Class A Subordinate Voting Shares in the public market, could adversely affect the market price of the Class A Subordinate Voting Shares.

If, following the Effective Time, Russian Machines' lender exercises its right to realize on the 20 million Class A Subordinate Voting Shares pledged to it as collateral for its loan to RM Sub and thereby causes Russian Machines to withdraw its investment in Newco and Newco II and exit from the governance arrangements, the growth prospects and strategic objectives expected to be realized by Magna from the investment by, and strategic alliance with, Russian Machines could be adversely affected and, consequently, there could be an adverse effect on Magna's business, results of operations and/or the market price of its Class A Subordinate Voting Shares and/or Class B Shares.

        Pursuant to the Exit Agreement, Russian Machines is permitted to pledge some or all of its Newco shares, Newco II shares and the Newco II Loan in favour of its lender to secure financing in connection with its investment in Magna. At any time following the Effective Date, Russian Machines' lender will have the right to realize on the pledged shares in the event of a Realization Event (as such term is defined in the Exit Agreement). In that connection, Russian Machines intends to avail itself of financing to be made available by BNP Paribas pursuant to the Credit Facility. The financing is structured as a margin loan with the result that if Russian Machines is in default of its obligations or the trading price per share of the Class A Subordinate Voting Shares on the NYSE reaches or falls below the lesser of (x) 50% of the Initial Price and (y) $50.00, BNP Paribas will have the right to terminate the Credit Facility and accelerate the entire principal amount of the term loan. See "Sources of Funds of the Arrangement". If a Realization Event occurs in such a manner, BNP Paribas could hold a significant number of Class A Subordinate Voting Shares with the result that a potential for a sale of Class A Subordinate Voting Shares in the public market, as well as any actual sales in the public market, could adversely affect the market price of the Class A Subordinate Voting Shares. Furthermore, a realization by BNP Paribas would result in RM Sub withdrawing its investment from Newco and Newco II and exiting from the governance arrangements with the Stronach Trust which could seriously undermine Magna's Russian strategy proposed to be effected in the manner described in this Circular. The failure to implement any of its strategic initiatives could have an adverse effect on Magna's business, results of operations and/or the market price of its shares.

Certain members of executive management and the Chairman have interests in the Arrangement that are different from those of other Shareholders. Those interested Board members have declared their interests and abstained from voting on the Board resolutions relating to the Arrangement.

        In considering whether to approve the Arrangement, Shareholders should recognize that some of the members of executive management and the Board have interests in the Arrangement that differ from, or are in addition to, their interests as Shareholders. These interests include:

  •
  so long as RM Sub remains an investor in Newco, the Stronach Trust will receive indirectly 42%, and the Principals collectively will receive 16%, of the aggregate dividends paid on the 20,605,000 Class A Subordinate Voting Shares and the 726,829 Class B Shares held indirectly by Newco and its subsidiaries;

  •
  pursuant to the Exit Agreement, if Russian Machines elects to exercise its right to withdraw its investment in Newco and exit from its governance arrangements in connection with the Arrangement, the Stronach Trust and the Principals will be entitled to receive 50% of any capital appreciation (after adjustment for taxes) of the 20 million Class A Subordinate Voting Shares issued pursuant to the Arrangement;

  •
  pursuant to the European Transaction Agreement, an entity associated with Mr. Frank Stronach will be entitled to receive a net outlay of $150 million and one or more affiliates of RM Sub will be entitled to receive, so long as RM Sub remains an investor in Newco, a 50% share of the net profits from the consulting and business development fees paid by Magna and its affiliates pursuant to existing consulting and business development contracts with Mr. Stronach, Stronach & Co. and their associates; and

  •
  Mr. Donald J. Walker currently owns 10,000 Class B Shares. Consequently, if the Class B Share Acquisition is approved and implemented and Mr. Walker does not exercise his right to convert his Class B Shares into Class A Subordinate Voting Shares prior to the completion of the Arrangement, his Class B Shares will be purchased for cancellation by Magna in accordance with the terms of the Arrangement at a price of Cdn.$114 per share.

        These interests are described in "The Arrangement — Interests of Directors, Executive Officers and Others in the Arrangement".

OTHER INFORMATION AND MATTERS

        There is no information or matter not disclosed in this Circular but known to Magna that would reasonably be expected to affect the decision of Shareholders to vote for or against the Arrangement Resolution.

DOCUMENTS INCORPORATED BY REFERENCE

        The following documents of Magna have been filed with the securities regulatory authority in each of the provinces and territories of Canada, and are specifically incorporated by reference into, and form an integral part of, this Circular:

  (a)
  Management Information Circular/Proxy Statement of Magna dated March 29, 2007 (from and including "Compensation of Executive Officers" on page 19 to and including "Interests of Management and Other Insiders in Certain Transactions" on page 39); and

  (b)
  Annual Information Form of Magna dated March 29, 2007 (from and including "Description of the Business — Risk Factors" on page 29 to and including "Dividends" on page 37).

EXECUTIVE COMPENSATION

        Shareholders should refer to the description of Magna's executive compensation set out in "Compensation of Executive Officers" on pages 19 to 36 of Magna's Management Information Circular/Proxy Statement dated as of March 29, 2007. That description, particularly the Committee's Report on Executive Compensation, reflects the compensation philosophy, principles and practices, derived in significant part from Magna's Corporate Constitution. The description and the compensation information it contains for the period ended December 31, 2006 (the "2006 Compensation Information") is incorporated by reference in this Circular.

        Since Magna's disclosure of the 2006 Compensation Information, its Corporate Governance and Compensation Committee (the "Committee") has undertaken on the recommendation of the Chairman a review of compensation arrangements for key members of executive management of Magna and its operating groups, including the Principals, to ensure that such arrangements appropriately address Magna's continuing ability to retain and motivate senior management and continue to reflect fully Magna's long-established entrepreneurial compensation philosophy, principles and practices. The review was timely in view of, and took into account, the demands on executive management as Magna addresses its Russian strategy and other aspects of globalization and implements other strategic initiatives. As part of the review process, the Committee also dealt with the employment arrangements for Ms. Belinda Stronach as Executive Vice-Chairman. Following several meetings, the Committee approved the compensation arrangements described below and recommended their approval by the Board. The Board subsequently unanimously approved the arrangements, with Messrs. Stronach, Walker and Wolf having declared their interests and abstained from voting. None of the changes in compensation arrangements described below is contingent on the completion of the Arrangement.

        Among the significant factors the Committee took into account in its review were: the substantial challenges facing senior management as Magna responds both to the rapid globalization of the automotive industry and the challenging operating environment; that implementation of the Russian strategy in particular will pose challenges commensurate with the opportunities, whether or not the proposed transaction is completed and the Arrangement is approved; the intense competition for experienced senior managers in the automotive industry; and the need to provide competitive compensation. A key element of Magna's historical compensation philosophy is that executive management compensation should be tied heavily to corporate profitability. The Committee concluded that this should be further expanded and that the linkage to shareholder returns should be enhanced by substantially increasing the portion of incentive bonuses to be received in the form of Restricted Stock Units (RSUs).

        Accordingly, the percentages of Magna's Pre-tax Profits before Profit Sharing used to determine the respective annual incentive bonuses of Messrs Walker, Wolf and Galifi (all of whom were Named Executive Officers in 2006 and are three of the Principals) were increased, as were the portions to be taken in the form of RSUs. Further, the Committee concluded that Mr. Wolf should receive a $500,000 special award for his extensive efforts over the past year in developing Magna's Russian business and addressing Magna Steyr's future. In other respects, the compensation of these individuals continues to be as described in the 2006 Compensation Information. Messrs Koob and Palmer, two of the Principals but neither of whom was a Named Executive Officer in 2006, also received increases in their percentages of Magna's Pre-tax Profits before Profit Sharing as well as restricted stock awards of 35,000 Class A Subordinate Voting Shares each pursuant to Magna's long-term retention arrangements, with terms, conditions and restrictions substantially the same (except for the release and other relevant dates) as those previously awarded to Messrs Walker, Wolf, Galifi and Gingl.

        In consequence of these increases awarded to the Principals, the aggregate cash portion of their annual incentive bonuses increased from 1.0575% to 1.5% and the aggregate RSU portion from 0.275% to 0.75% of Magna's Pre-tax Profits before Profit Sharing effective April 1, 2007.

        The Committee also reviewed and recommended the compensation arrangements for Ms. Belinda Stronach who resumed employment with Magna effective May 1, 2007 and was subsequently appointed as Executive Vice-Chairman. Ms. Stronach's compensation consists of a base salary and annual incentive bonus based on a specified percentage of Pre-tax Profits before Profit Sharing and the terms of her employment are otherwise generally consistent with those of the Named Executive Officers described in the 2006 Compensation Information. The cash portion of her annual incentive bonus is 0.333% and the RSU portion is 0.167% of Magna's Pre-tax Profits before Profit Sharing, in each case prorated to reflect her May 1, 2007 start date. These arrangements recognize the value of Ms. Stronach's return to an executive management position within Magna in view of her extensive knowledge of Magna and its culture, her experience as a former CEO and her recent experience in government.

        In conducting its review, the Committee had the benefit of advice and analysis from an outside compensation consultant and of independent legal advice. The advice and analysis (including comparative data) from the compensation consultant assisted the Committee in its conclusion that the changes are well designed in furtherance of Magna's compensation philosophy and to enhance the motivation of executive management and their consistency with shareholder objectives. The Committee was aware of the enhancement in dividend entitlement and other possible benefits that the Principals will receive in consequence of the arrangements involving Newco if the Arrangement is completed; however these benefits, which are designed to be an additional retention factor for the Principals, are not to be received from Magna (see "The Arrangement — Interests of Directors and Executive Officers in the Arrangement — The Principals").

        After giving effect to the compensation arrangements made in 2007 for the Principals and other members of executive management (including the special bonus to Mr. Wolf) and the addition of Ms. Stronach to Corporate Management as referred to above, the total percentage of Magna's Pre-tax Profits before Profit Sharing allocated to incentive compensation for Corporate Management who are entitled to incentive compensation tied to Magna's Pre-tax Profits before Profit Sharing, when added to the annual fees paid under the consulting arrangements with entities associated with Mr. Stronach (which fees, although not part of the incentive bonus compensation available to Corporate Management under the Corporate Constitution, aggregate 3% of Magna's Pre-tax Profits before Profit Sharing), are less than the 6% of Magna's Pre-tax Profits before Profit Sharing that is available to Corporate Management under the Corporate Constitution.

PROXY SOLICITATION AND DEPOSITARY

        Georgeson is acting as Magna's proxy solicitation agent, for which it will be paid a fixed fee of approximately Cdn.$70,000 plus out-of-pocket expenses plus a "per call" fee of Cdn.$6.00 for each telephone call made by Shareholders to Georgeson or by Georgeson to Shareholders in connection with the solicitation.

        Magna has engaged Computershare Investor Services Inc. to act as depositary for the receipt of certificates in respect of Class B Shares and related Letters of Transmittal deposited pursuant to the Arrangement. The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain out of pocket expenses and will be indemnified by Magna against certain liabilities under applicable securities laws and expenses in connection therewith.

        No fee or commission is payable by any Class B Shareholder who transmits its Class B Shares directly to the Depositary. Except as set forth above or elsewhere in this Circular, Magna will not pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Class B Shares pursuant to the Arrangement.

LEGAL MATTERS

        Certain legal matters in connection with the Arrangement will be passed upon by Osler, Hoskin & Harcourt LLP on behalf of Magna and by Fasken Martineau DuMoulin LLP on behalf of the Special Committee.

ADDITIONAL INFORMATION

        Information contained in this Circular is given as of July 25, 2007, except as otherwise noted. If any matters which are not now known should properly come before the Meeting, the accompanying form(s) of proxy will be voted on such matters in accordance with the best judgment of the person voting it.

        Additional information relating to the Magna Group, including Magna's most current Annual Information Form, the comparative consolidated financial statements of Magna for the financial year ended December 31, 2006, together with the report of the auditors thereon, management's discussion and analysis of Magna's financial condition and results of operations for fiscal 2006, which provide financial information concerning Magna, can be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Copies of those documents, as well as additional copies of this Circular, are available upon written request to the Corporate Secretary, upon payment of a reasonable charge where applicable.

QUESTIONS AND FURTHER ASSISTANCE

        If you have any questions about the information contained in this Circular or require assistance in completing your proxy form, please contact Georgeson, Magna's proxy solicitation agent, at:

North American Toll Free Number: 1-888-605-7630

APPROVAL OF MAGNA

        The contents and mailing to Shareholders of this Circular have been approved by the Board.

(Signed) J. Brian Colburn Secretary
Aurora, Ontario July 25, 2007

CONSENT OF CIBC WORLD MARKETS INC.

        We refer to the opinion letter dated as of May 9, 2007 (the "Fairness Opinion"), which we prepared for the Special Committee of Magna International Inc.'s Board of Directors in connection with their consideration of the Class B Share Acquisition (as defined in Magna's Management Information Circular dated July 25, 2007). We consent to the filing of the Fairness Opinion with the securities commissions (and other applicable securities regulatory authorities) in each of the provinces and territories of Canada and the inclusion of the Fairness Opinion, and all references thereto, in this Circular. In providing our consent, we do not intend that or permit any person other than the Special Committee of Magna International Inc.'s Board of Directors shall rely upon the Fairness Opinion.

Dated July 25, 2007

(Signed) CIBC WORLD MARKETS INC.

CONSENT OF OSLER, HOSKIN & HARCOURT LLP

        We hereby consent to the reference to our opinion contained under "Certain Canadian Federal Income Tax Considerations for Canadian Holders" and "Certain Canadian Federal Income Tax Considerations for Non-Canadian Holders" in the management information circular/proxy statement of Magna International Inc. dated July 25, 2007 (the "Circular") and to the inclusion of the foregoing opinion in the Circular.

Dated July 25, 2007

(Signed) OSLER, HOSKIN & HARCOURT LLP

APPENDIX A

SPECIAL RESOLUTION OF THE MAGNA SHAREHOLDERS

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.
The arrangement (the "Arrangement") under Section 182 of the Business Corporations Act (Ontario) (the "OBCA") involving Magna International Inc. ("Magna"), as more particularly described and set forth in the Management Information Circular/Proxy Statement (the "Circular") of Magna dated July 25, 2007 accompanying the notice of this meeting (as the Arrangement may be or has been modified or amended), is hereby authorized, approved and adopted.

2.
The plan of arrangement involving Magna, the full text of which is set out in Appendix C to the Circular, as such plan may be or has been amended (the "Plan of Arrangement"), is hereby approved and adopted.

3.
The transaction agreement dated as of May 10, 2007, between Magna, Open Joint Stock Company Russian Machines, Veleron Holding B.V., 445327 Ontario Limited, the Stronach Trust and each of Donald J. Walker, Siegfried Wolf, Vincent J. Galifi, Peter Koob and Jeffrey O. Palmer (the "Transaction Agreement"), the actions of the Directors of Magna in approving the Arrangement and the actions of the officers of Magna in executing and delivering the Transaction Agreement and any amendments thereto are hereby ratified and approved.

4.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Magna or that the Arrangement has been approved by the Ontario Superior Court of Justice, the Directors of Magna are hereby authorized and empowered, at their discretion, without further notice to or approval of the shareholders of Magna (a) to amend the Transaction Agreement or the Plan of Arrangement, to the extent permitted by the Transaction Agreement, and (b) subject to the terms of the Transaction Agreement, not to proceed with the Arrangement.

5.
Any officer or Director of Magna is hereby authorized and directed for and on behalf of Magna to execute and deliver articles of arrangement to the Director under the OBCA and such other documents as are necessary or desirable to carry out the Plan of Arrangement and the transactions contemplated by the Transaction Agreement.

6.
Any officer or Director of Magna is hereby authorized and directed for and on behalf of Magna to execute or cause to be executed, and to deliver or cause to be delivered all such other documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to this special resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

A-1

APPENDIX B

FAIRNESS OPINION

CIBC World Markets Inc. BCE Place, 161 Bay Street Toronto, Ontario M5J 2S8 Tel: 416 594-7000

May 9, 2007

The Special Committee of the Board of Directors of
Magna International Inc.
337 Magna Drive
Aurora, Ontario
Canada
L4G 7K1

To the Special Committee:

        CIBC World Markets Inc. ("CIBC World Markets") understands that Magna International Inc. ("Magna" or the "Company") is contemplating a transaction (the "Proposed Transaction") that includes:

  (a)
  the transfer of 726,829 Class B Shares of the Company ("Class B Shares") owned, directly or indirectly, by 445327 Ontario Limited ("445327") and 605,000 Class A Subordinate Voting Shares of the Company ("Class A Shares") held by certain members (the "Principals") of senior management of the Company to a corporation (such corporation, together with its subsidiaries, "Newco"), the shares of which will be held, following the completion of the Proposed Transaction, directly or indirectly by (i) a subsidiary of 445327, (ii) Veleron Holding B.V. ("RM Sub"), which we understand to be a subsidiary of Open Joint Stock Company Russian Machines ("RM"), and (iii) the Principals, respectively;

  (b)
  an investment by RM Sub in Newco of approximately US$1.54 billion by way of share subscription and loan;

  (c)
  the issuance of 20 million Class A Shares by the Company to Newco for approximately US$1.54 billion; and

  (d)
  the acquisition by the Company for cancellation of all Class B Shares, other than those held indirectly by Newco, for cash consideration of Cdn.$114.00 per Class B Share (such consideration, the "Consideration" and such acquisition, the "Minority Repurchase").

        We understand that the Proposed Transaction will be effected by way of a plan of arrangement under section 182 of the Business Corporations Act (Ontario) (the "OBCA"). As such, we understand that the Proposed Transaction, including the Minority Repurchase, will require the approval of the Superior Court of Justice (Ontario). We further understand that the Minority Repurchase will be conditional upon, among other things, approval by a majority of the votes cast by holders of Class B Shares represented in person or by proxy at a special meeting (the "Special Meeting") of Magna Shareholders to be held to consider the Proposed Transaction, excluding Class B Shares held by (i) 445327, the Principals, 865714 Ontario Inc., the MIC Trust and the MAG Trust, (ii) any related party of 445327, the Principals, 865714 Ontario Inc., the MIC Trust or the MAG Trust, within the meaning of Ontario Securities Commission Rule 61-501 ("Rule 61-501") and Autorité des marchés financiers Regulation Q-27 ("Regulation Q-27"), subject to the exceptions set out therein, (iii) any other interested party to the Proposed Transaction within the meaning of Rule 61-501 and Regulation Q-27, and (iv) any person that is a joint actor with any of the foregoing for the purposes of Rule 61-501 and Regulation Q-27 (holders of Class B Shares, other than those referred to in clauses (i) to (iv) above, the "Minority Class B Shareholders"). We also understand that all material terms of the Proposed Transaction, including the Minority Repurchase, will be described fully in a management information and proxy circular (the "Circular") which will be prepared by the Company and mailed to its shareholders in connection with the Special Meeting.

        We understand that the Minority Repurchase constitutes, in respect of the Class B Shares, a "business combination" under Rule 61-501 and a "going private transaction" under Regulation Q-27. We understand further that a formal valuation of the Class B Shares is not required in connection with the Minority Repurchase pursuant to the terms of Rule 61-501 and that the Company has applied for relief from the requirement of Regulation Q-27 to prepare a formal valuation of the Class B Shares.

        We understand further that the Board of Directors of the Company (the "Board of Directors") has appointed a special committee of independent directors of the Company (the "Special Committee") to consider and evaluate the terms of the Proposed Transaction, including the Minority Repurchase, and to report thereon to the Board of Directors.

Engagement of CIBC World Markets

        By letter agreement dated May 9, 2007 (the "Engagement Agreement"), Magna retained, at the request of the Special Committee, CIBC World Markets to act as a financial advisor to the Special Committee in connection with the Proposed Transaction with effect on and from April 23, 2007, being the date that CIBC World Markets was first contacted with respect to the Proposed Transaction. Pursuant to the Engagement Agreement, the Company has requested that we prepare and deliver to the Special Committee this opinion (the "Opinion") as to the fairness, from a financial point of view, of the Consideration to be received by the Minority Class B Shareholders pursuant to the Minority Repurchase portion of the Proposed Transaction.

        The Company will pay CIBC World Markets a financial advisory fee and a fee for rendering this Opinion and our fees are not contingent upon completion of the Minority Repurchase or the Proposed Transaction or the conclusions reached herein. In addition, Magna has agreed to reimburse CIBC World Markets for our reasonable out-of-pocket expenses and to indemnify CIBC World Markets in respect of certain liabilities that might arise out of our engagement.

Credentials of CIBC World Markets

        CIBC World Markets is one of Canada's largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Opinion expressed herein is the opinion of CIBC World Markets and the form and content herein have been approved for release by a committee of its managing directors and internal counsel, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

        CIBC World Markets has confirmed to the Company in the Engagement Agreement that it:

  (a)
  is not an insider, associate or affiliate of the Company;

  (b)
  is not acting as a financial advisor to the Company in connection with the Proposed Transaction, other than to the Special Committee under the Engagement Agreement;

  (c)
  does not have any material financial interest in the completion of the Proposed Transaction;

  (d)
  will not receive a success fee in connection with providing any Valuation, Fairness Opinion or Liquidity Opinion (each as defined in the Engagement Agreement) in connection with the Proposed Transaction; and

  (e)
  will not act as a manager or co-manager of any soliciting dealer group formed by the Company in connection with the Proposed Transaction.

Scope of Review

        In connection with rendering our Opinion, we have reviewed and relied upon, among other things, the following:

  (i)
  a letter of RM to the Board of Directors of Magna, the trustees of the Stronach Trust and 445327 dated April 23, 2007;

  (ii)
  a draft transaction agreement dated May 9, 2007 (the "Transaction Agreement"), including a schedule setting out the steps of the Proposed Transaction;

  (iii)
  the Annual Reports of Magna, including the audited financial statements and management's discussion and analysis contained therein, for the years ended December 31, 2004, 2005, and 2006;

  (iv)
  the unaudited financial statements and management's discussion and analysis in respect thereto for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

  (v)
  Magna's Annual Information Forms for the years ended December 31, 2004, 2005 and 2006;

  (vi)
  Magna's Management Information and Proxy Circulars in respect of the years ended December 31, 2004, 2005 and 2006;

  (vii)
  the Material Change Report filed by Magna on SEDAR dated February 28, 2007;

  (viii)
  certain published research reports prepared by research analysts at various firms concerning Magna and other selected public companies;

  (ix)
  a review of the reported price and recent and relevant trading activity of Class A Shares and Class B Shares;

  (x)
  a consolidated financial forecast and budget prepared by Magna for the years ended December 31, 2007 through December 31, 2009;

  (xi)
  presentation materials and reports provided to the Special Committee by officers of Magna pertaining to the size, scope and Magna's strategic plan for growth in the Russian automotive market and the Proposed Transaction;

  (xii)
  a certificate addressed to us and signed by two senior officers on behalf of the Company attesting to the accuracy and completeness of the information provided to us;

  (xiii)
  public information relating to the business, operations, financial performance and stock trading history of selected public companies considered by us to be relevant;

  (xiv)
  public information with respect to other transactions of a comparable nature considered by us to be relevant;

  (xv)
  public information regarding the automotive industry; and

  (xvi)
  such other information, analysis and discussions as we considered necessary or appropriate in the circumstances.

        In addition to the written information described above, CIBC World Markets conducted interviews and participated in discussions with the senior management of Magna with regard to, among other things, the Proposed Transaction, as well as the Company's business, operations, financial position, budgets, key assets and prospects. CIBC World Markets has also participated in discussions with the members of the Special Committee, Osler, Hoskin & Harcourt LLP, legal counsel to the Company, and Fasken Martineau DuMoulin LLP, legal counsel to the Special Committee.

        CIBC World Markets has not, to the best of its knowledge, been denied access by the Company to any information requested by CIBC World Markets.

Assumptions and Limitations

        Our Opinion is subject to the assumptions, explanations and limitations set forth below.

        Our Opinion should not be construed as a formal valuation or appraisal of any of the assets or the securities of Magna or any of its affiliates. In addition, we have not been requested to solicit potential alternatives to the Proposed Transaction.

        With your permission and as provided in the Engagement Agreement, we have relied upon, and have assumed the completeness, accuracy and fair presentation of, all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by Magna or its advisors or otherwise obtained pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested or attempted to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. With respect to any forecast, projection, budget or other future-oriented financial information provided to us and relied upon in our analysis, we have assumed (subject to the exercise of our professional judgment) that they have been prepared using assumptions, estimates and judgments which were reasonable on the date such future-oriented financial information was prepared, having regard to the Company's industry, business, financial condition, plans and prospects. Without limiting the foregoing, we have not completed site visits to Magna's properties and have not met with Magna's independent auditors and we have relied upon and assumed the accuracy and fair presentation of the audited financial statements of Magna and the reports of the auditors thereon.

        We have assumed that all material governmental, regulatory and other approvals and consents necessary for completion of the Proposed Transaction will be obtained without any material adverse effect on Magna. Since definitive documentation has not been entered into in connection with the Proposed Transaction as of the date hereof, we have also assumed that the Proposed Transaction will be completed substantially in accordance with the terms set forth in the draft Transaction Agreement reviewed by us and in compliance with all applicable laws.

        The Company has represented to us, in a certificate of two senior officers of the Company delivered as at the date hereof, among other things, that the information, data and other material (financial and otherwise) provided to us by Magna or its subsidiaries or its or their representatives, including the written information and discussions referred to above under the heading "Scope of Review" (collectively, the "Information") was, at the date the Information was provided to CIBC World Markets, and is, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of Magna and its subsidiaries or the Proposed Transaction and did not and does not omit to state a material fact in relation to Magna and its subsidiaries or the Proposed Transaction necessary to make the Information not misleading in light of the circumstances under which the Information was presented and that, since the dates on which the Information was provided to us, there has been no material change in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Magna and its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.

        Except as expressly noted above under the heading "Scope of Review", we have not conducted any investigation concerning the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Magna or any of its affiliates.

        We are not legal, tax or accounting experts and make no representation as to the adequacy or the appropriateness of this letter for your purposes and express no view as to the legal, tax or accounting aspects of the Proposed Transaction, including the Minority Repurchase.

        Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they were represented to us in our discussions with management of the Company. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, commodity prices, currency exchange rates, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

        The Opinion has been provided to the Special Committee for its use in considering the Minority Repurchase and may not be relied upon by any other person, used for any other purpose or published without the prior written consent of CIBC World Markets. Our Opinion is not to be construed as a recommendation to any holder of securities of the Company as to how to vote at any meeting to approve the Proposed Transaction or the Minority Repurchase. We express no opinion with respect to any aspect of the Proposed Transaction other than as expressly provided herein.

        The Opinion is given as of the date hereof and, although we reserve the right to change, withdraw or supplement the Opinion if we learn that any of the Information that we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change, withdraw or supplement the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after today.

        This Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Dealers Association of Canada but the Association has not been involved in the preparation or review of this Opinion.

Approach to Fairness

        In considering the fairness, from a financial point of view, of the Consideration to be received by the Minority Class B Shareholders pursuant to the Minority Repurchase, CIBC World Markets considered the following approaches: (i) a comparison of the Consideration to be received under the Minority Repurchase to the value of the Class B Shares as determined by using a discounted cash flow analysis; (ii) a comparison of the Consideration to be received under the Minority Repurchase to the value of the Class B Shares as determined by using valuation multiples implied for recent comparable precedent change of control transactions; and (iii) without determining the pro forma impact of the Proposed Transaction on the valuation multiples for the Class B Shares, a comparison of the Consideration to be received under the Minority Repurchase to the value of the Class B Shares as determined by using multiples implied from comparable companies and adding a premium based on recent precedent change of control transactions to determine en bloc value.

        In considering the fairness, from a financial point of view, of the Consideration to be received by the Minority Class B Shareholders pursuant to the Minority Repurchase, CIBC World Markets, based on discussions with the Special Committee and its legal counsel, understands that the Proposed Transaction does not result in a change of control of the Company and that no future change of control of the Company is currently anticipated. It was also considered by CIBC World Markets that, although each Class A Share represents one vote whereas each Class B Share currently represents 500 votes, the aggregate holdings of Class B Shares held by the Minority Class B Shareholders does not influence control over either the Company as a whole or the Class B Shares as a class. Further, CIBC World Markets reviewed the trading value of the

Class B Shares versus the Class A Shares on the Toronto Stock Exchange over the past five years and observed that the market ascribed little or no premium to the multi-voting nature of the Class B Shares. CIBC World Markets considered that, despite these factors, the Consideration to be received by the Minority Class B Shareholders pursuant to the Minority Repurchase represents a premium above the recent market price for the Class B Shares in an amount that is not inconsistent with certain precedent transactions involving a change of control.

        CIBC World Markets believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Opinion

        Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Consideration to be received by the Minority Class B Shareholders pursuant to the Minority Repurchase is fair, from a financial point of view, to the Minority Class B Shareholders.

Yours very truly,

(Signed) CIBC WORLD MARKETS INC.

APPENDIX C

PLAN OF ARRANGEMENT

* All provisions marked with an asterisk shall be deemed to be included in this Plan of Arrangement only in the event that the transactions contemplated by the step in Section 3.1(y) herein is approved by a simple majority of the votes cast by the Magna Minority Class B Shareholders, voting in person or by proxy separately as a class, all as set out in the Interim Order. If the Magna Minority Class B Shareholders do not so approve such step, all provisions marked with an asterisk shall be deemed to be deleted in their entirety from this Plan of Arrangement prior to the Effective Time.

PLAN OF ARRANGEMENT
UNDER SECTION 182
OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1
INTERPRETATION

1.1      Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"445" means 445327 Ontario Limited, a corporation existing under the Act, a majority of the voting shares of which are owned by the Trust and which holds, immediately prior to the Effective Time, 726,829 fully paid and non-assessable Magna Class B Shares (free and clear of Liens), and its successors;

"446" means 446 Holdings Inc., a corporation existing under the Act and a wholly owned subsidiary of 445, and its successors;

"447" means 447 Holdings Inc., a corporation existing under the Act and a wholly owned subsidiary of 446, and its successors;

"Act" means the Business Corporations Act (Ontario), and the regulations under the Act, all as amended, re-enacted or replaced from time to time;

"Arrangement" means an arrangement under Section 182 of the Act on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Transaction Agreement or Article 6 hereof or made at the direction of the Court in the Final Order;

"Arrangement Resolution" means the special resolution of the holders of Magna Class A Shares and Magna Class B Shares in respect of this Plan of Arrangement to be considered at the Magna Meeting, substantially in the form of Schedule 1 hereto;

"Articles of Arrangement" means the articles of arrangement of Magna in respect of the Arrangement that are filed with the Director after the Final Order is made in order for the Arrangement to become effective;

"Business Day" means any day of the year, other than a Saturday, Sunday or day observed as a statutory holiday in Toronto, Ontario, New York, New York or Moscow, Russia;

* "Canadian DPSP" means the Magna Deferred Profit Sharing Plan (Canada);

"Certificate of Arrangement" means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the Act in respect of the Articles of Arrangement;

"Court" means the Superior Court of Justice (Ontario);

* "Depositary" means Computershare Investor Services Inc. or such other person as is appointed to act as depositary for the purposes of the Arrangement by Magna, acting reasonably;

"Director" means the Director appointed pursuant to Section 278 of the Act;

* "Dissent Rights" means the rights of dissent of the Magna Minority Class B Shareholders described in Article 4 and granted pursuant to this Plan of Arrangement;

* "Dissenting Shareholder" means a Magna Minority Class B Shareholder who properly dissents in respect of the Arrangement in strict compliance with the procedures for exercising Dissent Rights and does not withdraw such dissent prior to the Effective Time;

"Effective Date" means the date shown on the Certificate of Arrangement;

"Effective Time" means 12:01 a.m. (Toronto time) on the Effective Date;

"Exchange Agreement" means the exchange agreement dated the Effective Date among Magna, RM, 446, RM Sub, 445, Newco I.5 and Newco II, providing for the transfer of shares in the capital of Newco II to Magna in exchange for the issuance of Magna Class A Shares on the terms and conditions set out in such agreement;

"Exchange Rate" means the Bank of Canada's published rate of exchange of Canadian dollars for United States dollars at the noon spot rate on the Business Day immediately prior to the Effective Date;

"Exit Agreement" means the exit agreement dated the date hereof among 445, 446, RM, RM Sub, Newco, Newco I.5 and Newco II;

"Final Order" means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

"Galifi Holdco" means VG Holdco Inc., a corporation existing under the Act and, immediately prior to the Effective Time, a wholly owned subsidiary of Principals Holdco that holds 35,000 fully paid and non-assessable Magna Class A Shares (free and clear of Liens), and its successors;

"Governmental Entity" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitrator or arbitral body, commission, board, bureau or agency, domestic or foreign, including the Ontario Securities Commission, the Autorité des marchés financiers du Québec and the United States Securities and Exchange Commission, (b) self-regulatory organization or stock exchange, including the TSX and the NYSE, (c) subdivision, agent, commission, board or authority of any of the foregoing or (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"holders" means, when used with reference to the Magna Class A Shares and/or Magna Class B Shares, the holders of Magna Class A Shares and/or Magna Class B Shares, as the case may be, shown from time to time in the registers maintained by or on behalf of Magna in respect of the Magna Class A Shares and Magna Class B Shares;

* "Interested Class B Shareholders" means, collectively, (i) 445, the Principals, 865714 Ontario Inc., the MIC Trust and the MAG Trust, (ii) any related party of 445, the Principals, 865714 Ontario Inc., the MIC Trust or the MAG Trust, within the meaning of Rule 61-501 and Regulation Q-27, subject to the exceptions set out therein, (iii) any other interested party to the Arrangement within the meaning of Rule 61-501 and Regulation Q-27 and (iv) any person that is a joint actor with any of the foregoing for the purposes of Rule 61-501 and Regulation Q-27 and, for greater certainty, does not include the Canadian DPSP or the U.S. DPSP;

"Interim Order" means the interim order of the Court in respect of the Arrangement as contemplated by Section 2.4 of the Transaction Agreement providing for, among other things, the calling and holding of the Magna Meeting, as the same may be amended by the Court;

"Koob Holdco" means PK Holdco Inc., a corporation existing under the Act and, immediately prior to the Effective Time, a wholly owned subsidiary of Principals Holdco that holds 35,000 fully paid and non-assessable Magna Class A Shares (free and clear of Liens), and its successors;

* "Letter of Transmittal" means the letter of transmittal to be sent by Magna to holders of Magna Class B Shares for use in connection with the Arrangement;

"Liens" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, deemed trust, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the PPSA or comparable notice filing under the law of any other jurisdiction or any option, warrant, right or privilege capable of becoming a Transfer (other than Liens created pursuant to any long-term retention (restricted share) award agreement between Magna and a Principal));

"Magna" means Magna International Inc., a corporation existing under the Act, and its successors;

"Magna Board" means the board of directors of Magna;

"Magna Class A Share" means a Class A Subordinate Voting Share in the capital of Magna;

"Magna Class B Share" means a Class B Share in the capital of Magna;

"Magna Meeting" means the special meeting of Magna Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

* "Magna Minority Class B Shareholders" means the holders of Magna Class B Shares, other than the Interested Class B Shareholders;

"Magna Shareholders" means, collectively, (i) the holders of Magna Class A Shares and (ii) the holders of Magna Class B Shares;

"Meeting Date" means the date of the Magna Meeting;

"Newco" means M Unicar Inc., a corporation existing under the Act and, immediately prior to the Effective Time, a wholly owned subsidiary of 446, and its successors;

"Newco I.5" means 2143453 Ontario Inc., a corporation existing under the Act and, immediately prior to the Effective Time, a wholly owned subsidiary of Newco, and its successors;

"Newco Parties" means, collectively, RM, RM Sub, 445, 446 and Principals Holdco;

"Newco II" means 2143455 Ontario Inc., a corporation existing under the Act and, immediately prior to the Effective Time, a wholly owned subsidiary of Newco I.5, and its successors;

"Newco II Loan" means the loan denominated in Canadian dollars in a principal amount equal to the equivalent, in Canadian dollars, of US$1,459,770,000 (converted to Canadian dollars at the Exchange Rate) to be made by RM Sub to Newco II pursuant to this Plan of Arrangement;

"Newco II Loan Note" means the promissory note dated the Effective Date issued to RM Sub by Newco II to evidence the Newco II Loan, including the ancillary agreements and documents relating to the security therefor;

"NYSE" means the New York Stock Exchange, and its successors;

"Outside Date" means October 31, 2007 or such later date as may be mutually agreed from time to time by the Parties;

"Palmer Holdco" means JOP Holdco Inc., a corporation existing under the Act and, immediately prior to the Effective Time, a wholly owned subsidiary of Principals Holdco that holds 35,000 fully paid and non-assessable Magna Class A Shares (free and clear of Liens), and its successors;

"Parties" means, collectively, Magna, RM, RM Sub, 445, 446, the Trust and the Principals, and "Party" means any one of them;

"person" includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, heir, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

"Personal Holdcos" means, collectively, Walker Holdco, Wolf Holdco, Galifi Holdco, Koob Holdco and Palmer Holdco, and "Personal Holdco" means any one of them;

"PPSA" means the Personal Property Security Act (Ontario);

"Principals" means, collectively, Donald J. Walker, Siegfried Wolf, Vincent J. Galifi, Jeffrey O. Palmer and Peter Koob, and "Principal" means any one of them;

"Principals Exchange Agreement" means the principals exchange agreement dated the Effective Date between Magna, Newco, Newco I.5, Principals Holdco, GKP Holdings Inc., SW CDN Holdings Inc., the Principals Parentcos, the Personal Holdcos and the Principals providing for the transfer by Newco of shares of Newco I.5, by the Principals Parentcos (other than DWMAG Inc.) of all the shares in certain of their wholly owned subsidiaries, and by DWMAG Inc. of all its shares in Principals Holdco, in each case to Magna in exchange for the issuance of Magna Class A Shares on the terms and conditions set out in such agreement;

"Principals Holdco" means MPMAG Holdings Inc., a corporation existing under the Act which holds, immediately prior to the Effective Time, 100 fully paid and non-assessable common shares (free and clear of Liens) in the capital of each of the Personal Holdcos, being all the outstanding shares of each Personal Holdco, and its successors;

"Principals Parentcos" means, collectively, Makrist Beteiligungs GmbH, JPMAG Inc., VGMAG Inc., DWMAG Inc. and WSA Beteiligungs GmbH, each of which is, immediately prior to the Effective Time, controlled, directly or indirectly, by a Principal or persons related to him;

"RM" means Open Joint Stock Company Russian Machines, a company existing under the laws of Russia, and its successors;

"RM Sub" means Veleron Holding B.V., a company existing under the laws of The Netherlands and a wholly owned indirect subsidiary of RM, and its successors;

* "Rule 61-501" means Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions of the Ontario Securities Commission;

"Transaction Agreement" means the transaction agreement dated May 10, 2007 between the Parties (other than 446), including all exhibits and schedules thereto, and all amendments thereto and restatements thereof as permitted thereunder;

"Transfer" means (i) any transfer, sale, assignment, exchange, gift, donation, mortgage, pledge, charge, encumbrance, grant of security interest or other disposition of securities where possession, legal title, beneficial ownership or the economic risk or return associated with such securities passes directly or indirectly from one person to another or to the same person in a different legal capacity, whether or not for value, whether or not voluntary and however occurring, or (ii) any agreement, undertaking or commitment to effect any of the foregoing;

"Transfer Agent" means Computershare Trust Company of Canada;

"Trust" means the Stronach Trust, a trust existing under the laws of the Province of Ontario, and its successors;

"TSX" means the Toronto Stock Exchange, and its successors;

* "U.S. DPSP" means Magna's Employees Deferred Profit Sharing Plan (U.S.);

"Walker Holdco" means DW Holdco Inc., a corporation existing under the Act and, immediately prior to the Effective Time, a wholly owned subsidiary of Principals Holdco which holds 250,000 fully paid and non-assessable Magna Class A Shares (free and clear of Liens), and its successors; and

"Wolf Holdco" means SW Holdco Inc., a corporation existing under the Act and, immediately prior to the Effective Time, a wholly owned subsidiary of Principals Holdco which holds 250,000 fully paid and non-assessable Magna Class A Shares (free and clear of Liens), and its successors.

1.2      Sections and Headings

The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to articles or sections refers to the specified articles or sections of this Plan of Arrangement.

1.3      Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

1.4      Date of Any Action

In the event that any date on which any action is required to be taken under this Plan of Arrangement is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5      Time

Time shall be of the essence in this Plan of Arrangement.

ARTICLE 2
BINDING EFFECT

2.1      Binding Effect

On and after the Effective Date, this Plan of Arrangement, within the meaning of Section 182 of the Act, will become effective, and be binding on (i) Magna; (ii) each of the Newco Parties, the Trust, 447, Newco, Newco I.5, Newco II, GKP Holdings Inc., SW CDN Holdings Inc., the Principals Parentcos, the Personal Holdcos and the Principals; and (iii) all holders and all beneficial owners of Magna Class A Shares and Magna Class B Shares and securities convertible into, exchangeable for or carrying the right to acquire Magna Class A Shares or Magna Class B Shares.

ARTICLE 3
ARRANGEMENT

3.1      Arrangement

Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

  (a)
  the 726,829 Magna Class B Shares held by 445 shall be transferred to 446 (free and clear of Liens) in exchange for the issuance of 99 fully paid and non-assessable common shares in the capital of 446;

  (b)
  the 726,829 Magna Class B Shares held by 446 shall be transferred to 447 (free and clear of Liens) in exchange for the issuance of 99 fully paid and non-assessable common shares in the capital of 447;

  (c)
  the 100 common shares of 447 held by 446 shall be transferred to Newco (free and clear of Liens) in exchange for the issuance of 41,999 fully paid and non-assessable Class B Shares in the capital of Newco;

  (d)
  5 common shares in the capital of Walker Holdco held by Principals Holdco shall be transferred to Newco (free and clear of Liens) in exchange for the issuance of 162.5 fully paid and non-assessable Class A Series 1 shares of Newco;

  (e)
  5 common shares in the capital of Wolf Holdco held by Principals Holdco shall be transferred to Newco (free and clear of Liens) in exchange for the issuance of 162.5 fully paid and non-assessable Class A Series 2 shares of Newco;

  (f)
  5 common shares in the capital of Galifi Holdco held by Principals Holdco shall be transferred to Newco (free and clear of Liens) in exchange for the issuance of 25 fully paid and non-assessable Class A Series 3 shares of Newco;

  (g)
  5 common shares in the capital of Koob Holdco held by Principals Holdco shall be transferred to Newco (free and clear of Liens) in exchange for the issuance of 25 fully paid and non-assessable Class A Series 4 shares of Newco;

  (h)
  5 common shares in the capital of Palmer Holdco held by Principals Holdco shall be transferred to Newco (free and clear of Liens) in exchange for the issuance of 25 fully paid and non-assessable Class A Series 5 shares of Newco

  (i)
  95 common shares in the capital of Walker Holdco held by Principals Holdco shall be transferred to Newco I.5 (free and clear of Liens) in exchange for the issuance of 6,175 fully paid and non-assessable Class A-1, Series 1 Common Shares and 6,175 fully paid and non-assessable Class A Preferred Series 1 Shares in the capital of Newco I.5;

  (j)
  95 common shares in the capital of Wolf Holdco held by Principals Holdco shall be transferred to Newco I.5 (free and clear of Liens) in exchange for the issuance of 6,175 fully paid and non-assessable Class A-1, Series 2 Common Shares and 6,175 fully paid and non-assessable Class A Preferred Series 2 Shares in the capital of Newco I.5;

  (k)
  95 common shares in the capital of Galifi Holdco held by Principals Holdco shall be transferred to Newco I.5 (free and clear of Liens) in exchange for the issuance of 950 fully paid and non-assessable Class A-1, Series 3 Common Shares and 950 fully paid and non-assessable Class A Preferred Series 3 Shares in the capital of Newco I.5;

  (l)
  95 common shares in the capital of Koob Holdco held by Principals Holdco shall be transferred to Newco I.5 (free and clear of Liens) in exchange for the issuance of 950 fully paid and non-assessable Class A-1, Series 4 Common Shares and 950 fully paid and non-assessable Class A Preferred Series 4 Shares in the capital of Newco I.5;

  (m)
  95 common shares in the capital of Palmer Holdco held by Principals Holdco shall be transferred to Newco I.5 (free and clear of Liens) in exchange for the issuance of 950 fully paid and non-assessable Class A-1, Series 5 Common Shares and 950 fully paid and non-assessable Class A Preferred Series 5 Shares in the capital of Newco I.5;

  (n)
  Newco shall issue to RM Sub 42,000 fully paid and non-assessable Class C Common Shares in the capital of Newco in exchange for cash in the aggregate amount of US$76,830,000;

  (o)
  Newco I.5 shall issue to Newco 84,799 fully paid and non-assessable voting preferred shares and 84,799 fully paid and non-assessable Class B Common Shares in the capital of Newco I.5 in exchange for cash in the aggregate amount of US$76,830,000 and the transfer to Newco I.5 of 5 common shares in the capital of each of the Personal Holdcos (free and clear of Liens);

  (p)
  Newco II shall issue to RM Sub 100 fully paid and non-assessable Class A Common Shares in the capital of Newco II in exchange for cash in the aggregate amount of CDN$100;

  (q)
  Newco II shall issue to Newco I.5 1,000,000 fully paid and non-assessable Non-Voting Preferred Shares in the capital of Newco II in exchange for cash in the aggregate amount of US$76,830,000;

  (r)
  RM Sub shall advance the Newco Loan to Newco II in exchange for the Newco II Loan Note;

  (s)
  Magna shall issue to Newco II 20,000,000 fully paid and non-assessable Magna Class A Shares in exchange for cash in the aggregate amount of US$1,536,600,000;

  (t)
  Magna, Newco I.5, Newco II, 445, RM and RM Sub shall enter, and shall be deemed to have entered, into the Exchange Agreement;

  (u)
  Magna, Newco, Newco I.5, Principals Holdco, GKP Holdings Inc., SW CDN Holdings Inc., the Principals Parentcos, the Personal Holdcos and the Principals shall enter, and shall be deemed to have entered, into the Principals Exchange Agreement;

  (v)
  Section 2.6 of By-law No. 1B-92 of Magna shall be amended to remove the provisions that confer on the Chairman of the Magna Board the right to cast a second or deciding vote in the event of an equality of votes;

  (w)
  the number of directors on the Magna Board shall be increased from nine to 13 and the nominees elected to fill the four vacancies resulting from such increase shall be the persons set out below, who will hold office until the next annual meeting of Magna Shareholders or until their successors are elected or appointed:

Name	Resident Canadian
Belinda Stronach	Yes
Lady Barbara Thomas Judge	No
Gregory C. Wilkins	Yes
James D. Wolfensohn	No
  (x)
  * the Magna Class B Shares held by Dissenting Shareholders shall be deemed to be transferred to Magna for cancellation (free and clear of Liens) and such holders shall cease to have any rights as shareholders other than the right to be paid the fair value of their Magna Class B Shares as set out in Section 4.1;

  (y)
  * concurrently with the deemed transfers provided for in Section 3.1(x), all Magna Class B Shares, other than (i) Magna Class B Shares held by Dissenting Shareholders and (ii) Magna Class B Shares held by Newco or a subsidiary thereof, shall be transferred by the holders thereof to Magna (free and clear of Liens) in exchange for CDN$114.00 in cash per Magna Class B Share and shall be cancelled;

  (z)
  * with respect to each Magna Class B Share transferred or deemed to be transferred to Magna pursuant to Section 3.1(x) or 3.1(y) and concurrently with the deemed transfers provided for in Section 3.1(x):

  (i)
  the holder of each such Magna Class B Share shall cease to be the holder of record of such Magna Class B Share and such holder's name shall be removed as the holder of such Magna Class B Share from the register of Magna Class B Shares; and

  (ii)
  Magna shall be deemed to be the transferee of each such Magna Class B Share (free and clear of Liens) and each such Magna Class B Share shall be deemed to have been cancelled;

  (aa)
  * the rights privileges, restrictions and conditions attaching to the Magna Class B Shares shall be amended, and shall be deemed to have been amended, to provide that the number of votes attached to the outstanding Magna Class B shares shall be reduced to 300 votes per share; and

  (bb)
  except as otherwise specifically amended or modified by this Plan of Arrangement, the articles of arrangement of Magna dated March 6, 2005 shall be deemed to be, and shall continue to be deemed to be, in all respects, the articles of incorporation of Magna and the certificate of arrangement giving effect to the articles of arrangement of Magna dated March 6, 2005 shall be deemed to be, and shall continue to be deemed to be, in all respects, the certificate of incorporation of Magna.

3.2      * Adjustments to Consideration

The consideration payable by Magna with respect to each Magna Class B Share acquired by Magna pursuant to Section 3.1(y) shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Magna Class B Shares other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to Magna Class B Shares occurring after May 10, 2007 and prior to the Effective Time.

ARTICLE 4
RIGHTS OF DISSENT

4.1      * Rights of Dissent

Magna Minority Class B Shareholders may exercise dissent rights ("Dissent Rights") pursuant to and in the manner set forth in Section 185 of the Act, the Interim Order and this Section 4.1; provided that, notwithstanding Subsection 185(6) of the Act, the written objection to the Arrangement Resolution referred to in Subsection 185(6) of the Act must be received by Magna not later than 5:00 p.m. (Toronto time) on the Business Day immediately preceding the Meeting Date. Dissenting Shareholders shall be deemed to have transferred all the Magna Class B Shares held by them to Magna, as provided in Section 3.1(x), and, if ultimately determined not to be entitled, for any reason, to be paid fair value for their Magna Class B Shares, shall be deemed to have participated in the Arrangement on the same terms as a non-dissenting Magna Minority Class B Shareholder. In no case shall Magna or any other person be required to recognize such Dissenting Shareholders as holders of Magna Class B Shares after the completion of the deemed transfers provided for in Section 3.1(x).

ARTICLE 5
PAYMENT AND CERTIFICATES

5.1      Payment of Cash Consideration

  (a)
  At or before the Effective Time, RM Sub shall at the direction of Newco II deposit with the Transfer Agent for the credit of Magna the aggregate cash amount contemplated by Section 3.1(s) in immediately available funds, and the Transfer Agent shall authenticate and issue a certificate representing 20,000,000 Magna Class A Shares registered in the name of Newco II.

  (b)
  * At or before the Effective Time, Magna shall deposit, in immediately available funds, with the Depositary, for the benefit of the holders of Magna Class B Shares (other than Newco or a subsidiary thereof, and Dissenting Shareholders) cash in the aggregate amount equal to the payments contemplated by Section 3.1(y).

  (c)
  * Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented Magna Class B Shares that were transferred to Magna as provided in Section 3.1(y) together with a duly completed Letter of Transmittal and with such other documents and instruments as may be required by Magna to effect the surrender of the shares formerly represented by such certificate under the Act and the by-laws of Magna, and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor the cash payment (net of amounts required to be withheld pursuant to Section 5.4) which such holder is entitled to receive pursuant to Section 3.1(y) and the certificate so surrendered shall forthwith be cancelled.

  (d)
  * Subject to Section 5.3, Magna shall cause the Depositary, as soon as practicable following the later of the Effective Date and the date of deposit with the Depositary of the documentation as provided in Section 5.1(c), to deliver, in the manner set out in the Letter of Transmittal, a cheque representing the cash payment that such holder of Magna Class B Shares is entitled to receive pursuant to Section 3.1(y) and the Letter of Transmittal (net of amounts required to be withheld pursuant to Section 5.4).

  (e)
  * Until such time as a former holder of Magna Class B Shares complies with the provisions of Section 5.1(c), the cash payment which such holder is entitled to receive (net of amounts required to be withheld pursuant to Section 5.4) shall, subject to Section 5.3, be held by the Depositary in trust for such holder for payment to the holder, without interest, upon deposit with the Depositary of the documentation required under Section 5.1(c).

  (f)
  * Until surrendered as contemplated by this Section 5.1, each certificate which immediately prior to the Effective Date represented Magna Class B Shares that were exchanged as provided in Section 3.1(y) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (together with the documentation as provided in Section 5.1(c)) the cash payment which such holder is entitled to receive pursuant to Section 3.1(y).

5.2      * Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Magna Class B Shares that were transferred pursuant to Section 3.1(y) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will pay in exchange for such lost, stolen or destroyed certificate, the cash payment which such holder is entitled to receive pursuant to Section 3.1(y) (net of amounts required to be withheld pursuant to Section 5.4). When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom the payment is made shall, as a condition precedent to the delivery thereof, give a bond satisfactory to Magna and the Depositary in such sum as Magna may direct or otherwise indemnify Magna in a manner satisfactory to Magna against any claim that may be made against Magna with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3      * Extinction of Rights

If any holder of Magna Class B Shares fails for any reason to deliver to the Depositary for cancellation the certificates formerly representing Magna Class B Shares (or an affidavit of loss and bond or other indemnity pursuant to Section 5.2), together with such other documents or instruments required for such holder to receive payment for Magna Class B Shares pursuant to Section 3.1(y), on or before the sixth anniversary of the Effective Date, such holder shall be deemed to have donated and forfeited to Magna any cash (net of amounts required to be withheld pursuant to Section 5.4) held by the Depositary in trust for such holder to which such holder is entitled. At and after the Effective Time, any certificate formerly representing Magna Class B Shares shall represent only the right to receive the consideration provided in this Plan of Arrangement; provided that such certificates shall, on the sixth anniversary of the Effective Date, cease to represent a claim of any nature whatsoever and shall be deemed to have been surrendered to Magna and shall be cancelled.

5.4      * Withholding Rights

Magna and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Magna Class B Shares under this Plan of Arrangement, such amounts as Magna or the Depositary is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) and the regulations made thereunder, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case, as amended or superseded and subject to the provisions of any applicable income tax treaty between Canada and the country where the holder is resident. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Magna Class B Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted in accordance with applicable law to the appropriate taxing authority.

ARTICLE 6
AMENDMENTS

6.1      Amendments to Plan of Arrangement

  (a)
  Magna reserves the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by each of the Newco Parties, (iii) filed with the Court and, if made following the Magna Meeting, approved by the Court, and (iv) communicated to Magna Shareholders if and as required by the Court.

  (b)
  Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Magna at any time prior to the Magna Meeting (provided that each of the Newco Parties shall have consented thereto) with or without any other prior notice or communication, and if so proposed and approved by the persons voting at the Magna Meeting (as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

  (c)
  Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Magna Meeting shall be effective only if (i) it is consented to by Magna and each of the Newco Parties, and (ii) if required by the Court, it is approved by Magna Shareholders voting in the manner directed by the Court.

  (d)
  Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Magna, provided that it concerns a matter which, in the reasonable opinion of Magna, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any of the Newco Parties or any Magna Shareholder.

  (e)
  This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Transaction Agreement.

ARTICLE 7
FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

APPENDIX D

INTERIM ORDER

Court File No. 07-CL-7115

ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)

THE HONOURABLE	)	MONDAY, THE 30TH
)
JUSTICE STINSON	)	DAY OF JULY, 2007
)

    IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT, R.S.O. 1990, B.16, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

    AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF MAGNA INTERNATIONAL INC.

MAGNA INTERNATIONAL INC.	Applicant

ORDER

        THIS MOTION made by the Applicant / Moving Party, Magna International Inc. ("Magna"), pursuant to section 182(5) of the Business Corporations Act (Ontario), R.S.O. 1990, c. B.16, as amended (the "OBCA"), for an interim order (the "Interim Order") for advice and directions in connection with the within application (the "Application"), was heard this day at 330 University Avenue, Toronto, Ontario.

        ON READING the Notice of Application, Notice of Motion and the Affidavit of J. Brian Colburn, sworn July 26, 2007 (the "Colburn Affidavit"), and the exhibits thereto, and on hearing the submissions of counsel for Magna, counsel for the Stronach Trust and 445327 Ontario Limited, and counsel for Open Joint Stock Company Russian Machines ("Russian Machines") and Veleron Holding B.V., a wholly-owned subsidiary of Russian Machines ("Veleron"),

Definitions

1.
THIS COURT ORDERS that all terms not otherwise defined in this Interim Order shall have the meanings ascribed thereto in the draft proxy statement/management information circular of Magna (the "Circular") attached as Exhibit "A" to the Colburn Affidavit.

The Meeting

2.
THIS COURT ORDERS that Magna shall be permitted to call, hold and conduct the special meeting (the "Meeting") of Shareholders, at which the Shareholders will be asked to, among other things, consider and, if deemed advisable, pass, with or without variation, the Arrangement Resolution, a copy of which is attached as Appendix "A" to the draft Circular, to authorize, adopt and approve the Plan of Arrangement.

3.
THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the notice of the Meeting forming part of the Circular (the "Notice"), the OBCA, the articles and by-laws of Magna (including the quorum requirements thereof) and the terms of this Interim Order and any further Order of this Honourable Court.

4.
THIS COURT ORDERS that the only persons entitled to attend or speak at the Meeting shall be:

(a)
the registered Shareholders or their respective proxy holders;

(b)
the officers, directors, auditors, representatives and advisors of Magna;

(c)
the representatives and advisors of the Stronach Trust and Russian Machines; and

(d)
other persons who receive the permission of the Chair of the Meeting.

Amendments to the Plan of Arrangement

5.
THIS COURT ORDERS that Magna is authorized, subject to the terms of the Transaction Agreement and without additional notice to the Shareholders, to make such amendments, revisions and/or supplements to the Plan of Arrangement as it may determine, and the Plan of Arrangement, as so amended, revised and/or supplemented, shall be the Plan of Arrangement to be submitted to the Shareholders at the Meeting and shall be the subject of the Arrangement Resolution.

Adjournments and Postponements

6.
THIS COURT ORDERS that Magna, if it deems advisable, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of Shareholders respecting the adjournment or postponement. Notice of any such adjournment or postponement shall be given by such method as Magna may determine is appropriate in the circumstances. This provision shall not limit the authority of the Chair of the Meeting in respect of adjournments. If adjourned or postponed, references to the Meeting in this Interim Order shall be deemed to be to the Meeting as adjourned or postponed.

Record Date for Notice

7.
THIS COURT ORDERS that the record date for determining registered Shareholders entitled to receive the Notice and the Circular (including the form of proxy for use by such Shareholders, and the Letter of Transmittal for use by holders of Class B Shares) shall be the close of business on July 16, 2007, or such later date as may be established by Magna in accordance with applicable law (the "Record Date").

Notice of the Meeting

8.
THIS COURT ORDERS that Magna shall give notice of the Meeting, substantially in the form of the Notice, subject to Magna's ability to change dates and other relevant information in the final form of Notice. The Notice shall be mailed or delivered in accordance with paragraph 11 of this Interim Order. Failure or omission to give notice in accordance with paragraph 11 of this Interim Order, as a result of mistake or of events beyond the control of Magna, shall not constitute a breach of this Interim Order or a defect in the calling of the Meeting and shall not invalidate any resolution passed or proceedings taken at the Meeting, but if any such failure or omission is brought to the attention of Magna, then Magna shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

Solicitation of Proxies

9.
THIS COURT ORDERS that Magna is authorized to use proxies at the Meeting, substantially in the form accompanying the Circular, subject to Magna's ability to insert dates and other relevant information in the final form of proxy. Magna is authorized, at its expense, to solicit proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for that purpose, and by mail or such other forms of personal or electronic communication as it may determine. The time limits for the deposit of proxies shall be as set out in the Circular, and Magna may waive, in its discretion, such time limits if Magna deems it advisable to do so.

10.
THIS COURT ORDERS that Shareholders shall be entitled to revoke their proxies in accordance with subsections 110(4) and (4.1) of the OBCA (except as the procedures of those subsections are varied by this paragraph and the Circular) provided that any instruments in writing delivered pursuant to subsections 110(4)(a) and (4.1)(a) of the OBCA: (a) may be deposited at the registered office of Magna or with the authorized agent of Magna as set out in the Circular; and (b) any such instruments or revocations must be received by Magna no later than the time set out in the Circular. Magna may waive, in its discretion, the time limits for the revocation of proxies by Shareholders if Magna deems it advisable to do so.

Method of Distribution of Meeting Materials

11.
THIS COURT ORDERS that Magna is hereby authorized to distribute the Notice, the Circular (which shall include the Notice of Application and this Interim Order), and, where appropriate, the form of proxy (for registered Shareholders), a voting instruction form (for non-registered Shareholders and participants in Magna's deferred profit sharing plans and U.K. SIP (together, the "DPSPs"), and a letter of transmittal (for holders of Class B Shares), along with any other communications or documents determined by Magna to be necessary or desirable (collectively, the "Meeting Materials"), as follows:

(a)
to registered Shareholders, to the directors of Magna and to the auditor of Magna, respectively, by mailing same by pre-paid ordinary mail (or, alternatively, by delivery in person, by courier or inter-office mail), not later than twenty-one (21)

    days prior to the date established for the Meeting in the Notice. Distribution to such persons shall be to their addresses as they appear on the books and records of Magna as of the Record Date, or such later date as Magna may determine in accordance with the OBCA;

  (b)
  to non-registered Shareholders of Magna, by providing multiple copies of the Meeting Materials to intermediaries and registered nominees in a timely manner, in accordance with National Instrument No. 54-101 of the Canadian Securities Administrators;

  (c)
  to participants in Magna's Canadian DPSP and U.S. DPSP, by mailing same by pre-paid ordinary mail (or, alternatively, by delivery in person, by courier or inter-office mail), not later than twenty-one (21) days prior to the date established for the Meeting in the Notice. Distribution to such persons shall be to their addresses as they appear on the books and records of Magna as of the Record Date;

  (d)
  to participants in Magna's U.K. DPSP, U.K. SIP, Austrian DPSP and German DPSP by mailing same by pre-paid ordinary mail (or, alternatively, by delivery in person, by courier or inter-office mail), not later than twenty-one (21) days prior to the date established for the Meeting in the Notice, provided that such participants will not be sent the Circular but will be provided with instructions as to how to access a copy of the Circular. Distribution to such persons shall be to their addresses as they appear on the books and records of Magna as of the Record Date.

12.
THIS COURT ORDERS that Magna is hereby authorized to make such amendments, revisions or supplements to the Meeting Materials as Magna may determine in accordance with the terms of the Transaction Agreement ("Additional Information"), and that notice of such Additional Information, unless made prior to the initial distribution to Shareholders of the Meeting Materials, may be communicated to Shareholders by press release, newspaper advertisement or one of the methods by which the Meeting Materials will be distributed (e.g. by direct mailing or through intermediaries).

Deemed Receipt of Notice

13.
THIS COURT ORDERS that the Meeting Materials shall be deemed for the purposes of this Interim Order to have been received,

(a)
in the case of mailing, three (3) days after delivery thereof to the post office; and

(b)
in the case of delivery in person, on the date of delivery, or, in the case of delivery by courier or by inter-office mail, one (1) business day in Toronto Canada ("Business Day") after receipt by the courier or inter-office system.

14.
THIS COURT ORDERS that distribution of the Meeting Materials pursuant to paragraph 11 of this Interim Order shall constitute good and sufficient service and notice thereof upon all such persons of the Meeting and the within Application. Further, no other form of service of the Meeting Materials or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to the persons described in paragraph 11 of this Interim Order or to any other persons.

15.
THIS COURT ORDERS that a failure or omission to distribute the Meeting Materials in accordance with paragraph 11 of this Interim Order as a result of mistake or of events beyond the control of Magna shall not constitute a breach of this Interim Order and shall not invalidate any resolution passed or proceedings taken at the Meeting, but if any such failure or omission is brought to the attention of Magna, then Magna shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

Voting

16.
THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Arrangement Resolution shall be the registered Shareholders as at the close of business on the Record Date,

17.
THIS COURT ORDERS that, subject to further Order of this Honourable Court, the Arrangement Resolution must be passed at the Meeting by means of the following Shareholder approvals:

  (a)
  at least two-thirds of the votes cast by holders of Class A Subordinate Voting Shares and Class B Shares, voting together as a single class, present in person or represented by proxy at the Meeting;

  (b)
  at least two-thirds of the votes cast by the holders of Class B Shares, voting separately as a class, present in person or represented by proxy at the Meeting;

  (c)
  at least a simple majority of the votes cast by the holders of Class A Subordinate Voting Shares and Class B Shares, voting together as a single class, present in person or represented by proxy at the Meeting, excluding the votes attached to Class A Subordinate Voting Shares or Class B Shares held, directly or indirectly, by persons who are insiders within the meaning of the TSX Company Manual and, for greater certainty, such insiders include 445, the Principals, 865714 Ontario Inc., the MIC Trust and the MAG Trust and their respective related parties but do not include the DPSPs;

  (d)
  at least a simple majority of the votes cast by the Minority Class A Shareholders, voting separately as a class, present in person or represented by proxy at the Meeting; and

  (e)
  with respect only to the Class B Share Acquisition, at least a simple majority of the votes cast by Minority Class B Shareholders, voting separately as a class, present in person or represented by proxy at the Meeting.

  If the approvals set out in paragraphs (a), (b), (c), (d) and (e) are obtained, such approvals shall be sufficient to authorize Magna to do all such acts and things as may be necessary or desirable to give effect to the Plan of Arrangement including the Class B Share Acquisition and Class B Share Vote Reduction, on a basis consistent with what is provided for in the Circular, without the necessity of any further approval by the holders of Class A Subordinate Voting Shares and Class B Shares subject only to final approval of the Arrangement by this Honourable Court. If the approvals set out in paragraphs (a), (b), (c) and (d) are obtained, but the approval set out in paragraph (e) is not obtained, then such approvals as obtained shall be sufficient to authorize Magna to do all such acts and things as may be necessary or desirable to give effect to the Plan of Arrangement excluding the Class B Share Acquisition and the Class B Share Vote Reduction, on a basis consistent with what is provided for in the Circular, without the necessity of any further approval by the holders of Class A Subordinate Voting Shares and Class B Shares subject only to final approval of the Arrangement by this Honourable Court.

18.
THIS COURT ORDERS that in respect of the vote on the Arrangement Resolution, pursuant to the terms of the articles and by-laws:

(a)
each Class A Shareholder is entitled to one vote for each Class A Share held;

(b)
each Class B Shareholder is entitled to 500 votes for each Class B Share held;

  and pursuant to this Interim Order:

  (c)
  the trustees of the DPSPs shall vote the Class A Subordinate Voting Shares and/or Class B Shares held by their respective DPSPs in accordance with the voting instructions received from, and on a pro rata basis proportionate to the beneficial interests of, the participants in their respective DPSPs. The trustees of the DPSPs shall not vote Class A Subordinate Voting Shares and/or Class B Shares held in their respective DPSPs to the extent of the beneficial interests held by participants from whom they do not receive voting instructions; and

  (d)
  Illegible votes, spoiled votes, defective votes and abstentions shall be deemed not to be votes cast. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution (including the Class B Share Acquisition).

Dissent Rights

19.
THIS COURT ORDERS that each Registered Minority Class B Shareholder shall be entitled to exercise Dissent Rights in connection with the Class B Share Acquisition, and dissent and seek appraisal of the fair value of their Class B Shares in accordance with section 185 of the OBCA (except as the procedures of that section are varied by this Interim Order), provided that:

  (a)
  the Arrangement including the Class B Share Acquisition is approved and completed; and

  (b)
  notwithstanding subsection 185(6) of the OBCA, any Registered Minority Class B Shareholder who wishes to dissent must, as a condition precedent thereto, provide written objection to the Class B Share Acquisition to Magna in the form required by section 185 of the OBCA and the Circular, which written objection must be received by Magna not later than 5:00 p.m. (Toronto time) on the Business Day immediately preceding the Meeting and must otherwise strictly comply with the requirements of the OBCA.

20.
THIS COURT ORDERS that, provided that the Arrangement including the Class B Share Acquisition is approved and completed, Registered Minority Class B Shareholders who duly exercise such Dissent Rights as set out in paragraph 19 above and who are:

(a)
ultimately entitled to be paid fair value for their Class B Shares, shall be deemed to have transferred such Class B Shares as of the Effective Time, without any further act or formality and free and clear of Liens to Magna for cancellation in consideration for a payment of cash from Magna equal to such fair value; or

(b)
ultimately not to be entitled, for any reason, to be paid fair value for their Class B Shares, shall be deemed to have participated in the Arrangement as of the Effective Time, on the same basis as a non-dissenting holder of Class B Shares;

  but in no case shall Magna, Stronach Trust, Russian Machines, Veleron or any other person or entity be required to recognize such dissenting Shareholders as holders of Class B Shares after the Effective Time, and the names of such dissenting Shareholders shall be deleted from the registers of the holders of Class B Shares at the Effective Time.

Hearing of Application for Approval of the Arrangement

21.
THIS COURT ORDERS that, upon the passing of the Arrangement Resolution pursuant to the provisions of paragraph 17 hereof, Magna shall be permitted to apply to this Honourable Court for final approval of the Arrangement pursuant to the within Notice of Application or any amendment thereto.

22.
THIS COURT ORDERS that the only persons entitled to appear and be heard at the hearing of the within Application shall be:

(a)
Magna;

(b)
the Stronach Trust, Russian Machines, Veleron; and

(c)
any person who has filed a Notice of Appearance herein in accordance with the provisions of the Notice of Application, this Interim Order and the Rules of Civil Procedure.

23.
THIS COURT ORDERS that any Notice of Appearance served in response to the Notice of Application shall be served on counsel for Magna at the following address: Osler, Hoskin & Harcourt LLP, Box 50, 1 First Canadian Place, Suite 6100, Toronto, Ontario, M5X 1B8, Attention: Larry Lowenstein and Craig Lockwood, with a copy to counsel for the Stronach Trust at the following address: Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, ON, M5L 1B9, Attention: Peter C. Howard, and counsel for Russian Machines and Veleron at the following address: Bennett Jones LLP, 1 First Canadian Place, Suite 3400, Box 130, Toronto, Ontario, M5X 1A4, Attention: Rob Staley. Any such Notice of Appearance, along with any materials that a person intends to rely upon, shall be served on the above parties no less than 5 Business Days prior to the return of the Application, or any adjournment thereof.

24.
THIS COURT ORDERS that in the event the within Application for final approval does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons who served and filed a Notice of Appearance in accordance with paragraphs 22 and 23 shall be entitled to be given notice of the adjourned date.

Precedence

25.
THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the Magna Shares, or the articles or by-laws of Magna, this Interim Order shall govern.

Extra-Territorial Assistance

26.
THIS COURT seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any Province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States to act in aid of and to assist this Court in carrying out the terms of this Interim Order.

Variance

27.
THIS COURT ORDERS that Magna shall be entitled to seek leave to vary this order upon such terms and upon the giving of such notice as this Honourable Court may direct.

IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT, R.S.O. 1990, B.16, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE
AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF MAGNA INTERNATIONAL INC.
MAGNA INTERNATIONAL INC.

Applicant	Court File No. 07-CL-7115

Ontario SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST) Proceeding Commenced at Toronto
ORDER
OSLER, HOSKIN & HARCOURT LLP Barristers & Solicitors Box 50, 1 First Canadian Place Toronto, Canada M5X 1B8
Larry Lowenstein (LSUC #: 23120C) Tel: (416) 862-6454
Laura K. Fric (LSUC #: 36545Q) Tel: (416) 862-5899
Fax: (416) 862-6666
Solicitors for the Applicant, Magna International Inc.
F. 1101877

APPENDIX E

NOTICE OF APPLICATION

Court File No. 07-CL-7115

ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)

    IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT, R.S.O. 1990, B.16, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

    AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF MAGNA INTERNATIONAL INC.

MAGNA INTERNATIONAL INC.	Applicant

NOTICE OF APPLICATION

TO THE RESPONDENTS:

        A LEGAL PROCEEDING HAS BEEN COMMENCED by the Applicant. The claim made by the applicant appears on the following page.

        THIS APPLICATION will come on for a hearing before a Judge presiding over the Commercial List on August 30, 2007, at 10:00 a.m., or as soon after that time as the application may be heard, at 330 University Avenue, Toronto, Ontario.

        IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application, you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the applicant's lawyer or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

        IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the applicant's lawyer or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2 p.m. on the day before the hearing.

        IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Date July 26, 2007	Issued by	[Illegible]
Local registrar

330 University Avenue 7th Floor Toronto, Ontario

TO:	ALL HOLDERS OF CLASS A SUBORDINATE VOTING SHARES OF MAGNA INTERNATIONAL INC.

AND TO:	ALL HOLDERS OF CLASS B SHARES OF MAGNA INTERNATIONAL INC.

AND TO:	ALL PARTICIPANTS IN MAGNA INTERNATIONAL INC.'S CANADIAN DPSP, U.S. DPSP, U.K. DPSP, AUSTRIAN DPSP, and GERMAN DPSP

AND TO:	ALL DIRECTORS OF MAGNA INTERNATIONAL INC.

AND TO:	ERNST & YOUNG LLP 222 Bay Street Ernst & Young Tower P.O. Box 251 Toronto-Dominion Centre Toronto, ON M5K 1J7

Phone: 416-864-1234 Fax: 416-864-1174

Auditors for Magna International Inc.

AND TO:	STIKEMAN ELLIOTT LLP 5300 Commerce Court West 199 Bay Street Toronto, ON M5L 1B9

Peter C. Howard Tel: (416) 869-5500 Fax: (416) 947-0866

Counsel for the Stronach Trust and 445327 Ontario Limited

AND TO:	BENNETT JONES LLP 1 First Canadian Place Suite 3400, P.O. Box 130 Toronto, ON M5X 1A4

Robert W. Staley Tel: (416) 863-1200 Fax: (416) 863-1716

Counsel for Open Joint Stock Company Russian Machines and Veleron Holding B.V.

APPLICATION

1.     THE APPLICANT MAKES APPLICATION FOR:

  a)
  an interim order for advice and directions pursuant to section 182(5) of the Business Corporations Act (Ontario), R.S.O. 1990, B.16, as amended (the "OBCA") with respect to a proposed arrangement (the "Arrangement") of Magna International Inc. ("Magna");

  b)
  an order approving the Arrangement pursuant to sections 182(3) and 182(5) of the OBCA;

  c)
  an order abridging the time for service for this application, if necessary; and

  d)
  such further and other relief as this Honourable Court may deem just.

2.     THE GROUNDS FOR THE APPLICATION ARE:

  a)
  section 182 of the OBCA;

  b)
  all statutory requirements under the OBCA have been fulfilled or will be fulfilled by the date of the return of this Application;

  c)
  the Arrangement is procedurally and substantively fair and reasonable and is put forward in good faith;

  d)
  the directions set out, and shareholder approvals required pursuant to, any interim order this Court may grant have been followed and obtained, or will be followed and obtained, by the date of the return of this Application;

  e)
  all of the holders of shares of Magna are necessary or proper parties to this Application and certain of those holders are resident outside of Ontario and will be served at their addresses as they appear on the books and records of Magna pursuant to Rules 17.02(n) and 17.02(o) of the Rules of Civil Procedure and the

    terms of any interim Order for advice and directions granted by this Honourable Court;

  f)
  National Instrument No. 54-101 of the Canadian Securities Administrators;

  g)
  Rules 14.05(2), 14.05(3) and 38 of the Rules of Civil Procedure; and

  h)
  such further and other grounds as counsel may advise and this Honourable Court may permit.

3.     THE FOLLOWING DOCUMENTARY EVIDENCE WILL BE USED AT THE HEARING OF THE APPLICATION:

  a)
  such Interim Order as may be granted by this Honourable Court;

  b)
  an affidavit to be sworn on behalf of Magna and the exhibits thereto; and

  c)
  such further and other material as counsel may advise and this Honourable Court may permit.

July 26, 2007	OSLER, HOSKIN & HARCOURT LLP Barristers & Solicitors Box 50, 1 First Canadian Place Toronto, ON M5X 1B8

Larry Lowenstein (LSUC#: 23120C) Tel: (416) 862-6454

Laura K. Fric (LSUC #: 36545Q) Tel: (416) 862-5899

Fax: (416) 862-6666

Solicitors for the Applicant, Magna International Inc.

IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT, R.S.O. 1990, B.16, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE
AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF MAGNA INTERNATIONAL INC.
MAGNA INTERNATIONAL INC.

Applicant	Court File No. 07-CL-007115

Ontario SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST) Proceeding Commenced at Toronto
NOTICE OF APPLICATION
OSLER, HOSKIN & HARCOURT LLP Barristers & Solicitors Box 50, 1 First Canadian Place Toronto, Canada M5X 1B8
Larry Lowenstein (LSUC#: 23120C) Tel: (416) 862-6454
Laura K. Fric (LSUC #: 36545Q) Tel: (416) 862-5899
Fax: (416) 862-6666
Solicitors for the Applicant, Magna International Inc.

APPENDIX F

SECTION 185 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

185.
(1)     Rights of dissenting shareholders — Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

  (a)
  amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

  (b)
  amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

  (c)
  amalgamate with another corporation under sections 175 and 176;

  (d)
  be continued under the laws of another jurisdiction under section 181; or

  (e)
  sell, lease or exchange all or substantially all its property under subsection 184(3),

    a holder of shares of any class or series entitled to vote on the resolution may dissent.

  (2)
  Idem — If a corporation resolves to amend its articles in a manner referred to in subsection 170(1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

  (a)
  clause 170(1)(a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

  (b)
  subsection 170(5) or (6).

  (2.1)
  One class of shares — The right to dissent described in subsection (2) applies even if there is only one class of shares.

  (3)
  Exception — A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

  (a)
  amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

  (b)
  deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

  (4)
  Shareholder's right to be paid fair value — In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

  (5)
  No partial dissent — A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

  (6)
  Objection — A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent.

  (7)
  Idem — The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

  (8)
  Notice of adoption of resolution — The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

  (9)
  Idem — A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

  (10)
  Demand for payment of fair value — A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

  (a)
  the shareholder's name and address;

  (b)
  the number and class of shares in respect of which the shareholder dissents; and

  (c)
  a demand for payment of the fair value of such shares.

  (11)
  Certificates to be sent in — Not later than the thirtieth day after the sending of a notice under subsection (10) a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

  (12)
  Idem — A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section.

  (13)
  Endorsement on certificate — A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

  (14)
  Rights of dissenting shareholder — On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

  (a)
  the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

  (b)
  the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

  (c)
  the directors revoke a resolution to amend the articles under subsection 168(3), terminate an amalgamation agreement under subsection 176(5) or an application for continuance under subsection 181(5), or abandon a sale, lease or exchange under subsection 184(8), in which case the dissenting shareholder's rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

  (15)
  Offer to pay — A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

  (a)
  a written offer to pay for the dissenting shareholder's shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

  (b)
  if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

  (16)
  Idem — Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

  (17)
  Idem — Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

  (18)
  Application to court to fix fair value — Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

  (19)
  Idem — If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

  (20)
  Idem — A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

  (21)
  Costs — If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

  (22)
  Notice to shareholders — Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

  (a)
  has sent to the corporation the notice referred to in subsection (10); and

  (b)
  has not accepted an offer made by the corporation under subsection (15), if such an offer was made,

    of the date, place and consequences of the application and of the dissenting shareholder's right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

  (23)
  Parties joined — All dissenting shareholders who satisfy the conditions set out in clauses (22)(a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

  (24)
  Idem — Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

  (25)
  Appraisers — The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

  (26)
  Final order — The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22)(a) and (b).

  (27)
  Interest — The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

  (28)
  Where corporation unable to pay — Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

  (29)
  Idem — Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

  (a)
  withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder's full rights are reinstated; or

  (b)
  retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

  (30)
  Idem — A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

  (a)
  the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

  (b)
  the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

  (31)
  Court order — Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

  (32)
  Commission may appear — The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation.

QuickLinks

MAGNA INTERNATIONAL INC. NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS
MAGNA INTERNATIONAL INC. MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
NOTICE TO PARTICIPANTS IN MAGNA'S CANADIAN AND U.S. DPSPs
NOTICE TO PARTICIPANTS IN MAGNA'S U.K., AUSTRIAN AND GERMAN PLANS
CURRENCY
FORWARD LOOKING STATEMENTS
INFORMATION CONTAINED IN THIS CIRCULAR
GLOSSARY OF TERMS
QUESTIONS AND ANSWERS ABOUT THE ARRANGEMENT AND THE MEETING
SUMMARY
INFORMATION REGARDING THE MEETING
HOW TO VOTE YOUR SHARES
BACKGROUND TO THE PROPOSAL AND THE ARRANGEMENT
Geographic and Customer Concentration
Estimated Increase in Production Units: 2006-2012
Russia: Anticipated Growth in Automotive Production and Sales: 2006-2012
THE ARRANGEMENT
TRANSACTION AGREEMENT
TRANSACTION DOCUMENTS
PRINCIPAL LEGAL MATTERS
INFORMATION CONCERNING MAGNA
PROPOSED SUBSTANTIAL ISSUER BID
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
INFORMATION CONCERNING RUSSIAN MACHINES, RM SUB, THE STRONACH TRUST, 445, 446, THE PRINCIPALS, NEWCO, NEWCO I.5 AND NEWCO II
CERTAIN INCOME TAX CONSIDERATIONS FOR SHAREHOLDERS
DISSENTING SHAREHOLDERS' RIGHTS
RISK FACTORS
OTHER INFORMATION AND MATTERS
DOCUMENTS INCORPORATED BY REFERENCE
EXECUTIVE COMPENSATION
PROXY SOLICITATION AND DEPOSITARY
LEGAL MATTERS
ADDITIONAL INFORMATION
QUESTIONS AND FURTHER ASSISTANCE
APPROVAL OF MAGNA
CONSENT OF CIBC WORLD MARKETS INC.
CONSENT OF OSLER, HOSKIN & HARCOURT LLP
APPENDIX A SPECIAL RESOLUTION OF THE MAGNA SHAREHOLDERS
APPENDIX B FAIRNESS OPINION
APPENDIX C PLAN OF ARRANGEMENT
APPENDIX D INTERIM ORDER
APPENDIX E NOTICE OF APPLICATION
APPENDIX F SECTION 185 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)